UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14(a)-12

TWEEN BRANDS, INC.

(Exact name of Registrant as specified in its charter)

_____________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.

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(4)	Date filed:

A MERGER IS PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholder:

We are pleased to inform you that Tween Brands, Inc. has agreed, subject to stockholder approval and upon the terms and subject to the conditions set forth in the merger agreement, to be acquired by The Dress Barn, Inc. pursuant to a merger in which a wholly owned subsidiary of Dress Barn will be merged with and into Tween Brands, with Tween Brands surviving.

You are cordially invited to attend a special meeting of Tween Brands stockholders at 9:00 a.m. Eastern Time on  November 25, 2009 at Tween Brands’ corporate offices, located at 8323 Walton Parkway, New Albany, Ohio, to consider and vote upon a proposal to adopt the merger agreement. Only stockholders who hold shares of Tween Brands common stock at the close of business on October 26, 2009 will be entitled to vote. You may vote your shares at the special meeting only if you are present in person or represented by proxy.

If the planned merger takes place, each outstanding share of Tween Brands common stock will be converted into the right to receive 0.47 shares of Dress Barn common stock (or such adjusted amount of shares as described herein). Dress Barn common stock is listed on The Nasdaq Global Select Market under the symbol “DBRN.” Based on the last reported sale price per share of Dress Barn common stock on  October 23, 2009, the latest practicable date before the date of this proxy statement/prospectus, the 0.47 exchange ratio represented approximately $9.11  in value for each share of Tween Brands common stock. Dress Barn expects to issue approximately 11.8 million shares of Dress Barn common stock to Tween Brands stockholders, based on Tween Brands’ shares of common stock and equity awards outstanding as of  October 26, 2009. THE BOARD OF DIRECTORS OF TWEEN BRANDS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ARE ADVISABLE AND IN THE BEST INTERESTS OF, AND FAIR TO, TWEEN BRANDS AND ITS STOCKHOLDERS AND HAS APPROVED SUCH ITEMS AND RECOMMENDS THAT HOLDERS OF TWEEN BRANDS COMMON STOCK VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

You are also being asked to approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

In light of the importance of the merger proposal, we urge you to attend the special meeting. Your vote is very important. Whether or not you expect to attend the special meeting, please submit the enclosed proxy card (or submit your proxy over the telephone or the Internet) as soon as possible to ensure that your shares are represented at the special meeting. Returning your proxy card (or submitting your proxy over the telephone or the Internet) will not prevent you from attending the special meeting and voting in person should you choose to do so. If your shares are held in “street name” by your broker, you should instruct your broker to vote your shares by following the directions your broker provides. Please note that a failure to vote your shares either in person at the meeting or by submitting a proxy or voting instruction form is the equivalent of a vote against the merger.

The enclosed proxy statement/prospectus provides you with important information about the proposed merger. Please give this information your careful attention. In particular, you should read and consider carefully the discussion in the section entitled “Risk Factors” beginning on page 31 of the proxy statement/prospectus.

Sincerely,

MICHAEL W. RAYDEN
Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN OR THE DRESS BARN COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated October 26, 2009, and is first being mailed to stockholders of Tween Brands on or about October 27, 2009.

ADDITIONAL INFORMATION

We incorporate by reference important business and financial information about Tween Brands and Dress Barn into this proxy statement/prospectus that is not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 106. You may obtain these documents through the Securities and Exchange Commission website at www.sec.gov. You may also request a copy of these documents at no cost by writing or telephoning Dress Barn or Tween Brands, as the case may be, at:

The Dress Barn, Inc. 30 Dunnigan Drive Suffern, New York 10901 (845) 369-4500	Tween Brands, Inc. 8323 Walton Parkway New Albany, Ohio 43054 (614) 775-3500

You may also obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Morrow & Co., LLC, Tween Brands’ proxy solicitation agent, at the following address and telephone number:

Morrow & Co., LLC
470 West Ave.
Stamford, CT 06902

To obtain timely delivery of such information, you must request such information no later than November 18, 2009.

TWEEN BRANDS, INC.
8323 Walton Parkway
New Albany, Ohio 43054
(614) 775-3500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On November 25, 2009

MEETING TIME	9:00 a.m., Eastern Time
DATE	November 25, 2009
LOCATION	Corporate offices of Tween Brands, located at 8323 Walton Parkway, New Albany, Ohio.
ITEMS OF BUSINESS

(1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 24, 2009, by and among The Dress Barn, Inc., Thailand Acquisition Corp. and Tween Brands, Inc., as such agreement may be amended from time to time.

(2) To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

(3) To consider and act upon such other business and matters or proposals as may properly come before the special meeting or any adjournment or postponement thereof.
PROXY STATEMENT	The enclosed proxy statement/prospectus describes the business of the special meeting. Please read it carefully before deciding how to vote.

RECORD DATE

The board of directors of Tween Brands has set October 26, 2009 as the record date for the special meeting. This means that owners of shares of Tween Brands common stock as of the close of business on that day are entitled to receive this Notice of Special Meeting and vote at the special meeting and any adjournments or postponements of the special meeting. A list of stockholders of record will be available for inspection at the special meeting and, during the ten days prior to the special meeting, in the Investor Relations office at Tween Brands’ address listed above. At the close of business on the record date, Tween Brands had 24,873,234 shares of common stock outstanding and entitled to vote.

PROXY VOTING

Your vote is important. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Tween Brands common stock entitled to vote at the special meeting is necessary to adopt the merger agreement (Proposal No. 1). In addition, the merger agreement conditions the consummation of the merger upon, among other things, such affirmative vote being obtained. The affirmative vote of the holders of a majority of shares of Tween Brands common stock present in person or represented by proxy at the special meeting and voting thereon is required for approval of the adjournment of the special meeting in certain circumstances (Proposal No. 2). We encourage you to read the enclosed proxy statement/prospectus and to submit a proxy so that your shares will be represented and voted even if you do not attend the special meeting. You may submit your proxy over the Internet, by telephone or by mail. If you do attend the special meeting, you may revoke your proxy and vote in person.

By order of the Board of Directors of Tween Brands, Inc.

MICHAEL W. RAYDEN Chairman and Chief Executive Officer

October 27, 2009

After careful consideration, the board of directors of Tween Brands has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable and in the best interests of, and fair to, Tween Brands and you, the Tween Brands stockholders. The board of directors of Tween Brands unanimously recommends that you vote “FOR” Proposal No. 1, the adoption of the merger agreement, and “FOR” Proposal No. 2, the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Important Notice Regarding the Availability of Proxy Materials for Tween Brands’ Special Meeting of Stockholders to Be Held on November 25, 2009: The accompanying proxy statement/prospectus is available at www.tweenbrands.com.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference forward-looking statements and information that are based on the current beliefs and expectations of the respective managements of Dress Barn and Tween Brands as well as assumptions made by, and information currently available to, Dress Barn and its subsidiaries or Tween Brands and its subsidiaries, as the case may be.

Examples of forward-looking statements include statements regarding Dress Barn’s or Tween Brands’ future financial results, operating results, business strategies, projected costs, competitive prices, and plans and objectives of management for future operations. When used in or incorporated by reference into this proxy statement/prospectus, the words “anticipate,” “believe,” “plan,” “estimate,” “expect” and “intend” and other similar expressions, as they relate to Dress Barn or Tween Brands or their respective managements or stockholders, are intended to identify forward-looking statements.

These forward-looking statements reflect the current views of Dress Barn and Tween Brands with respect to future events and are subject to a number of known and unknown risks, delays, uncertainties and other important factors not under Dress Barn’s or Tween Brands’ control, including: those set forth under the heading “Risk Factors” beginning on page 31 of this proxy statement/prospectus; the risks described in Dress Barn’s filings with the Securities and Exchange Commission, which we refer to as the SEC, including Dress Barn’s Annual Report on Form 10-K for the fiscal year ended July 25, 2009; the risks described in Tween Brands’ filings with the SEC, including Tween Brands’ Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended May 2, 2009 and August 1, 2009; and the following important factors and assumptions, that could affect the future results of Dress Barn following the merger, or the future results of Tween Brands and Dress Barn if the merger does not occur, and could cause actual results to differ materially from the results, performance or other expectations implied or expressed in any forward-looking statements:

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the risk that expected cost savings from the merger may not be fully realized within the expected time frames or at all;

•	the risk that Dress Barn’s net sales following the merger may be lower than expected;

•	the possibility that the merger will not close, including due to failure to receive required stockholder or regulatory approvals, or the failure of other closing conditions;

•	adverse outcomes of pending or threatened litigation;

•	the ability to attract and retain qualified management and other personnel; and

•	changes in general economic and market conditions.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither Dress Barn nor Tween Brands undertakes any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction for which I am being asked to vote?
A:

You are being asked to adopt the Agreement and Plan of Merger, dated as of June 24, 2009, as such agreement may be amended from time to time, which we refer to as the merger agreement, entered into by and among The Dress Barn, Inc., a Connecticut corporation, which we refer to as Dress Barn, Thailand Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Dress Barn, which we refer to as Merger Sub, and Tween Brands, Inc., a Delaware corporation, which we refer to as Tween Brands. The merger agreement provides that at the effective time of the merger, Merger Sub will merge with and into Tween Brands, with Tween Brands surviving following the merger. Following the merger, Tween Brands will continue to operate as a separate wholly owned subsidiary of Dress Barn.

Q:	Why am I receiving this proxy statement/prospectus?
A:

You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Tween Brands as of the close of business on the record date. This document serves as both a proxy statement of Tween Brands, used to solicit proxies for the special meeting of Tween Brands stockholders, and as a prospectus of Dress Barn, used to offer shares of Dress Barn common stock to Tween Brands stockholders in exchange for shares of Tween Brands common stock pursuant to the terms of the merger agreement. This document contains important information about the merger, the shares of Dress Barn common stock to be issued pursuant to the merger and the special meeting of Tween Brands stockholders, and you should read it carefully.

Q:	What will I be entitled to receive pursuant to the merger?
A:

In the merger, each outstanding share of Tween Brands common stock will be converted into the right to receive 0.47 shares of Dress Barn common stock (or such adjusted amount of shares as described below), which we refer to as the exchange ratio; however, if the aggregate number of shares of Dress Barn common stock to be issued in the merger pursuant to the merger agreement would exceed 19.99% of Dress Barn’s total issued and outstanding shares of common stock immediately prior to the effective time of the merger (19.99% of such issued and outstanding shares rounded down to the nearest whole share is referred to as the maximum share number), then the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Dress Barn common stock issuable in the merger pursuant to the merger agreement equals the maximum share number. Tween Brands stockholders will not receive any fractional shares of Dress Barn common stock in the merger. Instead, any stockholder who would otherwise be entitled to a fractional share of Dress Barn common stock will be entitled to receive an amount in cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the volume weighted average price per share of Dress Barn common stock (rounded to the nearest cent) on The Nasdaq Global Select Market for the 20 consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger (as reported by Bloomberg LP for each such trading day, or, if not reported by Bloomberg LP, any other authoritative source reasonably selected by Dress Barn), which we refer to as the measurement price.

Q:	How did you determine the merger consideration to be paid to holders of Tween Brands common stock?
A:

The merger consideration was determined as a result of arm’s-length negotiations between the management of Tween Brands and its board of directors, on the one hand, and the management of Dress Barn and its board of directors, on the other hand.

Q:	Why are we proposing the merger?
A:

The board of directors of Tween Brands believes that the proposed merger is in the best interests of Tween Brands and its stockholders. For a discussion of our reasons for the merger, we urge you to read the information under “The Merger—Recommendations of the Board of Directors of Tween Brands; Tween Brands’ Reasons for the Merger” beginning on page 48 of this proxy statement/prospectus.

Q:	What are Dress Barn’s reasons for the merger?
A:

Dress Barn’s management believes that its acquisition of Tween Brands will provide Dress Barn strategic and financial benefits, including a market leading position in the tween girls’ apparel market, a complementary demographic to Dress Barn’s existing target consumers. For a further discussion of Dress Barn’s reasons for the merger, we urge you to read the information under “The Merger—Dress Barn’s Reasons for the Merger” beginning on page 63 of this proxy statement/prospectus.

Q:	When do you expect the merger to be completed?
A:

We expect to complete the merger within two business days after the day on which all the conditions set forth in the merger agreement are either satisfied or waived. We currently anticipate that the merger will close in the fourth calendar quarter of 2009.

Q:	What vote is required for adoption of the merger agreement?
A:

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Tween Brands common stock entitled to vote at the special meeting. If you do not submit a proxy or voting instruction form or do not vote in person at the meeting, or if you “ABSTAIN” from voting on the adoption of the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement. You are entitled to vote on the adoption of the merger agreement if you held shares of Tween Brands common stock at the close of business on the record date, which is October 26, 2009. On that date, 24,873,234 shares of Tween Brands common stock were outstanding and entitled to vote.

As of the record date, executive officers and directors of Tween Brands held an aggregate of 225,187 shares of Tween Brands common stock, which represents approximately 0.9% of all shares entitled to vote at the special meeting.

Q:	How does the board of directors of Tween Brands recommend that I vote?
A:

The board of directors of Tween Brands unanimously recommends that you vote your shares “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting of Tween Brands stockholders to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Q:	What do I need to do now?
A:

After carefully reading and considering the information contained in this proxy statement/prospectus, including its annexes, please fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. You may also submit a proxy for your shares on the Internet or by telephone. If you properly submit a proxy, the persons named as proxies will vote your shares at the special meeting as you direct on the proxy. If you properly submit a proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposals listed in the notice for the special meeting and in the best judgment of the named proxies with respect to any other matters properly presented for a vote at the special meeting. If you do not submit a proxy or voting instruction form or do not vote in person at the meeting, or if you “ABSTAIN” from voting on the adoption of the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement. If you do not submit a proxy or voting instruction form or do not vote in person at the meeting, or if you “ABSTAIN” from voting on the proposal to adjourn the special meeting, if necessary, your shares will not be counted in determining the outcome of the adjournment proposal. YOUR VOTE IS VERY IMPORTANT.

Q:	May I vote in person?
A:

If your shares of Tween Brands common stock are registered directly in your name with Tween Brands’ transfer agent, American Stock Transfer & Trust Co., you are considered the stockholder of record with respect to those shares and this proxy statement/prospectus is being sent to you by Tween Brands. If you are a Tween Brands stockholder of record as of the close of business on the record date, you may attend the special meeting of Tween Brands stockholders and vote your shares in person rather than signing and returning your proxy card or otherwise providing proxy instructions.

If your shares of Tween Brands common stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being forwarded to you by your bank, broker or nominee, who is considered the record holder with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee how to vote, and you are also invited to attend the annual meeting. However, since you are not the record holder, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the bank, broker or nominee, giving you the right to vote the shares at the special meeting. Your bank, broker or nominee has provided voting instructions for your use.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A:

You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares without your instructions on matters that are not considered routine under rules of the New York Stock Exchange, which we refer to as the NYSE. We believe that the proposal to adopt the merger agreement and the proposal to adjourn the special meeting are not considered routine matters under the rules of the NYSE. Therefore, your broker cannot vote shares of Tween Brands common stock that it holds in “street name” on either proposal unless you return the voting instruction form you received from your broker. Accordingly, we do not believe that there will be any broker non-votes occurring in connection with either proposal at the special meeting. Please note, however, that if you properly return the voting instruction form to your broker but do not indicate how you want your shares to be voted, your shares will be voted “FOR” the proposals listed in the notice for the special meeting and in the best judgment of the named proxies with respect to any other matters properly presented for a vote at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?
A:	You may change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may do this by:

•	voting in person at the special meeting;

•	delivering a written notice of revocation dated after the proxy to Tween Brands’ Corporate Secretary; or

•	delivering another proxy dated after the previous proxy.

If you hold shares through a bank, broker or other nominee, you must contact your bank, broker or nominee for information on how to revoke your proxy or change your vote. Attendance at the special meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	Should I send in my stock certificates now?
A:

No. If the merger agreement is adopted at the special meeting and the merger is thereafter completed, you will receive written instructions for exchanging your stock certificates for the merger consideration.

Q:	What happens if I transfer my shares of Tween Brands common stock after the record date?
A:

The record date for the special meeting is earlier than the effective date of the merger. Therefore, transferors of shares of Tween Brands common stock after the record date but prior to the consummation of the merger will retain their right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares.

Q:	Am I entitled to appraisal rights?
A:

Under Delaware law, Tween Brands stockholders will not be entitled to appraisal rights in connection with the merger. Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, which governs appraisal rights, provides that no appraisal rights are available for shares of stock of a constituent corporation if (i) the shares of stock of the constituent corporation are listed on a national securities exchange and (ii) the stockholders of the constituent corporation are required by the terms of the merger agreement to accept shares of stock of another corporation as consideration in a merger, which shares of stock of the other corporation are listed on a national securities exchange, and the merger consideration consists solely of such shares, other than cash in lieu of fractional shares. Tween Brands common stock is listed on the NYSE. In addition, pursuant to the merger agreement, outstanding shares of Tween Brands common stock will be converted into the right solely to receive shares of Dress Barn common stock, which is listed on The Nasdaq Global Select Market, in accordance with the exchange ratio, other than fractional shares, which will be payable in cash. See “The Merger—Appraisal Rights” beginning on page 74.

Q:	What are the material U.S. federal income tax consequences of the merger?

The merger has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, for U.S. federal income tax purposes, and it is a condition to the completion of the merger that Dress Barn and Tween Brands receive written opinions from their respective counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as such a reorganization, you will not recognize gain or loss on the exchange of your Tween Brands stock for Dress Barn stock, although gain or loss may be recognized upon the receipt of cash in lieu of fractional shares.

Tax matters are very complicated, and the tax consequences of the merger to a particular Tween Brands stockholder will depend in part on such stockholder’s particular circumstances. Accordingly, you should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For a more detailed description of the tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 72.

Q:	As a Tween Brands stockholder, what risks should I consider in deciding whether to vote in favor of the merger?
A:

You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 31, which sets forth and incorporates by reference certain risks and uncertainties related to the merger and certain risks and uncertainties to which the combined company’s business will be subject.

Q:	How will the merger affect options to purchase common stock of Tween Brands, shares subject to vesting and restricted share units?
A:	At the effective time of the merger, pursuant to the terms of the merger agreement, each outstanding and unexercised option granted by Tween Brands to purchase shares of Tween Brands common stock will be cancelled and automatically converted into the right to receive from Dress Barn or Tween Brands, as the surviving corporation in the merger, a lump sum cash payment (without interest) equal to (i) the amount, if any, by which the exchange ratio multiplied by the measurement price, which product we refer to as the measurement value, exceeds the per share exercise price of such Tween Brands stock option, multiplied by (ii) the number of shares of Tween Brands common stock issuable upon exercise of such Tween Brands option in full (whether such Tween Brands option is vested or unvested, but not to the extent it has already been exercised), with the aggregate amount of such payment rounded to the nearest cent. After the effective time of the merger, any such cancelled Tween Brands stock option will no longer be exercisable by the former holder of such option, but will only entitle the holder to the payment described in the preceding sentence. At the effective time of the merger, any Tween Brands stock option with an exercise price equal to or greater than the measurement value will be cancelled without consideration and be of no further force and effect.

Each outstanding share of Tween Brands common stock, or outstanding restricted share unit representing the right to receive a share of Tween Brands common stock, subject to vesting or other lapse restrictions under Tween Brands’ equity compensation plans will become fully vested and free of such restrictions immediately prior to the effective time of the merger and will be converted into the right to receive the per share merger consideration as described above for other Tween Brands stockholders, including cash in lieu of fractional shares of Dress Barn common stock and any dividend or other distributions to which such holder is entitled.

Q:	Who is paying for this proxy solicitation?
A:

Tween Brands is making this solicitation and will pay the entire cost of preparing and distributing these proxy materials and soliciting proxies. Tween Brands has also retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, a proxy solicitation firm, to solicit proxies on behalf of Tween Brands. Tween Brands has agreed to pay Morrow & Co., LLC an estimated fee of $7,500, plus its out-of-pocket expenses in connection with such solicitation of proxies on behalf of Tween Brands. In addition to these mailed proxy materials, Tween Brands’ directors and employees may also solicit proxies or votes in person, by mailing additional materials, by telephone, by electronic mail or by postings on the internet. Directors and employees will not be paid any additional compensation for soliciting proxies. Tween Brands will also reimburse brokerage firms, banks and other nominees for their costs in forwarding proxy materials to its beneficial owners.

Q:	Who can help answer my questions?
A:

If you have any questions or need further assistance in voting your shares of Tween Brands common stock, or if you need additional copies of this proxy statement/prospectus or the proxy card, please contact Tween Brands, Inc., 8323 Walton Parkway, New Albany, Ohio 43054, Attention: Investor Relations Department, telephone number (614) 775-3500.

SUMMARY

This summary highlights selected information contained or incorporated by reference in this proxy statement/prospectus and may not contain all of the information that is important to you. This summary is not intended to be complete and reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this proxy statement/prospectus and the annexes attached to this proxy statement/prospectus. To fully understand the merger, and for a more complete description of the legal terms of the merger, you should read carefully this proxy statement/prospectus, together with the annexes and the documents to which we refer you. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. We encourage you to read these documents in their entirety for a more complete description of the merger, because they are the legal documents that govern the merger. In addition, we incorporate by reference important business and financial information about Tween Brands and Dress Barn into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 106. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

Information About the Companies

The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New York 10901
(845) 369-4500

The Dress Barn, Inc. operates women’s apparel specialty stores, principally under the names “dressbarn,” “dressbarn woman” and “maurices.” Since Dress Barn’s retail business began in 1962, it has established, marketed and expanded its brands as a source of fashion and value. Dress Barn offers a lifestyle-oriented, stylish, value-priced assortment of career and casual fashions tailored to its customers’ needs. As of July 25, 2009, Dress Barn operated 1,559 stores in 48 states and the District of Columbia, including 684 dressbarn Combo stores (a combination of dressbarn and dressbarn woman brands), 721 maurices stores, 120 dressbarn stores and 34 dressbarn woman stores.

The dressbarn stores are typically operated as Combo stores, offering both dressbarn and larger-sized dressbarn woman merchandise. Dress Barn also operates stand-alone dressbarn and dressbarn woman stores in certain markets. The dressbarn brands cater to 35- to 55-year-old women, sizes 4 to 24. The dressbarn stores offer in-season, moderate to better quality career and casual fashion at value prices, and are located primarily in convenient strip shopping centers in major trading and high-density markets and surrounding suburban areas. Dress Barn’s centrally managed merchandise selection is changed and augmented frequently to keep its merchandise presentation fresh and exciting. Carefully edited, coordinated merchandise is featured in a comfortable, easy-to-shop environment, staffed by friendly, service-oriented salespeople.

Dress Barn’s maurices stores cater to the apparel and accessory needs of 17- to 34-year-old women and are typically located in small markets with populations of approximately 25,000 to 100,000. The maurices stores offer moderately priced, up-to-date fashions, sizes 4 to 24, designed to appeal to a younger female customer than the dressbarn brands. The maurices merchandise is primarily sold under two brands, maurices and Studio Y. The maurices brand encompasses women’s casual clothing, career wear and accessories. Studio Y represents women’s dressy apparel. The maurices stores are typically located near large discount and department stores to capitalize on the traffic those retailers generate. Dress Barn seeks to differentiate maurices from those retailers by offering a wider selection of style, color and current fashion and by the shopping experience Dress Barn offers, which emphasizes a visually stimulating environment with a helpful staff. While the maurices stores offer a core merchandise assortment, individual maurices stores vary and augment their merchandise assortment to reflect individual store demands and local market preferences.

All of Dress Barn’s stores are directly managed and operated by Dress Barn. Virtually all of Dress Barn’s stores are open seven days a week and most evenings. Dress Barn utilizes creative incentive programs and comprehensive training programs to ensure that its customers receive friendly and helpful service.

Since the acquisition of maurices in 2005, Dress Barn has sought appropriate opportunities to generate synergies through leveraging certain centralized functions, such as taxes, purchasing, lease administration, imports and loss prevention. Dress Barn believes its synergies have improved both dressbarn’s and maurices’ performance.

Locations and Properties

As of July 25, 2009, Dress Barn operated 1,559 stores in 48 states and the District of Columbia, of which 1,001 of the stores were located in strip centers and 233 stores were located in outlet centers. During the fiscal year ended July 25, 2009, or fiscal 2009, no store accounted for as much as 1% of our total sales. The table below indicates the type of shopping facility in which the stores were located:

Type of Facility	Dress Barn Stores	Dress Barn woman Stores	Combo Stores	maurices Stores	Total
Strip Shopping Centers	76	15	499	411	1,001
Outlet Malls and Outlet Strip Centers	29	16	158	30	233
Free Standing, Downtown and Enclosed Malls	15	3	27	280	325

Total	120	34	684	721	1,559

As of July 25, 2009, dressbarn had 6.4 million total square feet in all its stores and maurices had 3.5 million total square feet. All of Dress Barn’s store locations are leased. Dress Barn’s leases typically contain renewal options and also provide an option to terminate at little or no cost, particularly in the early years of a lease, if specified sales volumes are not achieved. The dressbarn stores are primarily concentrated in the northeast while the maurices stores are primarily concentrated in the Midwest.

During fiscal 2009, Dress Barn opened 31 dressbarn Combo stores, and converted six existing stores to Combo stores. Dress Barn opened 49 maurices stores during fiscal 2009. Dress Barn evaluates store-level performance and seeks to close or relocate underperforming stores. During fiscal 2009, Dress Barn closed 24 locations, including 19 dressbarn stores and five maurices stores. Dress Barn expects to open approximately 50 new stores for the 53-week period ending on July 31, 2010, or fiscal 2010, comprised of approximately 15 dressbarn locations (almost all of which will be Combo stores) and approximately 35 maurices locations. Net of store closings, Dress Barn currently plans dressbarn square footage to be flat and to increase its aggregate maurices square footage by approximately 4% for a net increase of approximately 2% in fiscal 2010.

Dress Barn owns an approximately 900,000 square-foot distribution/office facility and 16 acres of adjacent land in Suffern, New York, which houses, in approximately 510,000 square feet, Dress Barn’s corporate offices and its dressbarn distribution center, with the remainder of the facility leased to two third parties. Dress Barn owns maurices’ corporate headquarters in downtown Duluth, Minnesota, which is composed of three office buildings totaling approximately 151,000 square feet. Dress Barn also owns an approximately 360,000 square-foot distribution center in Des Moines, Iowa, which houses its maurices warehousing and distribution operations.

Advertising and Marketing

Dress Barn relies on direct mail, national print advertising in lifestyle magazines and compelling window and in-store marketing materials to communicate its fashion and promotional message.

Dress Barn utilizes a customer relationship management system to track customer transactions and determine strategic decisions for its direct mail initiatives. Dress Barn pursues a public relations strategy to garner editorial exposure.

Dress Barn participates in national cause-related marketing initiatives that resonate with its customers, creating brand affinity. Dress Barn’s current key partners in these programs include The American Cancer Society, Dress for Success and American Heart Association. Dress Barn believes these programs, which are conducted at the local level, reinforce that its stores are important members of their communities.

Trademarks

Dress Barn has U.S. Certificates of Registration of Trademark and trademark applications pending for the operating names of its stores and its major private label merchandise brands. Dress Barn believes its dressbarn, dressbarn woman, maurices, Studio Y and YVOS trademarks are material to the continued success of its business. Dress Barn also believes that its rights to these trademarks are adequately protected.

Associates

As of July 25, 2009, Dress Barn had approximately 14,100 associates, approximately 8,600 of whom worked part-time. Dress Barn typically adds temporary associates during peak selling periods. None of its associates are covered by any collective bargaining agreement. Dress Barn considers its associate relations to be good.

Seasonality

Dress Barn has historically experienced substantially lower earnings in its second fiscal quarter ending in January, reflecting the intense promotional atmosphere that has characterized the holiday shopping season in recent years. In addition, its quarterly results of operations may fluctuate materially depending on, among other things, adverse weather conditions, shifts in timing of certain holidays, the number and timing of new store openings and closings, net sales contributed by new stores and changes in its merchandise mix.

Competition

The retail apparel industry is highly competitive and fragmented, with numerous competitors, including department stores, off-price retailers, specialty stores, discount stores, mass merchandisers and Internet-based retailers, many of which have substantially greater financial, marketing and other resources than Dress Barn. Many of Dress Barn’s competitors are able to engage in aggressive promotions, reducing their selling prices. Some of Dress Barn’s competitors include JCPenney, Kohl’s, Old Navy, Sears and Target. Other competitors may move into the markets that Dress Barn serves. Dress Barn’s business is vulnerable to demand and pricing shifts, and to changes in customer tastes and preferences. If it fails to compete successfully, Dress Barn could face lower net sales and may need to offer greater discounts to its customers, which could result in decreased profitability. Dress Barn believes that it has established and reinforced its image as a source of fashion and value by focusing on its target customers, and by offering superior customer service.

Merchandise Vendors

Dress Barn purchases its merchandise from many domestic and foreign suppliers. It has no long-term purchase commitments or arrangements with any of its suppliers, and believes that it is not dependent on any one supplier. Dress Barn has good working relationships with its suppliers. No single supplier accounts for more than 10% of Dress Barn’s purchases.

Thailand Acquisition Corp.
30 Dunnigan Drive
Suffern, New York 10901
(845) 369-4500

Thailand Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of Dress Barn. Thailand Acquisition Corp. was organized in June 2009 solely for the purpose of effecting the merger with Tween Brands. It has not carried on any activities other than in connection with the merger agreement.

Tween Brands, Inc.
8323 Walton Parkway
New Albany, Ohio 43054
(614) 775-3500

Tween Brands is the operator of two specialty retailing brands: Limited Too and Justice. Both of its brands target girls who are ages 7 to 14 (“tweens”). Tween Brands was established in 1987 and, prior to its August 1999 spin-off, was a wholly owned subsidiary of Limited Brands, Inc., or Limited Brands, formerly The Limited, Inc. In connection with the spin-off, Tween Brands entered into various agreements regarding certain aspects of its relationship with Limited Brands, some of which are ongoing to this day. Since the spin-off, Tween Brands has operated as an independent, separately traded, public company, currently traded on the NYSE under the symbol “TWB.” In July 2006, Tween Brands changed its corporate name from Too, Inc. to Tween Brands, Inc. to better reflect its identity and its dedication to serving tweens.

History

Limited Too was established in 1987 as a department within the “The Limited” division of Limited Brands. At various times during Tween Brands’ initial years of operations, it sold apparel for young girls, toddlers and infants, eventually emerging as a stand-alone division of Limited Brands. By 1996, the brand had expanded from the two original stores to 288 stores. That same year, a new management team led by Tween Brands’ current chief executive officer and chairman of the board of directors, Michael W. Rayden, recognized that tweens had their own emerging sense of style. The management team revised the strategy to focus solely on young girls, ages 7 to 14, as its target customer group.

In 2004, Tween Brands expanded into the international marketplace. Tween Brands formed a relationship with Alshaya Trading Co. WLL, a leading name in international retailing, to operate stores in Kuwait, United Arab Emirates, Jordan, Qatar, Bahrain and the Kingdom of Saudi Arabia. In 2008, Tween Brands formed a relationship with Moneks to operate stores in Russia.

Tween Brands opened its first Justice store in January of 2004 in Columbus, Ohio at the Polaris Town Center. Justice is similar to Limited Too in quality, style and target customer, but at a lower price point, which appeals to Tween Brands’ more value-conscious customers.

In August 2008, Tween Brands announced its plan to transition its Limited Too stores to Tween Brands’ more value-oriented Justice store brand in order to drive growth and profitability. As of January 31, 2009, all of Tween Brands’ international partners have agreed to transition to the Justice store brand.

Our Girl

The number one focus at Tween Brands is our girl. Obtaining a thorough understanding of her wants and needs is essential to Tween Brands’ continued success. Tween Brands’ customers are active, creative and image-conscious girls. They enjoy shopping and describe themselves as “fun” and “cool.” They want a broad assortment of merchandise to complement their ever-changing personalities and schedules. As such, Tween Brands continually updates its assortments for our girl, which include clothes for school and special occasions or just lounging with her friends in her room.

Tween Brands also offers her an array of non-apparel merchandise, such as jewelry, toiletries, cosmetics, electronics, toys, games and candy—basically, anything she views as part of her world.

Over the past 20 years, Tween Brands has gathered a significant amount of information pertaining to the households where our girl lives. Tween Brands maintains this information in a database and uses it to better serve our girl and her mom by delivering creative and intriguing offers to them throughout the year. Tween Brands targets these households with direct mailers, including catazines and postcards, in an effort to stimulate interest and generate future purchases.

Our Brands

Limited Too was Tween Brands’ original brand consisting of high-quality apparel, accessories, footwear, lifestyle, licensed electronics and girlcare products for fashion-aware, trend-setting tween girls. Beginning February 1, 2009, Justice became Tween Brands’ primary specialty retail store brand offering fashionable sportswear, key accessories, lifestyle items and select Limited Too merchandise for tween girls. Justice celebrates tween girls at a more value-conscious price point and contains a large proportion of basic items, as well as the latest fashions for our girl.

Justice merchandise includes:

•	apparel, such as jeans and other pants, skirts, shorts, knit tops, graphic tee shirts, dresses and outerwear;

•	accessories, such as bags, belts, hats, coin purses, backpacks, jewelry, hair ornaments and legwear;

•	footwear, such as casual shoes, boots, flip flops and slippers;

•	lifestyle products, such as bedroom furnishings, music, stationery, candy, party favors, electronics and web-based toys; and

•	swimwear, underwear, bras and sleepwear.

Tween Brands also maintains a website, www.shopjustice.com, to offer our girls another alternative to in-store shopping. A product assortment similar to the one carried at Tween Brands’ stores, with the addition of web-only styles, can be purchased through this website.

Conversion to One Brand

During the third quarter of the fiscal year ended January 31, 2009, or fiscal 2008, Tween Brands announced plans to convert all Limited Too stores across the country to its more value-oriented Justice store brand. Following several years of record growth and earnings, fiscal 2007 began to show signs of the challenges ahead and the results for the first and second quarters of fiscal 2008 confirmed a need for change. The results for the year were impacted by negative comparable store sales at Limited Too and an overall inability to leverage increasing costs in this sluggish economy. Tween Brands’ infrastructure had been strained by the duplicative costs associated with the task of differentiating its two brands—both of which were selling to essentially the same customer. Tween Brands also believes that the highly challenging conditions of today’s current economic environment will persist for the foreseeable future, causing customers to put value at the top of their list of key factors when deciding where to shop. Therefore, Tween Brands made the decision to convert all U.S. stores to Justice and to eliminate the redundant costs associated with maintaining both the Limited Too and Justice store brands. As Tween Brands continues to see our moms struggle to respond to their daughters’ needs in this tough economy, Tween Brands is confident that switching to the Justice brand is the appropriate course for the future success of Tween Brands.

By converting to a single store brand, Tween Brands intends to streamline operations and maximize cost savings while still remaining our girls’ favorite place to shop. Tween Brands has already combined the strong talent it had at Limited Too and Justice into one team to support its brands and now the new Justice will offer the best that both brands have to offer. Tween Brands plans to combine the quality and value-priced offerings consistently found at Justice with the hottest, fashion-forward apparel offerings found at Limited Too. The price points will be at the historic

Justice price range. Tween Brands realizes that converting Limited Too customers to the Justice brand is paramount. Tween Brands is confident in its ability to be successful in this conversion because it listened closely to its customers and believes this shift was necessary to address their needs.

Throughout the conversion, Tween Brands’ approach to attract and retain customers will include point-of-sale events, continuation of its loyalty programs, web-based communications and the use of its direct marketing campaigns. In January 2009, Tween Brands used its catazines to communicate with its customers. These catazines told the Limited Too customers that Limited Too is now Justice and that Tween Brands is transforming the style, sophistication and quality she knows and loves into the Justice brand to offer her better value. To the Justice customers, Tween Brands communicated that the Justice brand will now be offering even more great style, fashion and quality for less and will be in many more locations. In February 2009, Tween Brands held a brand launch party which included 40% off the entire store, gifts for the girls, purchase-with-purchase offerings and an exciting sweepstakes opportunity. Tween girls love parties and Tween Brands is going to do everything it can to generate excitement in the stores for the girls.

International

As of August 1, 2009, Tween Brands had international franchise stores located in the following countries:

Geographic Location	Number of Stores
Kingdom of Saudi Arabia	19
United Arab Emirates	8
Kuwait	4
Qatar	2
Bahrain	1
Jordan	1
Russia	2

Total	37

Product Development

Tween Brands develops substantially all of its Limited Too and Justice brand apparel and add-on assortment through internal design groups. This allows Tween Brands to create a vast array of exclusive merchandise under its proprietary brands, while bringing its products to market expediently. Additionally, Tween Brands’ current season merchandise is sold exclusively in its stores to control the presentation and pricing of its merchandise while providing a high level of customer service.

Sourcing

Merchandise is sourced through external sourcing partners and vendors as well as Tween Brands’ own Asia-based sourcing offices. During fiscal 2008, Tween Brands purchased merchandise from approximately 250 suppliers, down from approximately 270 in fiscal 2007. Tween Brands’ largest external supplier is Li & Fung Limited, which provided 16% of all merchandise purchases in fiscal 2008, an increase from 14% in fiscal 2007. Tween Brands’ next largest external supplier, Ganz, Inc., the supplier of Webkinz™ products, supplied 9% of all merchandise purchased in fiscal 2008, up from 5% in 2007. Mast Industries, Inc. also supplied 9% of all merchandise purchases in fiscal 2008, a decrease from 12% in fiscal 2007.

Tween Brands’ two direct sourcing offices supplied 29% of Tween Brands’ total purchases in fiscal 2008, as compared to the 25% penetration achieved in fiscal 2007. The offices located in Hong Kong and South Korea—established in 2002 and 2006, respectively—engage in the contract manufacturing of both apparel and non-apparel merchandise. For the fiscal year ending January 31, 2010, or fiscal 2009, Tween Brands’ goal is to continue to increase its direct sourcing penetration to source as much as 60% of total merchandise purchases. To accomplish this goal, the offices will continue to target core merchandise categories and ensure Tween Brands’ sourcing base provides a cost-effective, quality product that is competitive with the external suppliers. Tween Brands feels it has a good mix of internal and external sourcing to enable it to keep its product costs at its desired level, while retaining the benefits and flexibility of external sourcing relationships.

Tween Brands sources a significant amount of its merchandise from foreign contract manufacturers and importers located primarily in the Pacific Rim. Tween Brands does not have long-term merchandise supply contracts, and most of its imports are subject to existing or potential duties, tariffs or quotas that may limit the quantity of goods which may be imported into the United States from countries in that region. Additionally, as Tween Brands may enter into contracts in advance of the selling season, it is subject to shifts in demand for its products. Tween Brands’ business is subject to a variety of risks generally associated with doing business in foreign markets and importing merchandise from abroad, such as political instability, currency and exchange risks, local business practices and other political issues.

Distribution

Tween Brands operates its own 470,000-square-foot distribution center in Etna Township, Ohio. Tween Brands distributes all of its store merchandise from this center. Over the last several years, Tween Brands has upgraded and expanded the automation within the distribution center to support store growth, improve efficiencies and defer future expansion. For its direct channel business, Tween Brands utilizes a third-party service provider to fulfill orders and ship merchandise to its online and catazine customers.

Inventory Management

Tween Brands’ approach to inventory management emphasizes rapid turnover of a broad assortment of merchandise and taking markdowns to keep merchandise fresh and current with fashion trends. Tween Brands’ policy is to maintain sufficient quantities of inventory on hand in its retail stores and distribution center in order to offer customers a full selection of current merchandise.

Seasonality

The retail apparel market has two principal selling seasons, spring (the first and second quarters) and fall (the third and fourth quarters). As is generally the case in the apparel industry, Tween Brands experiences its peak sales activity during the fall season. This seasonal sales pattern results in increased inventory during the back-to-school and holiday selling periods. During fiscal 2008, the highest inventory level was $137.5 million at October month-end and the lowest inventory level was $83.2 million at December month-end driven by an aggressive fourth quarter promotional cadence to move units allowing for a cleaner transition to the single store brand, Justice.

Stores

As of August 1, 2009, Tween Brands operated 903 stores. The stores feature furniture, fixtures, lighting and music to create a shopping experience matching the energetic lifestyle of our girl. In order to keep the store atmosphere fresh, Tween Brands reassesses the layouts of its stores and reinvests in new formats to better highlight its merchandise. Additional information about Tween Brands’ business, including revenues and profits for the last three years, is set forth under the caption, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Tween Brands’ Annual Report on Form 10-K for fiscal 2008 and its Quarterly Report on Form 10-Q for the second quarter of fiscal 2009 filed with the SEC.

Trademarks and Service Marks

Tween Brands owns trademarks and service marks, including “Justice,” used to identify its merchandise and services. Many of these marks are registered with the U.S. Patent and Trademark Office. These marks are important to Tween Brands, and it intends to, directly or indirectly, maintain and protect these marks and their registrations. However, Tween Brands may choose not to renew a registration of one or more of its merchandise marks if it determines that the mark is no longer important to its business.

A wholly owned subsidiary of Limited Brands owns the brand name “Limited Too,” which is registered in the United States and in numerous foreign countries. In connection with the spin-off, this subsidiary licenses the brand name, royalty-free, to one of Tween Brands’ wholly owned subsidiaries, which allows Tween Brands to operate under the “Limited Too” brand name. Under the terms of the agreement, the license is renewable annually at Tween Brands’ option. The proposed merger would constitute a change in control under the license agreement, which would allow Limited Brands to terminate the license agreement. Limited Brands, however, has consented to the change of control, and, in consideration thereof, Dress Barn has agreed to maintain Tween Brands’ headquarters in New Albany, Ohio, for at least five years following the consummation of the merger.

Tween Brands conducts business in foreign countries, principally because a substantial portion of its merchandise is manufactured outside the United States. Tween Brands has registered marks in foreign countries to the degree necessary to protect these marks, although there may be restrictions on the use of these marks in a limited number of foreign jurisdictions.

Competition

The sale of apparel, accessories and girlcare products through retail stores and e-commerce channels is a highly competitive business with numerous participants, including individual and chain fashion specialty stores, department stores, discount retailers and direct marketers. Depth of selection, colors and styles of merchandise, merchandise procurement and pricing, ability to anticipate fashion trends and customer preferences, inventory control, reputation, quality of merchandise, store design, store location, advertising and customer services are all important factors in competing successfully in the retail industry. Additionally, factors affecting consumer spending such as interest rates, employment levels, taxation and overall economic conditions can materially affect Tween Brands’ results of operations and financial condition.

Associate Relations

At the end of fiscal 2008, Tween Brands employed approximately 12,200 associates (none of whom were parties to a collective bargaining agreement), approximately 8,850 of whom were part-time. Tween Brands’ staffing levels vary throughout the year with the peak periods being the back-to-school and holiday periods during the fall.

Being Tween

Tween Brands understands it takes integrity, dedication and a commitment to excellence to form the foundation that will drive the success of its future plans. In order to reinforce these characteristics, Tween Brands continues to expect its associates to subscribe to the following five specific values that demonstrate what it means to be part of Tween Brands:

Be Focused—the customer must come first in everything Tween Brands does;

Be Driven—associates need to set goals, aggressive goals, and perform at a consistently high level in order to achieve them;

Be Creative—associates should encourage innovation and support other associates in their creative pursuits;

Be Ethical—always, always do the right thing;

Be Balanced—life is not a dress rehearsal. Associates must remember to have fun, enjoy life and not forget to take care of themselves.

By adopting these five values, Tween Brands associates display the culture and traditions of Tween Brands organization to its customers, its stockholders, its community and each other.

Risks Associated with the Merger (page 31)

The merger (including the possibility that the merger may not be consummated) poses a number of risks to Tween Brands stockholders. In addition, Tween Brands stockholders will be receiving shares of Dress Barn common stock pursuant to the merger. Dress Barn is subject to various risks associated with its business and a number of risks exist with respect to an investment in Dress Barn common stock. The risks are discussed in greater detail under the caption “Risk Factors” beginning on page 31. You are encouraged to read and consider all of these risks carefully.

The Special Meeting of Tween Brands Stockholders (page 36)

Date, Time and Place. The special meeting of Tween Brands stockholders will be held on November 25, 2009, at 9:00 a.m., Eastern Time at Tween Brands’ corporate offices, located at 8323 Walton Parkway, New Albany, Ohio 43054. At the special meeting, Tween Brands stockholders will be asked to consider the proposal to adopt the merger agreement and the proposal to approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Record Date. Only Tween Brands stockholders of record at the close of business on October 26, 2009 will be entitled to vote at the special meeting. Each share of Tween Brands common stock is entitled to one vote. As of the record date, there were 24,873,234 shares of Tween Brands common stock outstanding and entitled to vote at the special meeting.

Required Vote.

Proposal No. 1—To adopt the merger agreement, the holders of a majority of the outstanding shares of Tween Brands common stock entitled to vote at the special meeting must vote in favor of adopting the merger agreement. Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of shares outstanding, a Tween Brands stockholder’s failure to vote in person at the special meeting or by submitting a proxy or voting instruction form has the same effect as a vote against the adoption of the merger agreement. Likewise, an abstention will have the same effect as a vote against the adoption of the merger agreement.

Proposal No. 2—To approve the adjournment of the special meeting, if necessary, the holders of a majority of shares of Tween Brands common stock present in person or represented by proxy at the special meeting and voting thereon must vote in favor of such proposal. Accordingly, a Tween Brands stockholder’s failure to vote in person at the special meeting or by submitting a proxy or voting instruction form will not be counted in determining the outcome of the proposal to adjourn the special meeting. Likewise, an abstention will not be counted in determining the outcome of the proposal to adjourn the special meeting.

TWEEN BRANDS PROPOSAL NO. 1—ADOPTION OF THE MERGER AGREEMENT

The Merger (page 41)

Merger Sub will merge with and into Tween Brands, with Tween Brands surviving following the merger as a wholly owned subsidiary of Dress Barn. In the merger, all shares of Tween Brands common stock will be cancelled and Tween Brands stockholders immediately prior to the merger will receive shares of Dress Barn common stock as described below under “Merger Consideration.” The merger will become effective upon the filing of a Certificate of Merger with the Delaware Secretary of State, or at such other time as the parties may specify.

Recommendations of the Tween Brands Board; Tween Brands’ Reasons for the Merger (page 48)

The board of directors of Tween Brands unanimously adopted the merger agreement. The board of directors of Tween Brands recommends that Tween Brands stockholders vote “FOR” Proposal No. 1, the adoption of the merger agreement, and “FOR” Proposal No. 2, the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

In evaluating the merger agreement and the merger, the board of directors of Tween Brands consulted with Tween Brands’ management and legal and financial advisors and considered a number of strategic, financial and other considerations referred to under “The Merger—Recommendations of the Board of Directors of Tween Brands; Tween Brands’ Reasons for the Merger” beginning on page 48.

Merger Consideration (page 75)

In the merger, each outstanding share of Tween Brands common stock will be converted into the right to receive 0.47 shares of Dress Barn common stock (or such adjusted amount of shares as described below), which we refer to as the exchange ratio; however, if the aggregate number of shares of Dress Barn common stock to be issued in the merger pursuant to the merger agreement would exceed 19.99% of Dress Barn’s total issued and outstanding shares of common stock immediately prior to the effective time of the merger (19.99% of such issued and outstanding shares rounded down to the nearest whole share is referred to as the maximum share number), then the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Dress Barn common stock issuable in the merger pursuant to the merger agreement equals the maximum share number. We refer to the number of shares of Dress Barn common stock issuable in exchange for shares of Tween Brands common stock as the merger consideration. As of the date of the merger agreement, the number of shares of Dress Barn common stock expected to be issued pursuant to the merger agreement was less than 19.99% of Dress Barn’s total issued and outstanding shares of common stock and, accordingly, would not have triggered an adjustment in the exchange ratio if the merger had been consummated as of such date. Tween Brands stockholders will not receive any fractional shares of Dress Barn common stock in the merger. Instead, any stockholder who would otherwise be entitled to a fractional share of Dress Barn common stock will be entitled to receive an amount in cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the volume weighted average price per share of Dress Barn common stock (rounded to the nearest cent) on The Nasdaq Global Select Market for the 20 consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger (as reported by Bloomberg LP for each such trading day, or, if not reported by Bloomberg LP, any other authoritative source reasonably selected by Dress Barn), which we refer to as the measurement price.

Opinion of Tween Brands’ Financial Advisor (page 53)

In connection with the proposed merger, Tween Brands’ financial advisor, Peter J. Solomon Company, which we refer to as PJSC, delivered to the board of directors of Tween Brands a written opinion dated June 24, 2009, to the effect that, as of that date and based on and subject to various considerations set forth in its opinion, the consideration proposed to be received by the holders of Tween Brands common stock in connection with the merger was fair from a financial point of view to such holders. The full text of PJSC’s opinion to the board of directors of Tween Brands is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. PJSC’s opinion was directed only to the fairness of the consideration proposed to be received by the holders of Tween Brands common stock in the merger from a financial point of view, was provided to Tween Brands’ board of directors in connection with its evaluation of the merger, did not address any other aspect of the merger and did not, and does not, constitute a recommendation to any holder of Tween Brands common stock as to how any stockholder should vote or act on any matter with respect to the merger.

Treatment of Tween Brands Stock Options and Other Stock-Based Awards (page 76)

The merger agreement provides that each outstanding and unexercised employee and non-employee director option granted by Tween Brands to purchase shares of Tween Brands common stock will be cancelled as of the effective time of the merger and automatically converted into the right to receive from Dress Barn or the surviving corporation in the merger a lump sum cash payment (without interest) equal to (i) the amount, if any, by which the measurement value exceeds the per share exercise price of such Tween Brands stock option, multiplied by (ii) the number of shares of Tween Brands common stock issuable upon exercise of such Tween Brands option in full (whether such Tween Brands option is vested or unvested, but not to the extent it has already been exercised), with the aggregate amount of such payment rounded to the nearest cent. After the effective time of the merger, any such cancelled Tween Brands stock option will no longer be exercisable by the former holder of such option, but will only entitle such holder to the payment described in the preceding sentence. At the effective time of the merger, any Tween Brands stock option with an exercise price equal to or greater than the measurement value will be cancelled without consideration and be of no further force and effect. Dress Barn and the surviving corporation in the merger will use their reasonable best efforts to provide the lump sum cash payments as described above (subject to applicable withholding for taxes) within 10 business days following the effective time of the merger.

The merger agreement also provides that, at the effective time of the merger, each outstanding share of Tween Brands common stock, or outstanding restricted share unit representing the right to receive a share of Tween Brands common stock, subject to vesting or other lapse restrictions under Tween Brands’ equity compensation plans will become fully vested and free of such restrictions immediately prior to the effective time of the merger and will be converted into the right to receive the per share merger consideration as described above for other Tween Brands stockholders.

Interests of Tween Brands’ Executive Officers and Directors in the Merger (page 64)

You should be aware that some of the directors and executive officers of Tween Brands have interests in the merger that may be different from, or in addition to, the interests of Tween Brands stockholders generally. The board of directors of Tween Brands was aware of these interests and considered them, among other matters, in reaching its decisions to adopt the merger agreement and to recommend that Tween Brands stockholders vote “FOR” the adoption of the merger agreement.

The following is a brief summary of the interests of Tween Brands’ executive officers and directors in the merger:

Executive Agreements. Pursuant to executive agreements between Tween Brands and its executive officers, each executive officer will be entitled to a severance payment and benefits upon certain qualifying terminations of such executive officer’s employment, and the amount of these severance payments and benefits may be increased as a result of the merger. The estimated value of the cash and non-cash severance benefits that could become due under the executive agreements is approximately $13,560,799. For a more detailed discussion of the executive agreements and the other special interests that Tween Brands’ directors and executive officers may have in the merger, please see the section captioned “The Merger—Interests of Certain Persons in the Merger” beginning on page 64.

Letter Agreement. In connection with Dress Barn’s entry into the merger agreement, Tween Brands and Dress Barn entered into a letter agreement with Michael W. Rayden, Tween Brands’ chairman of the board and chief executive officer. The letter agreement provides that Dress Barn will appoint Mr. Rayden to its board of directors at the effective time of the merger. In connection with the foregoing, Burt Steinberg resigned from the Dress Barn board of directors, and, accordingly, the appointment of Mr. Rayden to the Dress Barn board of directors will not result in non-compliance with NASDAQ listing standards requiring a majority of independent directors. In consideration of this appointment, Mr. Rayden has agreed to resign from Dress Barn’s board of directors upon his termination of employment. The letter agreement also amends Mr. Rayden’s employment agreement with Tween Brands, dated December 3, 2008.

For a more detailed discussion of the letter agreement with Mr. Rayden, please see the section captioned “The Merger—Interests of Certain Persons in the Merger” beginning on page 64.

Executive Retention Agreements. In connection with Tween Brands’ entry into the merger agreement, Tween Brands entered into retention agreements with each of Rolando de Aguiar and Gregory J. Henchel. Each retention agreement provides that the executive will be eligible to receive a special cash retention bonus payment if the merger occurs and he remains continuously employed by Tween Brands through the effective time of the merger, or if his employment is terminated by Tween Brands without cause prior to such date. Mr. de Aguiar may earn a retention bonus of $200,000 and Mr. Henchel may earn a retention bonus of $150,000. Any retention bonus that becomes payable will be paid within 15 days after the completion of the merger. In addition, each retention agreement amends the executive’s executive agreement with Tween Brands, each dated September 26, 2008, to eliminate the mitigation requirement with respect to a portion of any severance benefits that may become payable to the executive. For a more detailed discussion of the executive retention agreements, please see the section captioned “The Merger—Interests of Certain Persons in the Merger” beginning on page 64.

Options. Each option to purchase shares of Tween Brands common stock held by an executive officer or director of Tween Brands upon the effective time of the merger will be treated in the same manner as all other stock options in the merger. For a more detailed discussion of the treatment of stock options in the merger, please see the section captioned “The Merger Agreement—Treatment of Stock Options and Other Stock-Based Awards” beginning on page 76 and “The Merger—Interests of Certain Persons in the Merger” beginning on page 64.

Other Stock-Based Awards. Each outstanding share of Tween Brands common stock, or outstanding restricted share unit representing the right to receive a share of Tween Brands common stock, subject to vesting or other lapse restrictions under Tween Brands’ equity compensation plans held by an executive officer of Tween Brands upon the effective time of the merger will be treated in the same manner as all other stock-based awards in the merger. For a more detailed discussion of the treatment of stock-based awards of Tween Brands common stock in the merger, including restricted share units, please see the section captioned “The Merger Agreement—Treatment of Stock Options and Other Stock-Based Awards” beginning on page 76 and “The Merger—Interests of Certain Persons in the Merger” beginning on page 64.

Indemnification; Directors’ and Officers’ Insurance. Dress Barn has agreed to indemnify and hold harmless current and former directors and officers of Tween Brands to the fullest extent permitted under applicable law, and to cover such directors and officers by directors’ and officers’ liability insurance for a period of six years following the effective time of the merger. For a more detailed discussion of the indemnification of Tween Brands’ directors and executive officers, please see the section captioned “The Merger Agreement—Other Agreements—Indemnification of Directors and Officers” beginning on page 80.

As of the record date, directors and executive officers of Tween Brands, together with their affiliates, beneficially owned approximately 0.9% of the outstanding shares of Tween Brands common stock. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of Tween Brands’ outstanding common stock entitled to vote at the special meeting.

Conditions to the Merger (page 81)

The obligations of each of Dress Barn and Tween Brands to consummate the merger are conditioned upon the following conditions being fulfilled (or waived by the appropriate parties to the extent permitted by law):

•	the adoption of the merger agreement by Tween Brands stockholders;

•	the expiration or early termination of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, and the receipt of any required approval or expiration of applicable waiting period under the antitrust laws of any applicable foreign jurisdictions;

•

the absence of any statute, law, rule, ordinance, regulation, code, order, judgment, injunction, writ, decree or any other order of any court or other governmental authority of competent jurisdiction permanently enjoining or otherwise prohibiting the consummation of the merger or the transactions contemplated by the merger agreement;

•

no proceeding pending by any governmental entity of competent jurisdiction that seeks to challenge the legality of the merger or otherwise prohibit, restrict or delay consummation of the merger or impair the merger’s contemplated benefits;

•

the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective by the SEC under the Securities Act, and not being subject to a stop order or other proceeding that is initiated or threatened by the SEC for that purpose;

•

all consents, approvals and authorizations of governmental entities required to consummate the merger (the failure of which to obtain would, individually or in the aggregate, have a material adverse effect on Tween Brands or Dress Barn) having been obtained; and

•	the shares of Dress Barn common stock to be issued pursuant to the merger having been approved for listing on The Nasdaq Global Select Market.

In addition, Dress Barn’s obligations are further conditioned on:

•	Tween Brands’ representations and warranties being true and correct (except where the failure to be true and correct would not have a material adverse effect on Tween Brands);

•	Tween Brands having complied in all material respects with its covenants contained in the merger agreement;

•

Dress Barn having received an opinion of its outside legal counsel that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and Tween Brands having received a similar tax opinion of its outside legal counsel;

•	the absence of a material adverse effect on the business or condition of Tween Brands; and

•	all directors of Tween Brands and its subsidiaries having tendered written resignations effective immediately prior to the effective time of the merger.

In addition, Tween Brands’ obligations are further conditioned on:

•	Dress Barn’s and Merger Sub’s representations and warranties being true and correct (except where the failure to be true and correct would not have a material adverse effect on Dress Barn);

•	Dress Barn and Merger Sub having complied in all material respects with their covenants in the merger agreement;

•	the absence of a material adverse change in the business or condition of Dress Barn; and

•

Tween Brands having received an opinion of its outside legal counsel that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and Dress Barn having received a similar tax opinion of its outside legal counsel.

For more information, see “The Merger Agreement—Conditions to the Merger” beginning on page 81.

Change of Board Recommendation; No Solicitation (page 83)

Under the merger agreement, Tween Brands has agreed that its board of directors will recommend that the stockholders of Tween Brands vote in favor of the adoption of the merger agreement and that it will not, either directly or indirectly through its subsidiaries or representatives:

•	solicit, initiate, knowingly induce or knowingly encourage or take any other action that would reasonably be expected to lead to the submission of any acquisition proposal;

•

participate in or knowingly encourage any discussion or negotiations regarding, or furnishing to any person any information with respect to, or facilitating or taking any other action with respect to any inquiry or any proposal that constitutes or that would reasonably be expected to lead to an acquisition proposal;

•

amend or grant any waiver or release under, and use its commercially reasonable efforts to enforce, any standstill or similar agreement, with respect to any class of equity securities of Tween Brands or any of its subsidiaries, unless failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors of Tween Brands under applicable law, as determined in good faith by Tween Brands’ board of directors after consultation with Tween Brands’ outside legal counsel; or

•

enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract (other than a confidentiality agreement) relating to any acquisition proposal.

However, if Tween Brands receives an acquisition proposal (that does not result from a breach of Tween Brands’ obligations under the merger agreement with respect to solicitation of third-party acquisition proposals), then Tween Brands may furnish information to, and enter into discussions with, the third party making the acquisition proposal so long as certain conditions set forth in the merger agreement are satisfied, including the condition that the board of directors of Tween Brands determines in good faith after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or would reasonably be likely to result in a superior proposal.

In the case of a superior proposal made prior to the adoption of the merger agreement by Tween Brands stockholders, in accordance with certain requirements outlined in the merger agreement, the board of directors of Tween Brands can withhold, withdraw, qualify or modify its recommendation or recommend a superior third-party acquisition proposal if it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of Tween Brands’ board of directors under applicable law. Regardless of any withdrawal or modification by the board of directors of Tween Brands of its recommendation of the merger agreement, unless the merger agreement is terminated in accordance with its terms, Tween Brands is required under the terms of the merger agreement to call and hold its special meeting of stockholders to consider the adoption of the merger agreement.

Termination of the Merger Agreement (page 84)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the consummation of the merger:

•	by mutual written consent of Dress Barn and Tween Brands;

•

by written notice of either Dress Barn or Tween Brands if the effective time of the merger does not occur before December 31, 2009, which is referred to as the outside date, provided, however, that the right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time of the merger to occur on or before the outside date or that is in material breach of the merger agreement;

•

by written notice of either Dress Barn or Tween Brands if a governmental entity of competent jurisdiction issues a nonappealable final order, decree or ruling or takes any other nonappealable final action, that permanently restrains, enjoins or otherwise prohibits the merger;

•

by written notice of either Dress Barn or Tween Brands if the approval of the stockholders of Tween Brands required for the consummation of the merger is not obtained at the Tween Brands special meeting (or any adjournment or postponement thereof permitted by the merger agreement);

•

by written notice of either Dress Barn or Tween Brands, as applicable, if the other party breaches any of its agreements or representations in the merger agreement in such a way as would cause one or more conditions not to be satisfied, and such breach is either not curable or is not cured within 30 days following the breaching party’s receipt of written notice of such breach; or

•	by written notice of either Dress Barn or Tween Brands, as applicable, if facts exist which would render impossible one or more of the terminating party’s conditions to closing by the outside date.

Dress Barn may terminate the merger agreement by written notice if:

•

the board of directors of Tween Brands changes its recommendation that its stockholders vote in favor of the adoption of the merger agreement or fails to publicly reconfirm its recommendation if so requested in accordance with the terms of the merger agreement by Dress Barn;

•	Tween Brands enters into an agreement (other than a confidentiality agreement) with respect to an alternative acquisition proposal;

•	the board of directors of Tween Brands fails to reject an alternative acquisition proposal within ten business days of receipt of such written proposal;

•	the board of directors of Tween Brands approves or recommends any acquisition proposal;

•	Tween Brands willfully and materially breaches the covenant in the merger agreement with respect to no solicitations of third-party acquisition proposals; or

•	the board of directors of Tween Brands resolves to do any of the foregoing or publicly announces its intention to do so.

Tween Brands may terminate the merger agreement by written notice if the board of directors of Tween Brands makes a change of recommendation in response to a superior third-party acquisition proposal in accordance with the terms and conditions of the merger agreement.

If the merger agreement is terminated under certain circumstances, including if Tween Brands terminates the merger agreement to enter into an agreement in respect of a third-party acquisition proposal, Tween Brands must pay Dress Barn a termination fee of $5,150,000 and certain out-of-pocket expenses (up to a maximum of $1,000,000) incurred by Dress Barn in connection with the merger agreement and the merger. See “The Merger Agreement—Termination Fee” beginning on page 85 for a complete discussion of the circumstances under which Tween Brands would be required to pay a termination fee.

Material U.S. Federal Income Tax Consequences (page 71)

The consummation of the merger is conditioned upon the receipt by Dress Barn and Tween Brands of written opinions from their respective tax counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. If counsel are unable to deliver the tax opinions, the merger will not be consummated unless the conditions requiring the delivery of the tax opinions are waived.

If the merger qualifies as a reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, you will not recognize gain or loss on the exchange of your Tween Brands stock for Dress Barn stock, although gain or loss may be recognized upon the receipt of cash in lieu of fractional shares.

Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. Accordingly, you should consult your own tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

Governmental and Regulatory Approvals (page 69)

Under the terms of the merger agreement, Dress Barn and Tween Brands will collectively determine whether any regulatory approvals are required in connection with the merger, and the parties will cooperate to seek and obtain any such regulatory approvals. In addition, the parties will use reasonable best efforts to take all steps necessary to prevent or remove any actual or threatened injunction, order or other determination that would prevent or delay consummation of the merger. Neither Tween Brands nor Dress Barn is obligated to sell or divest any of its assets in order to obtain the requisite regulatory approvals.

Under the HSR Act, and the rules promulgated thereunder by the U.S. Federal Trade Commission, or the FTC, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice, and the specified waiting period has either expired or been terminated. Dress Barn and Tween Brands filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 28, 2009. The waiting period under the HSR Act expired on August 27, 2009.

The merger agreement provides that the respective obligations of each party to effect the merger are subject to any required approval having been obtained or the applicable waiting period having expired under the antitrust laws of any applicable foreign jurisdictions. Other than the filing described above, neither Dress Barn nor Tween Brands is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, to complete the merger. If Dress Barn and Tween Brands discover that other material approvals or waiting periods are necessary, Dress Barn and Tween Brands will seek to obtain or comply with them in accordance with the merger agreement.

Litigation Relating to the Merger (page 70)

Tween Brands, the members of the Tween Brands board of directors, Dress Barn and Merger Sub are named as defendants in purported class action lawsuits seeking to enjoin the merger.

Listing and Trading of Dress Barn Common Stock (page 81)

Shares of Dress Barn common stock to be received by Tween Brands stockholders pursuant to the merger will be listed on The Nasdaq Global Select Market. After completion of the merger, shares of Dress Barn common stock will continue to be traded on The Nasdaq Global Select Market, but shares of Tween Brands common stock will no longer be listed or traded on the NYSE.

Appraisal Rights (page 74)

Under Delaware law, Tween Brands stockholders will not be entitled to appraisal rights in connection with the merger.

Anticipated Accounting Treatment (page 71)

The merger will be accounted for by Dress Barn under the purchase method of accounting.

Comparison of Rights of Dress Barn Stockholders and Tween Brands Stockholders (page 87)

The rights of Tween Brands stockholders will change as a result of the merger due to differences in Dress Barn’s and Tween Brands’ governing documents. In addition, because Tween Brands is a corporation organized under the laws of Delaware and Dress Barn is a corporation organized under the laws of Connecticut, there are other material differences between the rights of

Tween Brands stockholders and the rights of holders of Dress Barn common stock. This proxy statement/prospectus contains descriptions of stockholder rights under each of the Dress Barn and Tween Brands governing documents and jurisdictions, and describes the material differences between them.

Comparative Market Price Information (page 29)

Shares of Dress Barn common stock are listed on The Nasdaq Global Select Market under the symbol “DBRN.” Shares of Tween Brands common stock are listed on the NYSE under the symbol “TWB.” On June 24, 2009, the last trading day prior to the public announcement of the execution of the merger agreement, the last reported sale price per share of Dress Barn common stock was $13.24 and the last reported sale price per share of Tween Brands common stock was $5.18 per share.

On October 23, 2009, the most recent practicable date prior to the date of this proxy statement/prospectus, the last reported sale price per share of Dress Barn common stock was $19.39 and the last reported sale price per share of Tween Brands common stock was $9.03. The market prices of shares of Tween Brands common stock and Dress Barn common stock are subject to fluctuation. We urge you to obtain current market quotations.

TWEEN BRANDS PROPOSAL NO. 2—
APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to approve Proposal No. 1, the adoption of the merger agreement, Tween Brands may propose to adjourn the special meeting to a later date to solicit additional proxies. Tween Brands currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DRESS BARN

The following table sets forth certain of Dress Barn’s consolidated financial data as of and for each of the periods indicated. The selected historical financial data for each of the three fiscal years ended July 25, 2009, July 26, 2008 and July 28, 2007 and as of July 25, 2009 and July 26, 2008 is derived from Dress Barn’s audited consolidated statements, which are incorporated by reference into this proxy statement/prospectus. The financial information for the fiscal years ended July 29, 2006 and July 30, 2005, and as of July 28, 2007, July 29, 2006 and July 30, 2005, is derived from Dress Barn’s audited historical consolidated or combined financial statements, which are not included or incorporated by reference into this proxy statement/prospectus.

The selected historical financial data below should be read in conjunction with the consolidated or combined financial statements and their accompanying notes that are incorporated by reference into this document.

	Fiscal Year Ended
	July 25, 2009	July 26, 2008	July 28, 2007	July 29, 2006	July 30, 2005
	(in thousands, except per share amounts)
Consolidated Statements of Earnings Data:
Net sales	$1,494,236	$1,444,165	$1,426,607	$1,300,277	$1,000,264
Cost of sales, including occupancy and buying costs (excluding depreciation which is shown separately below)	918,350	885,927	842,192	773,631	621,656
Selling, general and administrative expenses	422,372	397,424	383,652	353,031	286,751
Depreciation and amortization	48,535	48,200	45,791	41,679	34,457
Litigation	—	—	—	—	(35,329)

Operating income	104,979	112,614	154,972	131,936	92,729
Interest income	5,394	7,817	7,051	2,656	1,735
Interest expense	(4,795)	(4,825)	(4,883)	(5,364)	(10,230)
Other income	1,062	512	1,382	1,526	1,526

Earnings before provision for income taxes	106,640	116,118	158,522	130,754	85,760
Provision for income taxes	36,952	42,030	57,340	51,800	33,200

Net earnings	$69,688	$74,088	$101,182	$78,954	$52,560

Earnings per share:
Basic	$1.16	$1.23	$1.63	$1.29	$0.88

Diluted	$1.11	$1.15	$1.45	$1.15	$0.86

Weighted average shares outstanding:
Basic	60,044	60,102	62,020	61,216	59,570

Diluted	62,990	64,467	70,022	68,728	61,158

	As of
	July 25, 2009	July 26, 2008	July 28, 2007	July 29, 2006	July 30, 2005
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$240,763	$127,226	$67,133	$34,168	$42,434
Total assets	1,131,821	1,024,459	981,325	842,697	716,245
Total current liabilities	361,118	331,488	359,463	329,320	195,790
Total liabilities	505,741	468,377	471,924	433,550	403,117
Retained earnings	505,685	440,627	411,492	318,380	239,426
Total shareholders’ equity	$626,080	$556,082	$509,401	$409,147	$313,128

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TWEEN BRANDS

The following table sets forth certain of Tween Brands’ consolidated financial data as of and for each of the periods indicated. The selected historical financial data for each of the three fiscal years ended January 31, 2009, February 2, 2008 and February 3, 2007 and as of January 31, 2009 and February 2, 2008 is derived from Tween Brands’ audited consolidated statements, which are incorporated by reference into this proxy statement/prospectus. The financial information for the fiscal years ended January 28, 2006 and January 29, 2005, and as of February 3, 2007, January 28, 2006 and January 29, 2005, is derived from Tween Brands’ audited historical consolidated or combined financial statements, which are not included or incorporated by reference into this proxy statement/prospectus. The consolidated financial information as of and for the twenty-six weeks ended August 1, 2009 and August 2, 2008 is derived from Tween Brands’ unaudited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. In Tween Brands’ opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods presented. Interim results for the twenty-six weeks ended August 1, 2009 are not necessarily indicative of, and are not projections for, the results to be expected for the full fiscal year ending January 30, 2010.

The selected historical financial data below should be read in conjunction with the consolidated or combined financial statements and their accompanying notes that are incorporated by reference into this document.

	Twenty-Six Weeks Ended		Fiscal Year Ended
	August 1, 2009	August 2, 2008	January 31, 2009	February 2, 2008	February 3, 2007	January 28, 2006	January 29, 2005
	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net sales	$410,349	$474,840	$995,062	$1,013,971	$883,683	$757,936	$675,834
Cost of goods sold, including buying and occupancy costs	291,018	326,713	702,918	644,590	549,715	466,639	433,947

Gross income	119,331	148,127	292,144	369,381	333,968	291,297	241,887
Store operating, general and administrative expenses	127,523	148,993	287,996	285,059	238,278	208,338	177,508
Restructuring charges	—	—	18,992	—	—	—	—

Operating income (loss)	(8,192)	(866)	(14,844)	84,322	95,690	82,959	64,379
Interest (income)	(184)	(898)	(1,732)	(3,254)	(5,365)	(4,311)	(2,263)
Interest expense	7,280	4,549	9,130	4,919	227	2,286	956

(Loss) / earnings before income taxes	(15,288)	(4,517)	(22,242)	82,657	100,828	84,984	65,686
(Benefit from) / provision for income taxes	(11,050)	(2,119)	(5,097)	30,083	36,007	30,533	24,097

Net (loss) / income	$(4,238)	$(2,398)	$(17,145)	$52,574	$64,821	$54,451	$41,589

(Loss) / earnings per share:
Basic	$(0.17)	$(0.10)	$(0.69)	$1.84	$1.99	$1.62	$1.21

Diluted	$(0.17)	$(0.10)	$(0.69)	$1.81	$1.95	$1.60	$1.19

Weighted average common shares:
Basic	24,817	24,749	24,759	28,548	32,521	33,603	34,512

Diluted	24,817	24,749	24,759	29,099	33,198	33,960	34,955

	As of
	August 1, 2009	August 2, 2008	January 31, 2009	February 2, 2008	February 3, 2007	January 28, 2006	January 29, 2005
	(unaudited)	(unaudited)

(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$71,545	$58,264	$72,154	$ 46,009	$48,394	$22,248	$26,212
Total assets	533,376	591,200	545,458	611,637	569,677	523,730	493,696
Total current liabilities	107,821	113,776	101,506	131,295	110,462	98,845	101,572
Total debt	163,250	175,000	166,250	175,000	—	—	—
Retained earnings	346,725	365,710	350,963	368,108	318,120	253,299	198,848
Total shareholders’ equity	173,375	190,835	175,773	194,999	371,326	350,783	322,524
Total liabilities and shareholders’ equity	$533,376	$591,200	$545,458	$611,637	$569,677	$523,730	$493,696

SELECTED UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL INFORMATION

The selected unaudited pro forma consolidated condensed financial information presented below is based on, and should be read together with, the historical information that Dress Barn and Tween Brands have presented in their respective filings with the SEC and the pro forma information that appears elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 106 and “Pro Forma Consolidated Condensed Financial Statements” beginning on page 96.

The unaudited pro forma consolidated condensed balance sheet as of July 25, 2009 gives effect to the proposed merger as if it had occurred on July 25, 2009, and combines the audited consolidated balance sheet of Dress Barn as of July 25, 2009 and Tween Brands unaudited consolidated balance sheet as of August 1, 2009. The unaudited pro forma consolidated condensed statement of operations of Dress Barn and Tween Brands is presented as if the proposed merger had occurred on July 27, 2008, and combines the audited results of Dress Barn for its fiscal year ended July 25, 2009 and Tween Brands unaudited results for the fifty-two week period ended August 1, 2009.

The unaudited pro forma consolidated condensed balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired including an amount for goodwill representing the difference between the purchase price and the estimated fair value of the identifiable net assets. The final allocation will be determined after the merger is completed subject to further adjustments as additional information becomes available and as additional analyses are performed. Differences between the preliminary and final purchase price allocations could have a material impact on the accompanying unaudited pro forma consolidated condensed financial statement information and Dress Barn’s future results of operations and financial position. The unaudited pro forma consolidated condensed financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. These financial statements also do not include any integration costs, dissynergies or estimated future transaction costs, except for fixed contractual transaction costs that the companies may incur to complete the merger.

The selected unaudited pro forma consolidated condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during the periods presented or the results that the combined company will experience after the merger is completed.

SELECTED PRO FORMA DATA:
(in thousands, except per share data)
Unaudited Pro Forma Consolidated Statements of Operations Data:

52 weeks ended July 25, 2009
Net sales	$2,424,808
Operating income	106,735
Earnings before provision for income taxes	105,234
Net earnings	$69,825
Earnings per share:
Basic	$0.97
Diluted	$0.93
Weighted average shares outstanding
Basic	71,882
Diluted	74,828

(in thousands, except per share data)
Unaudited Pro Forma Consolidated Balance Sheet Data:

As of July 25, 2009
Cash and cash equivalents	$120,927
Short term investment securities	112,998
Total current assets	612,675
Total assets	1,492,730
Total current liabilities	452,067
Long-term debt	26,062
Shareholders’ equity	769,814
Working capital	160,608

See accompanying Pro Forma Consolidated Condensed Financial Statements beginning on page 96, which are an integral part of this information.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth for Dress Barn common stock and Tween Brands common stock certain historical and unaudited pro forma consolidated and pro forma-equivalent per share financial information. The unaudited pro forma consolidated and pro forma-equivalent per share information gives effect to the proposed merger as if it had occurred on July 27, 2008. The information in the table is based on, and should be read together with, the historical financial information that Dress Barn and Tween Brands have presented in their respective filings with the SEC and the pro forma financial information that appears elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 106 and “Pro Forma Consolidated Condensed Financial Statements” beginning on page 96.

The unaudited pro forma consolidated and pro forma-equivalent data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the date indicated or will be realized upon completion of the proposed merger. Neither Dress Barn nor Tween Brands declared or paid any dividends during the periods presented.

	Dress Barn Historical	Tween Brands Historical	Pro Forma Combined Per Share of Dress Barn Common Stock	Pro Forma- Equivalent Per Share of Tween Brands Common Stock (0.47 shares)(1)

EARNINGS / (LOSS) PER SHARE:
For the fiscal year ended July 25, 2009:
Basic	$1.16	—	$0.97	$0.46
Diluted	$1.11	—	$0.93	$0.44
For the fiscal year ended January 31, 2009:
Basic	—	$(0.69)
Diluted	—	$(0.69)
For the twenty-six weeks ended August 1, 2009:
Basic	—	$(0.17)
Diluted	—	$(0.17)
BOOK VALUE PER SHARE(2):
As of July 25, 2009	$10.42	—	$10.70	$5.03
As of January 31, 2009	—	$7.09
As of August 1, 2009	—	$6.99

(1)

The exchange ratio as set forth in this column is 0.47; however, pursuant to the merger agreement, if the aggregate number of shares of Dress Barn common stock to be issued in the merger pursuant to the merger agreement would exceed the maximum share number, then the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Dress Barn common stock issuable in the merger pursuant to the merger agreement equals the maximum share number. The value of the shares of Dress Barn common stock that Tween Brands stockholders receive in the merger could vary as a result of fluctuations in the price of Dress Barn common stock. See “Risk Factors” beginning on page 31.

(2)	The book value per share is computed by dividing stockholders’ equity at the end of the period by the basic number of shares outstanding at the end of the period.

COMPARATIVE STOCK PRICES

Comparison

Dress Barn common stock is listed and traded on The Nasdaq Global Select Market and Tween Brands common stock is listed and traded on the NYSE under the symbols “DBRN” and “TWB,” respectively. The following tables set forth, for the respective periods of Dress Barn and Tween Brands indicated, the high and low sale prices per share of Dress Barn common stock and Tween Brands common stock.

	Dress Barn Common Stock
	High	Low
2008 Fiscal Year
First Quarter	$19.32	$15.02
Second Quarter	16.55	9.35
Third Quarter	14.88	11.00
Fourth Quarter	16.28	12.31
2009 Fiscal Year
First Quarter	$17.93	$7.76
Second Quarter	11.40	6.16
Third Quarter	15.61	8.44
Fourth Quarter	16.81	13.09
2010 Fiscal Year
First Quarter (through September 30, 2009)	$18.47	$14.82

	Tween Brands Common Stock
	High	Low
2007 Fiscal Year
First Quarter	$40.08	$33.62
Second Quarter	49.00	37.17
Third Quarter	43.28	27.17
Fourth Quarter	32.92	22.75
2008 Fiscal Year
First Quarter	$33.73	$16.99
Second Quarter	22.78	12.60
Third Quarter	15.70	6.65
Fourth Quarter	8.59	2.07
2009 Fiscal Year
First Quarter	$3.70	$1.01
Second Quarter	7.42	2.55
Third Quarter (through September 30, 2009)	$8.68	$7.00

The table below sets forth the last reported sale prices per share of Dress Barn common stock and Tween Brands common stock on June 24, 2009, the last trading day prior to the date of the public announcement of the execution of the merger agreement and on October 23, 2009, the most recent practicable date prior to the date of this proxy statement/prospectus. The table also shows the market value of Tween Brands common stock on an equivalent per share basis, assuming an exchange ratio of 0.47; however, pursuant to the merger agreement, if the aggregate number of shares of Dress Barn common stock to be issued in the merger pursuant to the merger agreement would exceed the maximum share number, then the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Dress Barn common stock issuable in the merger pursuant to the merger agreement equals the maximum share number.

Date	Dress Barn Common Stock	Tween Brands Common Stock	Equivalent Price Per Share of Tween Brands Common Stock
June 24, 2009	$13.24	$5.18	$6.22
October 23, 2009	$19.39	$9.03	$9.11

The market prices of shares of Tween Brands common stock and Dress Barn common stock are subject to fluctuation. As a result, Tween Brands and Dress Barn stockholders are urged to obtain current market quotations. On October 23, 2009, there were 24,873,324 shares of Tween Brands common stock outstanding and on October 22, 2009, there were 60,896,570 shares of Dress Barn common stock outstanding.

Dividend Policy

Dress Barn has never declared or paid any cash dividends on its common stock. Dress Barn currently intends to retain any future earnings and available cash to fund the growth of its business and does not expect to pay dividends in the foreseeable future. However, payment of dividends by Dress Barn is within the discretion of its board of directors. Payments of dividends by Dress Barn are limited in any one year by its revolving credit facility.

Tween Brands has never declared nor paid any dividends on its common stock. Tween Brands regularly assesses its dividend policy, but it has no current plans to pay any dividends in the foreseeable future. Under its amended credit facility, Tween Brands is prohibited from declaring or paying any dividends. Earnings from Tween Brands’ operations are retained and reinvested to support its business. The merger agreement also restricts the ability of Tween Brands to declare dividends.

RISK FACTORS

Before you vote, you should carefully consider the risks related to the merger described below, those described in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 1 and the other information contained in this proxy statement/prospectus or in Dress Barn’s and Tween Brands’ documents incorporated by reference herein, as set forth under “Where You Can Find More Information” beginning on page 106 (particularly the risk factors contained in Dress Barn’s Annual Report on Form 10-K for the fiscal year ended July 25, 2009, and in Tween Brands’ Annual Report on Form 10-K for the fiscal year ended January 31, 2009 as supplemented by Tween Brands’ Quarterly Reports on Form 10-Q for the fiscal quarters ended May 2, 2009 and August 1, 2009). By voting in favor of the adoption of the merger agreement, you will be choosing to invest in Dress Barn common stock. The risks and uncertainties described below and incorporated by reference are not the only ones facing Dress Barn. If any of the following risks actually occur, Dress Barn’s business, financial condition or results of operations could be materially adversely affected, the value of Dress Barn common stock could decline and you could lose all or part of your investment.

Risks Related to the Merger

Failure to complete the merger will subject Tween Brands to financial and operational risks and could negatively impact the market price of Tween Brands common stock.

If the merger is not consummated for any reason, Tween Brands will be subject to a number of material risks, including:

•

Tween Brands could be required to pay to Dress Barn a termination fee of $5,150,000 and certain out-of-pocket expenses (up to a maximum of $1,000,000) incurred by Dress Barn in connection with the merger agreement and the merger under certain circumstances as set forth in the merger agreement and described in this proxy statement/prospectus;

•	the market price of Tween Brands common stock may decline to the extent that the current market price of such common stock reflects a market assumption that the merger will be consummated;

•

the possibility exists that certain key employees may terminate their employment with Tween Brands as a result of the proposed merger with Dress Barn even if the proposed merger is not ultimately consummated;

•	benefits that Tween Brands expects to realize from the merger, such as the potentially enhanced strategic position of the combined company, would not be realized; and

•

the diversion of management’s attention away from the day-to-day business of Tween Brands, compliance with the limits on capital spending and acquisitions, and other restrictive covenants contained in the merger agreement that may impact the manner in which the management of Tween Brands is able to conduct the business of the company during the period prior to the consummation of the merger and the unavoidable disruption to employees and Tween Brands’ relationships with customers and suppliers during the period prior to the consummation of the merger, may make it difficult for Tween Brands to regain its financial and market position if the merger does not occur.

In addition, if the merger agreement is terminated and the board of directors of Tween Brands determines to seek another business combination, there can be no assurance that Tween Brands will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided in the merger.

Required regulatory approvals may not be obtained on a timely basis or at all, which could delay or prevent completion of the merger.

Completion of the merger is conditioned upon having obtained approval or the applicable waiting period having expired under the HSR Act and the antitrust laws of any applicable foreign jurisdiction, and the failure to obtain such approvals would have a material adverse effect on Dress

Barn or Tween Brands. The requirement that these approvals be obtained could delay the completion of the merger for a significant period of time, including after Tween Brands stockholders have approved the merger. Dress Barn and Tween Brands filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 28, 2009 and the waiting period under the HSR Act expired on August 27, 2009. At any time before the effective time of the merger, the Antitrust Division, the FTC or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger or to require the divestiture of certain assets of Dress Barn or Tween Brands. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

The value of the shares of Dress Barn common stock that Tween Brands stockholders receive pursuant to the merger could vary as a result of fluctuations in the price of Dress Barn common stock.

At the effective time of the merger, each outstanding share of Tween Brands common stock will be converted into the right to receive 0.47 shares of Dress Barn common stock (or such reduced amount of shares as described below); however, if the aggregate number of shares of Dress Barn common stock to be issued in the merger pursuant to the merger agreement would exceed the maximum share number of Dress Barn’s issued and outstanding shares of common stock immediately prior to the effective time of the merger, then the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Dress Barn common stock issuable in the merger pursuant to the merger agreement equals the maximum share number. Dress Barn has agreed in the merger agreement not to redeem, repurchase or otherwise retire any previously outstanding shares of Dress Barn common stock from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement.

Other than for the possible reduction in the exchange ratio, as applicable, to insure that Dress Barn common stock issuable in the merger does not exceed the maximum share number, the exchange ratio is fixed; therefore, the number of shares that Tween Brands stockholders will receive pursuant to the merger will not increase, even if the market price of Dress Barn common stock decreases. The price of Dress Barn common stock has been subject to significant fluctuations. For example, during the first and second calendar quarters of 2009, the sales price per share of Dress Barn’s common stock ranged from $7.50 to $16.81, as reported on The Nasdaq Global Select Market. Variations in the price of Dress Barn common stock could be the result of changes in the business, operations or prospects of Dress Barn or Tween Brands, market assessments of the likelihood that the merger will be consummated within the anticipated time or at all, general market and economic conditions and other factors which are beyond the control of Dress Barn or Tween Brands. There is no provision in the merger agreement that guarantees a minimum value for Dress Barn common stock to be issued at the effective time or that permits Tween Brands to amend or terminate the merger agreement if the price of Dress Barn common stock declines. Accordingly, at the time of the special meeting at which Tween Brands stockholders will be asked to adopt the merger agreement, the value of the amount of shares to be received pursuant to the exchange ratio will not be known. Tween Brands stockholders should obtain recent market quotations of Dress Barn common stock before they vote on the merger.

The exchange ratio is fixed and will not be adjusted to reflect any increases in the market price of Tween Brands’ stock or any improvements in Tween Brands business, results of operations or financial condition.

The exchange ratio is fixed; therefore, the number of shares that Tween Brands stockholders will receive pursuant to the merger will not increase, even if the market price of Tween Brands common stock increases. The market price of Tween Brands common stock has been subject to significant fluctuations. The sales price per share of Tween Brands common stock on June 24, 2009, the last trading day prior to the date of the public announcement of the execution of the merger agreement, was $5.18, and on October 23, 2009, the most recent practicable date prior to the date of this proxy statement/prospectus, the sales price per share of Tween Brands common stock was $9.03. There is no provision in the merger agreement that guarantees a minimum value for Dress Barn common stock to be issued at the effective time or that permits Tween Brands to amend or terminate the merger agreement if the value declines in relation to the value of Tween Brands common stock.

The market price for Dress Barn common stock may be affected by factors different from those affecting the market price for Tween Brands common stock.

Upon the consummation of the merger, holders of Tween Brands common stock will be entitled to become holders of Dress Barn common stock. The results of operations of the combined operations may be affected by factors different from those currently affecting the results of operations of Tween Brands. For a discussion of the businesses of Tween Brands and Dress Barn and of certain risk factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 106.

The merger may not be accretive and may cause dilution to Dress Barn’s earnings per share, which may negatively affect the market price of Dress Barn’s common stock.

Dress Barn currently anticipates that the merger will be accretive to earnings per share during the second full year after the merger. This expectation is based on preliminary estimates which may materially change. Dress Barn could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to Dress Barn’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the price of Dress Barn’s common stock.

The acquisition of Tween Brands by Dress Barn may present significant challenges to Dress Barn.

The success of the merger will depend on Dress Barn’s ability to manage Dress Barn’s and Tween Brands’ operations, to realize opportunities for revenue growth and, to some degree, to eliminate redundant and excess costs. Achieving the anticipated benefits of the merger may present a number of significant risks and considerations, including, but not limited to:

•	demands on management related to the increase in the size of Dress Barn after the acquisition;

•	the diversion of management’s attention from the management of daily operations to the integration of operations;

•	expected cost savings not being achieved in full, or taking longer or requiring greater investment to achieve;

•	achieving transition and new store growth potential;

•	potential attrition of key employees following the consummation of the merger; and

•	difficulties in maintaining uniform standards and controls, including internal control over financial reporting, required by the Sarbanes-Oxley Act of 2002 and related procedures and policies.

If any of these challenges occur, the actual transition may result in additional and unforeseen expenses, and actual cost and sales synergies, if achieved at all, may be lower than Dress Barn expects or may take longer to achieve than anticipated. If Dress Barn cannot overcome these challenges, Dress Barn’s business, financial condition and results of operations could be materially adversely affected.

Dress Barn may be unable to retain Tween Brands’ key employees, the loss of which could adversely affect Dress Barn.

The success of the combined operations after the merger will depend in part upon Dress Barn’s ability to retain key employees of Tween Brands. Key employees of Tween Brands may depart because of issues relating to post-transaction differences, including the different corporate cultures and the compensation structure in place at Dress Barn that may differ from the current structure in place for Tween Brands employees. Accordingly, no assurance can be given that Dress Barn will be able to retain key employees of Tween Brands. The loss of these key employees could adversely impact Dress Barn’s business. Dress Barn may seek to provide any such key employees additional incentives to induce them to remain with the Company for a longer period of time.

The merger agreement limits Tween Brands’ ability to pursue an alternative acquisition proposal and requires Tween Brands to pay a termination fee and certain expenses if it does.

The merger agreement prohibits Tween Brands from soliciting, initiating or knowingly encouraging acquisition proposals from any third party. The merger agreement also provides that Tween Brands will be required to pay a termination fee of $5,150,000 to Dress Barn and certain out-of-pocket expenses (up to a maximum of $1,000,000) incurred by Dress Barn in connection with the merger agreement upon termination of the merger agreement under certain circumstances.

Tween Brands executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Tween Brands stockholders.

Executive officers of Tween Brands negotiated the terms of the merger agreement with their counterparts at Dress Barn, and the board of directors of Tween Brands approved the merger agreement and unanimously recommended that Tween Brands stockholders vote in favor of the adoption of the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Tween Brands’ executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Tween Brands stockholders. These differences include, among others, the directors’ and executive officers’ interests stemming from retention bonuses, severance benefits, stock options, outstanding restricted share units or Dress Barn’s indemnification obligations following the merger. For a detailed discussion of the special interests that Tween Brands’ directors and executive officers may have in the merger, please see the section captioned “The Merger—Interests of Certain Persons in the Merger” beginning on page 64.

Legal proceedings in connection with the merger could delay or prevent the completion of the merger.

Purported class action lawsuits have been filed by third parties challenging the proposed merger and seeking, among other things, to enjoin the consummation of the merger. One of the conditions to the closing of the merger is that no governmental entity of competent jurisdiction has permanently enjoined the consummation of the merger or the transactions contemplated by the merger agreement. If a plaintiff is successful in obtaining an injunction prohibiting consummation of the merger, then the injunction may delay the merger or prevent the merger from being completed.

Risks Related to Dress Barn Common Stock

The price of Dress Barn common stock may fluctuate significantly, which may make it difficult for you to sell the common stock when you want or at prices you find attractive.

The closing price of Dress Barn common stock fluctuated from a high of $19.32 per share to a low of $9.35 per share in fiscal 2008, and from a high of $17.93 per share to a low of $6.16 per share in the fiscal year ended July 25, 2009. The price of Dress Barn common stock may not remain at or exceed current levels.

Recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect Dress Barn’s business and the market price of Dress Barn’s common stock. In particular, recent economic conditions may adversely affect Dress Barn’s business, including the potential impact on the apparel industry, its customers, financing and other contractual arrangements. In addition, conditions may remain depressed in the future or may be subject to further deterioration. Recent or future developments in the U.S. and global economies may lead to increased unemployment or a reduction in consumer spending overall, either of which could have an adverse impact on Dress Barn’s operations.

Tight credit markets and recent or future turmoil in the financial markets could also make it more difficult for Dress Barn to refinance its existing indebtedness (if necessary), to enter into agreements for new indebtedness or to obtain funding through the issuance of its securities. Worsening economic conditions could also result in difficulties for financial institutions (including bank failures) and other parties that Dress Barn may do business with, which could potentially impair its ability to access financing under existing arrangements or to otherwise recover amounts as they become due under its other contractual arrangements.

In addition to the general economic global conditions, the price of Dress Barn common stock may be impacted by other key factors, including:

•	governmental regulation;

•	new accounting pronouncements or regulatory rulings;

•	health care legislation;

•	fluctuations in Dress Barn’s operating results;

•	the outcome of litigation incidental to Dress Barn’s business; and

•	competition.

The market price of Dress Barn common stock may decline as a result of the merger.

The market price of Dress Barn common stock may decline as a result of the merger if the perceived benefits of the merger are not achieved as rapidly as anticipated, or to the extent anticipated, by financial analysts or investors; or the effect of the merger on Dress Barn’s financial results is not consistent with the expectations of financial analysts or investors.

INFORMATION ABOUT THE SPECIAL MEETING OF TWEEN BRANDS STOCKHOLDERS

This section contains information for Tween Brands stockholders about the special meeting of Tween Brands stockholders.

Together with this proxy statement/prospectus, Tween Brands is also sending you a notice of the special meeting of Tween Brands stockholders and a form of proxy that is being solicited by the board of directors of Tween Brands for use at the special meeting of Tween Brands stockholders. The information and instructions contained in this section are addressed to Tween Brands stockholders and all references to “you” in this section should be understood to be addressed to Tween Brands stockholders.

Date, Time and Place of the Special Meeting of Tween Brands Stockholders

This proxy statement/prospectus is being furnished by the board of directors of Tween Brands in connection with the solicitation of proxies from holders of Tween Brands common stock for use at the special meeting of Tween Brands stockholders to be held at Tween Brands’ corporate offices, located at 8323 Walton Parkway, New Albany, Ohio, on November 25, 2009, beginning at 9:00 a.m. Eastern Time, and at any adjournment or postponement of the special meeting of Tween Brands stockholders.

Purpose of the Special Meeting of Tween Brands Stockholders

The following proposals will be considered and voted upon at the special meeting of Tween Brands stockholders:

•	a proposal to adopt the merger agreement (Proposal No. 1);

•

a proposal to approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement (Proposal No. 2); and

•	such other business and matters or proposals as may properly come before the special meeting or any postponement or adjournment thereof.

Recommendation of Tween Brands’ Board of Directors

THE BOARD OF DIRECTORS OF TWEEN BRANDS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ARE ADVISABLE AND IN THE BEST INTERESTS OF, AND FAIR TO, TWEEN BRANDS AND ITS STOCKHOLDERS AND HAS APPROVED SUCH ITEMS. THE BOARD OF DIRECTORS OF TWEEN BRANDS UNANIMOUSLY RECOMMENDS THAT TWEEN BRANDS STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

THE BOARD OF DIRECTORS OF TWEEN BRANDS UNANIMOUSLY RECOMMENDS THAT TWEEN BRANDS STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING OF TWEEN BRANDS STOCKHOLDERS TO A LATER DATE, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

Record Date and Outstanding Shares

The board of directors of Tween Brands has fixed October 26, 2009 as the record date. Only stockholders of record of Tween Brands common stock on the books of Tween Brands as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting of Tween Brands stockholders and any adjournments or postponements of the special meeting of Tween Brands stockholders. At the close of business on the record date, there were 24,873,234 shares of Tween Brands common stock issued and outstanding held by 13,799 stockholders of record. The number of record stockholders does not include persons whose stock is held in nominee or “street name” accounts through brokers.

Quorum Requirement

The presence at the special meeting, in person or by proxy, of the holders of shares of Tween Brands common stock representing at least one-third of the votes of the common stock entitled to vote constitutes a quorum for the transaction of business at the special meeting of Tween Brands stockholders. Your shares will be counted for purposes of determining whether a quorum exists for the special meeting if you return a signed and dated proxy card, if you submit a proxy by telephone or the Internet, or if you vote in person at the special meeting of Tween Brands stockholders, even if you “ABSTAIN” from voting on the proposals. Shares of Tween Brands common stock voted by a bank or broker holding shares of Tween Brands common stock for a beneficial owner are counted as present and entitled to vote for purposes of determining a quorum. However, because Tween Brands believes that both proposals to be voted upon at the special meeting are considered non-routine under the rules of the NYSE, a broker cannot vote shares of Tween Brands common stock at the special meeting for which it did not properly receive a voting instruction form from the beneficial owner, and such shares will not be counted for determining the presence of a quorum.

If a quorum is not present at the special meeting of Tween Brands stockholders, Tween Brands expects that the special meeting will be postponed or adjourned to a later date.

Vote Required

Each holder of Tween Brands common stock will be entitled to one vote, in person or by proxy, for each share of Tween Brands common stock registered in the holder’s name on the books of Tween Brands as of the close of business on the record date on any matter submitted for the vote of Tween Brands stockholders. Proposal No. 1 to adopt the merger agreement will be approved if the holders of a majority of the outstanding shares of Tween Brands common stock entitled to vote at the special meeting of Tween Brands stockholders vote in favor of such proposal. Proposal No. 2 to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement will be approved if the holders of a majority of shares of Tween Brands common stock present in person or represented by proxy at the special meeting and voting thereon vote in favor of such proposal.

If a Tween Brands stockholder fails to submit a proxy or voting instruction form or to vote in person at the special meeting, or if a Tween Brands stockholder abstains from voting on Proposal No. 1, the effect will be the same as a vote against the adoption of the merger agreement. If a Tween Brands stockholder fails to submit a proxy or voting instruction form or to vote in person at the special meeting, or if a Tween Brands stockholder abstains from voting on Proposal No. 2, such stockholder’s shares will not be counted in determining the outcome of the adjournment proposal. Under the rules of the NYSE, a broker is not permitted to vote shares of Tween Brands common stock on either proposal at the special meeting if it did not properly receive a voting instruction form from the beneficial owner of such shares, and therefore there cannot be any broker non-votes occurring in connection with either proposal at the special meeting.

Shares Beneficially Owned by Directors and Executive Officers as of the Record Date

As of the record date, executive officers and directors of Tween Brands, together with their affiliates, beneficially owned an aggregate of 225,187 shares of Tween Brands common stock, which is equal to approximately 0.9% of the outstanding shares of Tween Brands common stock as of the record date.

Voting at the Special Meeting of Tween Brands Stockholders

If you are a Tween Brands stockholder of record as of the close of business on the record date and you attend the special meeting of Tween Brands stockholders, you may vote in person by completing a ballot at the special meeting of Tween Brands stockholders even if you already have signed, dated and returned a proxy card or submitted a proxy telephonically or on the Internet. If your shares of Tween Brands common stock are held in the name of a bank, broker or other nominee, you may not vote your shares of Tween Brands common stock in person at the special meeting of Tween Brands stockholders unless you obtain a signed proxy from the record holder giving you the right to vote the shares of Tween Brands common stock.

Proxies

Tween Brands stockholders of record may submit their proxies by mail by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. We recommend you do so promptly to help ensure timely delivery so that your shares may be voted at the special meeting. Your proxy card will instruct the persons named on the card to vote your shares at the special meeting as you direct on the card. Tween Brands stockholders of record may also submit their proxies by using the telephone or the Internet. Instructions for submitting a proxy by telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to submit a proxy via the Internet, please have your proxy card available so you can input the required information from the card. The proxy card shows the Internet website address. When you log on to the Internet website address, you will receive instructions on how to proceed with submitting a proxy for your shares. The telephone and Internet proxy submission procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow Tween Brands stockholders to appoint a proxy to vote their shares of Tween Brands common stock, and to confirm that their instructions have been properly recorded.

Shares Held Through Brokerage Accounts. If your shares of Tween Brands common stock are held in the name of a bank, broker or other nominee, you should follow the instructions provided by that bank, broker or nominee on how to direct the voting of your shares of Tween Brands common stock.

How Proxies Will Be Voted. All shares of Tween Brands common stock represented by proxies properly executed and received by Tween Brands before or at the special meeting of Tween Brands stockholders will be voted in accordance with the instructions indicated on the proxies. If the proxy is properly completed, signed and returned but no instructions are indicated, the shares of Tween Brands common stock will be voted “FOR” Proposal No. 1, the adoption of the merger agreement, and “FOR” Proposal No. 2, the approval of the adjournment of the special meeting, if necessary.

Revoking Your Proxy. If you grant a proxy in respect of your shares of Tween Brands common stock and then attend the special meeting of Tween Brands stockholders, your attendance at the special meeting of Tween Brands stockholders, or at any adjournment or postponement of the special meeting of Tween Brands stockholders, will not automatically revoke your proxy. You can, however, revoke a proxy at any time prior to its exercise by:

•	attending the special meeting and voting in person;

•

delivering to Tween Brands’ Corporate Secretary a written notice of revocation before the special meeting of Tween Brands stockholders (or, if the special meeting of Tween Brands stockholders is adjourned or postponed, before the adjourned or postponed meeting is actually held); or

•

delivering to Tween Brands’ Corporate Secretary a later-dated, duly executed proxy (including a proxy by telephone or the Internet) before the special meeting of Tween Brands stockholders (or, if the special meeting of Tween Brands stockholders is adjourned or postponed, before the adjourned or postponed meeting is actually held).

If you hold shares through a bank, broker or other nominee, you must contact your bank, broker or nominee for information on how to revoke your proxy or change your vote.

Solicitation of Proxies

Tween Brands is conducting this proxy solicitation. In addition to these mailed proxy materials, Tween Brands’ directors and employees may also solicit proxies or votes in person, by mailing additional materials, by telephone, by electronic mail or by postings on the internet. Directors and employees will not be paid any additional compensation for soliciting proxies. Tween Brands has also retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, a proxy solicitation firm, to solicit proxies on behalf of Tween Brands. Tween Brands has agreed to pay Morrow & Co., LLC an estimated fee of $7,500, plus its out-of-pocket expenses in connection with such solicitation of proxies on behalf of Tween Brands. Tween Brands will bear the costs it incurs in the solicitation of proxies under this proxy statement/prospectus, and will also reimburse banks, brokerage firms and other nominees for their costs in forwarding proxy materials to Tween Brands’ beneficial owners.

Other Business

As of the date of this proxy statement/prospectus, the board of directors of Tween Brands is not aware of any business to be acted upon at the special meeting of Tween Brands stockholders other than as described in this proxy statement/prospectus. If any other matters should properly come before the special meeting, or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote in accordance with their best judgment on such matters.

Householding

The SEC has adopted amendments to its rules regarding delivery of materials to stockholders sharing the same address. The rules allow Tween Brands to deliver a single set of proxy materials to an address shared by two or more Tween Brands stockholders. This delivery method is referred to as “householding” and can result in significant costs savings for Tween Brands. To take advantage of this opportunity, Tween Brands has delivered only one set of proxy materials to multiple stockholders who share an address, unless Tween Brands received contrary instructions from the impacted stockholders prior to the mailing date. Tween Brands undertakes to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a stockholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of proxy materials, either now or in the future, you may request a separate copy of the proxy materials by writing to us at the following address: Tween Brands, Inc., 8323 Walton Parkway, New Albany, Ohio 43054, Attention: Investor Relations, or by telephoning us at (614) 775-3500.

If you are currently a stockholder sharing an address with another Tween Brands stockholder and wish to receive one set of proxy materials per household in the future, please contact Investor Relations at the above address or telephone number.

If you hold shares through a bank, broker or other nominee, you must contact your bank, broker or nominee directly if you have questions, require additional copies of the proxy materials or wish to receive multiple sets by revoking your consent to householding.

To Attend the Special Meeting of Tween Brands Stockholders

Only stockholders as of the close of business on the record date, authorized proxy holders and Tween Brands’ guests may attend the special meeting. Your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the special meeting. If you are not a stockholder of record but hold shares through a bank, broker or other nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to October 26, 2009, a copy of the voting instruction card provided by your bank, broker or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the special meeting.

Communications by Tween Brands Stockholders with Tween Brands

Any written revocation of a proxy or other communications in connection with this proxy statement/prospectus and any requests for additional copies of this proxy statement/prospectus or the proxy card should be addressed to Tween Brands, Inc., Attention: Corporate Secretary, 8323 Walton Parkway, New Albany, Ohio 43054. If you have any questions or need further assistance in voting your shares of Tween Brands common stock, please call Tween Brands at (614) 775-3500.

Your vote is important. Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly.

TWEEN BRANDS PROPOSAL NO. 1—ADOPTION OF THE MERGER AGREEMENT

THE MERGER

General

On June 24, 2009, each of Tween Brands’ and Dress Barn’s board of directors approved the merger agreement, which provides for the acquisition of Tween Brands by Dress Barn through a merger of Merger Sub, a newly formed and wholly owned subsidiary of Dress Barn, with and into Tween Brands, with Tween Brands surviving following the merger. Tween Brands will operate as a separate wholly owned subsidiary of Dress Barn. Upon consummation of the merger, each share of Tween Brands common stock will be converted into the right to receive 0.47 shares of Dress Barn common stock (or such reduced amount of shares as described below); however, if the aggregate number of shares of Dress Barn common stock to be issued in the merger pursuant to the merger agreement would exceed the maximum share number of Dress Barn’s issued and outstanding shares of common stock immediately prior to the effective time of the merger, then the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Dress Barn common stock issuable in the merger pursuant to the merger agreement equals the maximum share number. Tween Brands stockholders will not receive any fractional shares of Dress Barn common stock in the merger. Instead, any stockholder who would otherwise be entitled to a fractional share of Dress Barn common stock will be entitled to receive an amount in cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the measurement price.

Background of the Merger

On August 15, 2008, David R. Jaffe, President and Chief Executive Officer of Dress Barn, met with Michael W. Rayden, President and Chief Executive Officer of Tween Brands, in Columbus, Ohio, to discuss a potential transaction between the two companies. This meeting was initiated by Mr. Jaffe at the request of the board of directors of Dress Barn, which had been considering potential acquisition transactions, including a potential transaction with Tween Brands. At that meeting, Mr. Rayden informed Mr. Jaffe that Tween Brands was focused on the conversion of its Limited Too stores to the Justice brand name and that, while he would communicate Dress Barn’s expression of interest to the board of directors of Tween Brands, he did not believe that Tween Brands was interested in discussing a potential merger or acquisition with Dress Barn at that time.

On October 21, 2008, Ms. Elizabeth Eveillard, the lead independent director of Tween Brands, met with Mr. Jaffe at Mr. Jaffe’s request. Mr. Jaffe and Ms. Eveillard discussed the recent acquisition proposal made by Adrenalina to Pacific Sunwear of California and Mr. Jaffe indicated that Dress Barn had an interest in a potential merger or acquisition transaction with Tween Brands. Mr. Jaffe informed Ms. Eveillard that Dress Barn was interested in future meetings with Tween Brands to discuss business and financial matters with respect to Tween Brands and Dress Barn and potential synergies between the two companies. Ms. Eveillard informed Mr. Jaffe that Tween Brands was in the process of implementing its conversion to one store brand and that the board of directors of Tween Brands was encouraged about the new strategy. Ms. Eveillard indicated she would report the details of their conversation to Mr. Rayden and the board of directors of Tween Brands in order to determine if there was any interest in engaging in discussions with Dress Barn about a potential combination of the two companies.

On November 5, 2008, at a special meeting of the board of directors of Tween Brands, both Mr. Rayden and Ms. Eveillard discussed their meetings with Mr. Jaffe. After discussion, the board of directors of Tween Brands unanimously instructed Mr. Rayden to call Mr. Jaffe and inform him that, due to Tween Brands’ implementation of its conversion to one store brand, any discussion of a potential combination of the two companies could not occur until the end of Tween Brands’ fourth fiscal quarter.

Although the board of directors of Tween Brands believed that Tween Brands was positioned to weather the challenging economic environment, it determined to explore alternative strategies to better secure Tween Brands’ financial position. Accordingly, Mr. Rayden, together with other members of the Tween Brands management, reviewed the qualifications of several financial advisors and conducted interviews with Peter J. Solomon Company, which we refer to as PJSC, and another financial advisor. In late November 2008, Tween Brands engaged the services of PJSC, and O’Melveny & Myers LLP to assist Tween Brands with respect to matters relating to its credit agreement as well as its general capital structure and related strategic matters, including a possible equity investment by a third-party financing source or other third-party acquisition, merger or similar transaction. The criteria used by the board of directors of Tween Brands in selecting PJSC as its financial advisor included PJSC’s reputation, experience with the retail industry, availability of PJSC’s top bankers and PJSC’s ability to also assist Tween Brands in its anticipated negotiations in connection with its credit agreement and for any merger or other related strategic alternative. With respect to the services provided by PJSC to Tween Brands in connection with the amendment of Tween Brands’ credit agreement, Tween Brands agreed to pay PJSC a fee of $650,000 together with reimbursement of PJSC’s reasonable expenses. In connection with PJSC’s services in connection with a merger or other related strategic alternative, Tween Brands agreed to pay PJSC an aggregate fee currently estimated to be approximately $3.0 million, as further described below under “—Fairness Opinion of Peter J. Solomon Company.”

On December 5, 2008, at a special meeting of the board of directors of Tween Brands, the board of directors discussed pursuing an amendment to Tween Brands’ credit agreement, dated as of September 12, 2007, referred to as the Tween Brands Credit Agreement, to provide Tween Brands with additional operating flexibility. The board of directors also discussed certain other strategic matters, including seeking potential minority equity investments. At the time of its discussion, the board of directors did not consider a potential amendment to the Tween Brands’ credit agreement to be a mutually exclusive alternative to a potential minority equity investment. Rather, the board of directors of Tween Brands discussed the benefits of pursuing both courses, including a potential concurrent equity investment and amendment to the credit agreement. The board of directors determined to wait until after it had information with respect to holiday season sales to pursue an amendment to the Tween Brands Credit Agreement.

Following the December 5 board meeting, PJSC contacted 10 private equity firms to gauge their interest in obtaining further information with respect to Tween Brands in connection with a potential minority equity investment in Tween Brands. PJSC selected its list of 10 private equity firms based on PJSC’s knowledge of such firms’ interest in retail investments as well as PJSC’s belief that such firms could have a potential interest in making a minority investment in Tween Brands. On December 18, 2008, Mr. Rayden and PJSC met with representatives of four private equity firms, each of which firms had entered into confidentiality agreements with Tween Brands. Each of these firms expressed interest in a potential minority equity investment and in learning more information about Tween Brands, but did not express an interest in an acquisition of Tween Brands. None of these four private equity firms that had initially expressed interest in a potential minority equity investment submitted a written proposal to Tween Brands.

On December 19, 2008, Mr. Rayden, Rolando de Aguiar, Chief Financial Officer of Tween Brands, and Gregory J. Henchel, Senior Vice President and General Counsel of Tween Brands, met telephonically with PJSC and O’Melveny & Myers LLP to discuss the December 18 meetings and next steps. Management of Tween Brands, in consultation with PJSC, determined that the next substantive communications with each of the four private equity firms that had initially expressed interest in a potential majority equity investment in Tween Brands should occur after completion of the holiday season, when Tween Brands would be in a position to discuss the results of the holiday season. At the request of management, PJSC also discussed at this meeting four potential private equity firms that might have an interest in a potential minority equity investment in Tween Brands; however, the board of directors of Tween Brands and PJSC determined for various reasons that none of these four additional private equity firms were likely to be in a position to make a minority equity investment in Tween Brands on terms acceptable to Tween Brands, if at all.

On January 6, 2009, PJSC conducted an initial call with an additional private equity firm, Party A, with respect to a potential minority equity investment in Tween Brands. On February 6, 2009, Tween Brands entered into a confidentiality agreement with Party A and, on February 9, 2009, began sharing non-public information, such as information on Tween Brands’ organizational structure and its internal management reports that provided quarter-to-date and season-to-date results, detail on restructuring expenses, an operating cash flow summary, including a summary of operating cash flows by individual store, and a markdown history, with Party A.

On February 19, 2009, Mr. Rayden and Mr. de Aguiar participated in a due diligence call with PJSC and Party A during which the parties discussed certain business and operational matters with respect to Tween Brands. Thereafter, representatives of Tween Brands continued to provide information to Party A regarding business and operational matters and to respond to additional diligence requests from Party A.

On February 23, 2009, Tween Brands completed its negotiations regarding the Tween Brands Credit Agreement and entered into an amendment that eased the original leverage and coverage ratio financial covenants. Additionally, in connection with the amendment, Tween Brands granted its lenders a security interest in its assets, and the undrawn revolving credit facility was reduced from $100 million to a maximum of $50 million. The terms of the amendment also imposed limits on capital expenditures by Tween Brands and restricted the ability of Tween Brands to repurchase its common stock or pay dividends.

On February 26, 2009, at a regular meeting of the board of directors of Tween Brands, PJSC provided the board of directors with an update on discussions with potential minority equity investors. The board of directors also discussed other strategic alternatives including a potential merger of Tween Brands and Dress Barn and remaining an independent entity without engaging in any transaction. The board of directors determined that, given Tween Brands’ low stock price (the closing price on February 25, 2009 was $1.67), raising meaningful proceeds from an equity investment would significantly dilute the existing stockholders. The board of directors was also advised by Tween Brands’ management that, based on management’s updated financial projections for fiscal 2009, management believed that Tween Brands’ cash reserves were adequate without the need for additional financing. This additional information, coupled with the fact that the recent amendment to the Tween Brands Credit Agreement had eased the original leverage and coverage ratio financial covenants that had been imposed on Tween Brands at the time the board of directors began exploring a potential minority investment, caused the board of directors to determine that a minority equity investment would not be in the best interests of Tween Brands and its stockholders. Accordingly, the board of directors instructed PJSC to advise such firms, including Party A, that Tween Brands was not interested in pursuing investments in the ranges then under discussion ($25 million to $50 million). The board of directors authorized Mr. Rayden to engage in further discussions with Dress Barn with respect to a potential strategic transaction between the parties.

On March 10, 2009, Mr. Rayden and Mr. Jaffe met in New York City to discuss the willingness of Dress Barn and Tween Brands to explore a possible merger and potential merger synergies.

On March 12, 2009, at a regular meeting of the board of directors of Dress Barn, the board of directors received a report regarding the prior discussions between Dress Barn and Tween Brands and discussed the potential acquisition of Tween Brands. The board of directors instructed Dress Barn’s management to conduct a due diligence review of Tween Brands, and authorized Dress Barn’s management to enter into a mutually acceptable confidentiality agreement with Tween Brands.

On March 19, 2009, Tween Brands and Dress Barn entered into a mutual confidentiality agreement and each of Dress Barn and Tween Brands began sharing non-public information with the other as part of each company’s due diligence review of the other. Each party initially provided the other with information on its respective business and operations, including organizational charts, historical store operating data and historical monthly operating results as well as projected monthly operating results for fiscal 2009. As part of the due diligence process, certain members of senior management of each of Tween Brands and Dress Barn made presentations to the other and their respective advisors. In addition, each party prepared an electronic data room and, beginning in April 2009, provided each other access to their respective data rooms.

On or around March 31, 2009, Party A contacted PJSC to advise that Party A was interested in a potential acquisition of Tween Brands. Party A did not propose financial terms for such a transaction during this call. Thereafter, representatives of Tween Brands continued to share information with, and to respond to additional diligence requests from, Party A.

On April 13, 2009, Mr. Rayden, Mr. de Aguiar, Mr. Henchel and representatives of PJSC met with Mr. Jaffe, Armand Correia, Chief Financial Officer of Dress Barn, Gene L. Wexler, Senior Vice President and General Counsel of Dress Barn, Reid Hackney, Vice President, Finance and Corporate Controller of Dress Barn, and representatives of Dress Barn’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch Securities, in New York City. At this meeting, Tween Brands and Dress Barn exchanged diligence materials and discussed potential corporate, real estate, finance, information technology, merchandising, sourcing and store operation synergies that could arise in a combination of Tween Brands and Dress Barn.

Two additional meetings between Tween Brands and Dress Barn, together with their respective financial advisors, were held on April 22, 2009 and May 6, 2009 to discuss potential synergies that could result from a possible combination of Tween Brands and Dress Barn. Present at the April 22, 2009 meeting on behalf of Tween Brands were Mr. de Aguiar and, on behalf of Dress Barn, Mr. Correia and Mr. Hackney. Present at the May 6, 2009 meeting were Mr. Rayden and Mr. de Aguiar on behalf of Tween Brands and Mr. Jaffe, Mr. Correia and Mr. Hackney on behalf of Dress Barn. During the May 6 meeting, representatives of Dress Barn advised the representatives of Tween Brands that Dress Barn anticipated making a proposal to Tween Brands at the end of May, following each party’s respective release of financial results for the most recently completed fiscal quarter.

On May 7, 2009, at a special meeting of the board of directors of Tween Brands, the board of directors received a report of the discussions between the management teams of Tween Brands and Dress Barn and discussed the potential merger of Tween Brands with Dress Barn. The board of directors also received a report of the ongoing discussions with Party A. The board of directors discussed Tween Brands’ strategic alternatives, including its prospects as an independent public company and the potential benefits and detriments of a merger with Dress Barn. The board of directors also discussed the potential benefits and detriments of a sale to Party A or to another third party for cash. The board of directors also discussed the potential timing of a merger transaction with Dress Barn, including the uncertainty and potential challenges particularly with respect to the financing risk and timing that could result from a sale to Party A or to another third party for cash. At the instruction of the board of directors, PJSC advised Party A that, if Party A was interested in making a proposal to Tween Brands, it should do so promptly.

On May 11, 2009, Mr. Rayden, Mr. Aguiar and PJSC met with Party A in Columbus, Ohio to discuss financial and operational diligence matters.

On May 21, 2009, at a regular meeting of the board of directors of Tween Brands, PJSC made a detailed presentation to the board of directors with respect to a potential merger transaction between Tween Brands and Dress Barn. PJSC and Tween Brands’ management also updated the board of directors on the status of discussions with Party A, noting that while Tween Brands had continued to be responsive to diligence requests from Party A, Party A was not yet prepared to discuss the financial parameters of a potential acquisition of Tween Brands. The board of directors of Tween Brands instructed Tween Brands’ management to continue to engage in discussions with Dress Barn’s management concerning the potential merger and to continue to respond to diligence inquiries from Party A.

On May 26, 2009, Mr. Rayden and Mr. de Aguiar participated in a telephone call with PJSC and Party A. During this call, Party A expressed its concern with the rising trading price of Tween Brands common stock and indicated that it may not be in a position to submit an offer to Tween Brands given the current trading price of Tween Brands common stock.

On May 28, 2009, at a regular meeting of the board of directors of Dress Barn, the board of directors received a report of the prior discussions between Dress Barn and Tween Brands and discussed the potential acquisition of Tween Brands. The board of directors instructed Dress Barn’s management to continue to engage in discussions with Tween Brands’ management concerning the potential acquisition and authorized Dress Barn’s management to make a preliminary, non-binding offer to acquire Tween Brands.

On May 29, 2009, Dress Barn proposed a stock-for-stock merger with Tween Brands at a fixed exchange ratio of 0.40 shares of Dress Barn common stock for each outstanding share of Tween Brands common stock.

On June 1, 2009, Party A contacted PJSC and stated that Party A was interested in an acquisition of Tween Brands in an all-cash transaction. Party A advised that it was not yet prepared to make an offer, however, as it would first need to (i) raise capital from one or more equity partners to finance the equity portion of a transaction because Party A could not provide all of the equity necessary to complete a transaction, (ii) obtain debt financing commitments from Tween Brands’ existing lenders or from new lenders to finance the debt portion of a transaction, (iii) complete due diligence, which it anticipated taking four weeks, and (iv) obtain internal investment committee approval in order to enter into such a transaction. Later in the day on June 1, Party A advised Mr. Rayden to expect a written proposal by June 3, 2009.

On June 3, 2009, Party A contacted PJSC and Mr. Rayden and advised that Party A expected to be able to submit a written proposal soon for an all-cash acquisition of Tween Brands at a price range of $7.75 - $8.25 per share, but that it had not yet resolved its principal contingencies, including securing an equity partner or partners, securing debt financing, completing due diligence and obtaining internal investment committee approval for this proposal.

On June 3, 2009, at a special meeting of the board of directors of Tween Brands, PJSC described the 0.40 fixed exchange ratio stock-for-stock proposal from Dress Barn and provided a preliminary analysis for the board of directors of the Dress Barn offer, including an analysis of the relative financial contributions that each of Dress Barn and Tween Brands would make to the combined company and how the proposed fixed exchange ratio compared to that contribution analysis. In its preliminary relative contribution analysis, PJSC compared the historical and projected financial operating contributions of each of Tween Brands and Dress Barn to the combined company. PJSC calculated the relative net sales, EBITDA and net income contributions of Tween Brands and Dress Barn and also compared the actual net sales and EBITDA contribution of each company. PJSC was then able to compare the contribution and implied ownership values calculated for Tween Brands relative to Dress Barn resulting in an implied exchange ratio it could then compare to the fixed exchange ratio. For a complete description of PJSC’s relative contribution analysis and the resulting comparison to the fixed exchange ratio of 0.47, see “Fairness Opinion of Peter J. Solomon Company—Relative Contribution Analysis” beginning on page 61. No material information was contained in PJSC’s preliminary analysis that was not also included in the final presentation made by PJSC to the board of directors of Tween Brands in connection with rendering its fairness opinion on June 24, 2009, as described below under “—Fairness Opinion of Peter J. Solomon Company” beginning on page 53. The board of directors discussed the merits of alternative transaction structures, including an all-cash transaction with Dress Barn, but determined that an all-stock transaction provided Tween Brands’ stockholders with the best opportunity to participate in the potential benefits of a combination of Dress Barn and Tween Brands. In particular, the board determined that an all-stock transaction provided the Tween Brands’ stockholders with the best opportunity to benefit from the potential synergies that could result from the combination of the two companies, including the incremental benefits of scale and its effect on the negotiation of leases, the ability to secure better prices for overseas production, the implementation of best practices to help realize enhanced sales and profitability, and cost-saving opportunities. The board of directors of Tween Brands also determined that an all-stock transaction also afforded the Tween Brands’ stockholders a better chance to participate in the potential future growth of an organization with considerably greater scale and breadth than Tween Brands.

At the June 3, 2009 special meeting of the board of directors of Tween Brands, PJSC also described for the board of directors the discussions to date with Party A and analyzed the potential cash offer from Party A, including the difficulty Party A was likely to encounter in obtaining both the equity and debt financing that it would need in order to complete an acquisition of Tween Brands at the proposed price range. Management and PJSC then presented the board of directors with an analysis of Tween Brands’ financial and operational projections for the fiscal years 2009 through 2013. These projections were substantially similar to the projections provided to PJSC that were included in PJSC’s final presentation to the board of directors of Tween Brands in connection with rendering its fairness opinion on June 24, 2009, except that they were preliminary in nature and certain projected financial information was subsequently revised in what ultimately became the Base Case included in PJSC’s final presentation following the further refinement of the projections and their underlying assumptions. After discussion, the board of directors instructed PJSC to counter Dress Barn’s offer with a proposal for a 0.575 fixed exchange ratio. The board of directors also instructed PJSC to call Party A and encourage it to submit its proposed acquisition terms as soon as possible, which PJSC did on or around June 3, 2009.

On June 4, 2009, PJSC met with BofA Merrill Lynch Securities and delivered Tween Brands’ counterproposal of a 0.575 fixed exchange ratio. Later in the day, in accordance with the instructions of the board of directors of Dress Barn, BofA Merrill Lynch Securities informed PJSC that a fixed exchange ratio of 0.47 was the maximum ratio that Dress Barn was prepared to offer.

On June 5, 2009, at a special meeting of the board of directors of Tween Brands, PJSC updated the board of directors with respect to Dress Barn’s revised proposal. The board of directors also inquired about communications with Party A and was informed that PJSC had made an additional request on or around June 5, 2009 to Party A with respect to receiving a written proposal from Party A, but no such proposal had been received. PJSC further advised the board of directors that, in an effort to encourage the prompt submission of an attractive written proposal, it had informed Party A that Tween Brands was in negotiations with a strategic acquirer for a stock-for-stock merger at a fixed exchange ratio and that Party A had acknowledged that it would need promptly to resolve its financing and due diligence contingencies and provide a written proposal to Tween Brands. PJSC then reviewed for the board of directors an updated analysis of the Dress Barn offer, revised to reflect a 0.47 fixed exchange ratio. No material information was contained in PJSC’s updated analysis that was not also included in the final presentation made by PJSC to the board of directors of Tween Brands in connection with rendering its fairness opinion on June 24, 2009, as described below under “—Fairness Opinion of Peter J. Solomon Company” beginning on page 53. The board of directors of Tween Brands discussed the Dress Barn position that a 0.47 fixed exchange ratio was its best offer and evaluated the likelihood of obtaining an increase in that offer. The board of directors of Tween Brands did not undertake to compare the Dress Barn offer to the per share price range of $7.75 to $8.25 referenced by Party A in its informal communication to Tween Brands on June 3, 2009, as Party A had not submitted an actual acquisition proposal to the board of directors. After further discussion with respect to the PJSC financial analysis, an update from management with respect to Tween Brands’ financial and operational performance and projections and the status of discussions with Party A, the board of directors instructed Tween Brands’ management to move forward in negotiating a possible merger agreement with Dress Barn.

On June 11, 2009, Proskauer Rose LLP, counsel to Dress Barn, provided to O’Melveny & Myers LLP an initial draft of the merger agreement. From June 11, 2009 to June 23, 2009, Dress Barn and Tween Brands, together with their respective outside legal and financial advisors, engaged in negotiations of the merger agreement and other related documentation, including with respect to representations and warranties, interim operating covenants, solicitation of alternative transactions, conditions to closing, termination rights and termination fees. During this period, tentative agreement on these and other issues was reached by Tween Brands and Dress Barn over the course of numerous discussions involving Mr. Rayden, Mr. de Aguiar and Mr. Henchel of Tween Brands, on the one hand, and Mr. Jaffe, Mr. Correia and Mr. Wexler of Dress Barn, on the other hand, and the companies’ respective legal and financial advisors. In addition, during this period, the parties continued their respective due diligence reviews of the business and operations of the other.

On or around June 15, 2009, Party A contacted PJSC and advised that Party A remained interested in a potential acquisition of Tween Brands, but that Party A was still in the process of attempting to satisfy its principal contingencies and therefore was not yet prepared to submit a written proposal.

On June 16 and 17, 2009, the senior management of Tween Brands, including Mr. Rayden and Mr. de Aguiar, and the senior management of Dress Barn, including Mr. Jaffe and Mr. Correia, met in Columbus, Ohio, together with Tween Brands’ and Dress Barn’s respective financial advisors, to discuss financial and business diligence matters, including potential corporate, real estate, finance, information technology, merchandising, sourcing and store operation synergies.

On June 18, 2009, at a special meeting of the board of directors of Tween Brands, PJSC and O’Melveny & Myers LLP updated the board of directors with respect to the status of negotiations with Dress Barn and the anticipated process and timing to reach resolution with respect to the remaining transaction issues. Mr. Rayden updated the board of directors with respect to the business diligence meetings held on June 16 and 17. PJSC provided the board of directors with an update on the discussions with Party A noting that Party A had still not been able to deliver a written proposal. PJSC reported that it had informed Party A that Tween Brands was very close to announcing a potential strategic transaction and that such announcement could come as early as the following week. PJSC expressed its concern to the board of directors that Party A was unlikely to be able to solve its financing contingencies and that it therefore did not expect Party A to submit a written proposal for the acquisition of Tween Brands. Management then reviewed for the board of directors the current financial projections for Tween Brands, noting that these projections had been shared and discussed with PJSC and that the portion of these projections relating to the fiscal year ending January 30, 2010 would be promptly shared with Dress Barn. Management then reviewed for the board of directors certain results of the business and financial diligence in which Tween Brands’ management and outside advisors had engaged with respect to Dress Barn. Included in this business and financial diligence review was a review of Dress Barn’s charter and organizational documents, SEC filings, including material contracts and financial information, other historical financial information, tax returns and other tax information and historical store operating data.

On June 19, 2009, at a special meeting of the board of directors of Dress Barn, Dress Barn’s management and legal and financial advisors updated the board of directors on the status of the proposed acquisition of Tween Brands and Dress Barn’s related due diligence. Various members of Dress Barn’s management reported on their meetings during the prior week in Columbus, Ohio with their counterparts at Tween Brands. Proskauer Rose LLP updated the board of directors on the open issues in the merger agreement, including the conditions to the closing of the merger, the non-solicit provisions to take effect upon execution of the merger agreement, the respective rights of Tween Brands and Dress Barn to terminate the merger agreement, the size of the termination fee, the appointment of Michael Rayden to the board of directors of Dress Barn effective as of the closing of the merger and the representations and warranties of both parties. BofA Merrill Lynch Securities discussed with the board of directors certain financial matters related to the proposed merger. The Dress Barn board of directors instructed Dress Barn management regarding certain open matters relating to the merger agreement.

On June 22, 2009, at a special meeting of the board of directors of Tween Brands, O’Melveny & Myers LLP reviewed for the board of directors the terms of the merger agreement, and the remaining open points for negotiation, which included the conditions to the closing of the merger, the non-solicit provisions to take effect upon execution of the merger agreement, the right of Tween Brands to terminate the merger agreement and the size of the termination fee. O’Melveny & Myers LLP then addressed questions from the board of directors with respect to the merger agreement and related negotiations. PJSC then reviewed with the board of directors its financial analysis of the per share merger consideration and reviewed the basis for its proposed fairness opinion. PJSC also informed the board of directors that it had still not received a written proposal from Party A. The meeting was adjourned with no formal action taken.

On June 22, 2009, the board of directors of Dress Barn convened a special meeting of the board, together with Dress Barn’s management and legal and financial advisors, to consider the merger agreement. Proskauer Rose LLP advised the members of the board of directors with respect to the merger agreement and related matters. BofA Merrill Lynch Securities discussed with the board of directors certain financial aspects of the proposed merger with Tween Brands.

On June 23, 2009, Party A called Mr. Rayden and PJSC in separate calls and advised that Party A was close to obtaining the necessary equity commitments for an acquisition of Tween Brands, but would not be in a position to submit a written proposal because it was not prepared to be a “stalking horse” bidder for Tween Brands. Party A stated that it would consider submitting a competing proposal if Tween Brands were to announce a transaction with another party with terms that Party A believed to be inferior to those it was prepared to offer. Subsequent to such conversations, through the date of this proxy statement/prospectus, Party A has not submitted a competing proposal to Tween Brands.

On June 24, 2009, at a special meeting of the board of directors of Tween Brands, Mr. Rayden and PJSC informed the board of directors of their communications from June 23 with Party A. O’Melveny & Myers LLP reviewed for the board of directors the revisions to the merger agreement from the version discussed at the June 22 board meeting. PJSC updated its financial analysis of the per share merger consideration as well as the basis for its proposed fairness opinion. PJSC then delivered to the board of directors of Tween Brands a written opinion dated June 24, 2009, to the effect that, as of that date and based on and subject to various considerations set forth in its opinion, the consideration proposed to be received by holders of Tween Brands common stock in conection with the merger was fair from a financial point of view to such holders. The board of directors of Tween Brands unanimously approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger.

On June 24, 2009, the board of directors of Dress Barn convened a special meeting of the board, together with Dress Barn’s management and legal and financial advisors, to consider the merger agreement. Proskauer Rose LLP advised the members of the board of directors with respect to the merger agreement and the related documents. The board of directors of Dress Barn reviewed, among other matters, Dress Barn’s management’s business rationale for the acquisition of Tween Brands, the results of Dress Barn’s due diligence review of information provided by Tween Brands and the terms of the proposed merger. BofA Merrill Lynch Securities discussed with the board of directors certain financial aspects of the proposed merger with Tween Brands. The boards of directors of Dress Barn and Merger Sub unanimously approved the merger agreement and the transactions contemplated thereby, including the merger.

On the evening of June 24, 2009, Tween Brands, Dress Barn and Merger Sub executed and delivered the merger agreement. The following morning, Tween Brands and Dress Barn issued a joint press release announcing the execution of the merger agreement.

Recommendations of the Board of Directors of Tween Brands; Tween Brands’ Reasons for the Merger

In evaluating the merger agreement and the merger, the board of directors of Tween Brands consulted with Tween Brands’ management and legal and financial advisors and, in reaching its decision to approve the merger agreement and to recommend that Tween Brands stockholders vote in favor of the adoption of the merger agreement considered a variety of factors supporting the adoption of the merger agreement, including the following:

•

Merger consideration. The board of directors of Tween Brands considered the 0.47 shares of Dress Barn common stock that Tween Brands stockholders will be entitled to receive for each share of Tween Brands common stock if the merger is consummated and concluded that such shares are likely to deliver greater long-term value to Tween Brands’ stockholders than would be expected if Tween Brands remained independent. The board of directors also considered that the exchange ratio represented approximately 16% ownership of Dress Barn by Tween Brands stockholders on a pro forma basis and, based on the closing prices of Dress Barn’s and Tween Brands’ common stock on June 24, 2009, corresponded to a price of approximately $6.22 per share, a 20% premium to the closing price of Tween Brands common stock on that date. The board of directors of Tween Brands further considered the fact that a fixed exchange ratio provides Tween Brands stockholders with certainty regarding the number of Dress Barn shares they will receive in connection with the merger, and allows them to benefit from any increase in the price of Dress Barn common stock during the pre-closing period.

•

Participation in future growth; synergies. The Tween Brands board of directors considered the fact that Tween Brands stockholders will participate in the potential future growth of an organization with considerably greater scale and breadth than Tween Brands alone, and will benefit from any synergies that result from the merger. In particular, the Tween Brands board of directors identified as potential synergies the incremental benefits of scale and its effects on the negotiation of leases, the ability to secure better prices for overseas production and the implementation of best practices to help realize enhanced sales and profitability, as well as other potential cost- saving opportunities.

•

Review of prospects in remaining independent. The board of directors of Tween Brands considered Tween Brand’s financial condition, results of operations and business and earnings prospects if it were to remain independent in light of various factors, including Tween Brand’s access to capital and the effects of the recent economic downturn on Tween Brands specifically and the retail apparel industry generally. The board of directors of Tween Brands also considered the Tween Brands Credit Agreement and the fact that, despite the easing of the original leverage and coverage ratio financial covenants that had resulted from the February 23, 2009 amendment, Tween Brands was still subject to a number of significant operating limitations under the Tween Brands Credit Agreement, including restrictions on Tween Brands’ annual capital investment levels. The board of directors of Tween Brands also considered the various risks associated with the conversion of the Limited Too stores to the Justice brand, including potential customer attrition, lower sales, excess inventories and increased markdowns. While the board of directors of Tween Brands expected Tween Brands to maintain sufficient overall liquidity and remained confident in Tween Brands’ ability to be successful in the conversion, it recognized that the inherent volatility of the specialty retail apparel industry could adversely impact Tween Brands’ ability to generate sufficient operating cash flow and liquidity in future periods. The board of directors of Tween Brands concluded that there were significant risks in remaining independent and that Tween Brands could best realize long-term stockholder value as part of a broader organization with greater scale and reach.

•

Opinion of PJSC. The board of directors of Tween Brands considered the financial analysis reviewed by PJSC and PJSC’s written opinion dated June 24, 2009 to the effect that, as of that date and based on and subject to various consideration set forth in its opinion, the considerations proposed to be received by holders of Tween Brands common stock in connection with the merger was fair from a financial point of view to such holders. The full text of PJSC’s written opinion is attached as Annex B to this proxy statement/prospectus.

•

Tax-free merger. The board of directors of Tween Brands considered the fact that the merger is expected to be tax free to Tween Brands stockholders for U.S. federal income tax purposes, except to the extent that Tween Brands stockholders recognize gain on cash received instead of any fractional shares of Tween Brands common stock.

•

Party A Offer. While the indication of interest by Party A at a per share price range of $7.75 to $8.25 was taken under consideration by the board of directors of Tween Brands in its decision to approve the merger agreement, such indication of interest was not a significant factor in the board of directors’ analysis of the Dress Barn offer, as ultimately, the board of directors of Tween Brands believed that Party A was unlikely to be able to solve its financing contingencies and therefore did not expect Party A to submit a written proposal for the acquisition of Tween Brands.

In addition, the board of directors of Tween Brands considered a number of other factors supporting the fairness of the merger, including the following:

•	the adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Tween Brands common stock entitled to vote at the special meeting;

•	subject to certain conditions, the terms of the merger agreement allow the board of directors of Tween Brands to exercise its fiduciary duty to consider unsolicited alternative transaction proposals;

•	subject to certain conditions, the terms of the merger agreement allow the board of directors of Tween Brands to change its recommendation of the transaction to stockholders; and

•	the belief that the termination fee amount under the merger agreement would not unreasonably deter another potential bidder from considering a transaction with Tween Brands at a higher price.

The board of directors of Tween Brands also considered a variety of risks and other potentially negative factors, including the following:

•

there is no provision in the merger agreement that guarantees a minimum value for Dress Barn common stock to be issued at the effective time or that permits Tween Brands to amend or terminate the merger agreement if the price of Dress Barn common stock declines;

•

Tween Brands stockholders, upon completion of the merger, will be required to surrender their shares of Tween Brands common stock involuntarily in exchange for shares of Dress Barn common stock as provided in the merger agreement;

•	the possibility that if Tween Brands remained an independent entity, the price of Tween Brands common stock might increase in the future to a price greater than the value of the merger consideration;

•	the possibility that the price of Dress Barn common stock might decrease after the effective time of the merger;

•	the merger agreement precludes Tween Brands from actively soliciting alternative transaction proposals from third parties;

•

if the merger agreement is terminated for certain reasons, Tween Brands may be required to pay a termination fee to Dress Barn of $5,150,000 and certain out-of-pocket expenses (up to a maximum of $1,000,000) incurred by Dress Barn in connection with the merger agreement and the merger;

•

the merger is conditioned upon the receipt of certain antitrust approvals, which are beyond the control of Tween Brands, and seeking such approvals could be a lengthy and expensive process, and may not be successful;

•

between the date of execution of the merger agreement and closing, Tween Brands will not be able to take certain actions without the consent of Dress Barn, including engaging in certain extraordinary transactions;

•

the risks and costs to Tween Brands if the merger is not consummated, including the diversion of management’s attention and employee attrition and the potential effect on business and customer relationships; and

•

although the board of directors of Tween Brands was satisfied that the terms of the merger agreement, including the ability of the board of directors to exercise its fiduciary duties to consider unsolicited potential alternative transaction proposals and the amount of the termination fee payable by Tween Brands upon acceptance of an alternative transaction proposal, would not unreasonably deter another potential bidder from considering a transaction with Tween Brands at a higher price, Tween Brands did not undertake a full public auction prior to entering into the merger agreement.

The board of directors of Tween Brands considered all of the foregoing factors as a whole and concluded that such factors supported its approval of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and its recommendation that holders of Tween Brands common stock vote in favor of the adoption of the merger agreement.

The foregoing discussion of the information and factors considered by the board of directors of Tween Brands in evaluating the merger agreement and the merger is not exhaustive but does include the material factors considered by the board of directors of Tween Brands. The board of directors of Tween Brands did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the board of directors of Tween Brands considered and based its recommendation on the totality of the information presented to it. In addition, individual members of the board of directors of Tween Brands may have given no weight or different weights to different factors.

Projected Financial Information

Tween Brands

Tween Brands’ senior management does not, as a matter of course, publicly disclose forecasts or projections as to its future financial performance or earnings beyond the current fiscal year due to the inherent unpredictability of the underlying assumptions and estimates. However, Tween Brands’ senior management provided certain financial forecasts of Tween Brands’ operating performance to Tween Brands’ board of directors in connection with Tween Brands’ consideration of a potential merger transaction. These projections were also provided to Tween Brands’ financial advisor, PJSC, and certain of these projections, which we refer to as the Base Case and Downside Case, were utilized by PJSC, at the direction of Tween Brands, for purposes of the financial analyses it rendered to the board of directors in connection with its opinion. See “—Fairness Opinion of Peter J. Solomon Company” beginning on page 53, and “—Background of the Merger” beginning on page 41. In addition, the fiscal 2009 portion of the Base Case was provided to Dress Barn.

Tween Brands has included in this proxy statement/prospectus a summary of the projections that were deemed material by Tween Brands for purposes of considering and evaluating the merger. Although the projections are presented with numerical specificity, the projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, Tween Brands’ ability to execute its strategic growth plan and other matters, all of which are difficult to predict and many of which are beyond Tween Brands’ control. The material estimates and assumptions Tween Brands’ management made with respect to its projections related to comparable store sales, gross margins, buying and occupancy costs and its store operating, general and administrative expenses. For its Base Case, Tween Brands’ management assumed comparable store sales would improve with the recovery from the economic downturn resulting in a growth rate ranging from 3 to 5% through the end of fiscal 2013. Management also assumed that Tween Brands’ margin rates would hold flat in fiscal 2010, but would improve thereafter through economies of scale, improved engineering of product, price negotiation, lead time opportunities and tight inventory control. Tween Brands’ management estimated that it could initially leverage its buying and occupancy costs on sales growth until annual sales per store exceed $1.1 million and then hold costs flat relative to sales growth. Finally, Tween Brands’ management assumed that store operating and general and administrative expenses would continue to remain flat relative to sales growth.

With respect to its Downside Case, Tween Brands’ management assumed comparable store sales would improve with the recovery from the economic downturn but estimated a more conservative growth rate of 3 to 4% through the end of fiscal 2013. Management assumed that margin rates would improve through economies of scale, improved engineering of product, price negotiations, lead time opportunities and tight inventory control but assumed buying and occupancy costs would remain flat until fiscal 2011. Thereafter, management estimated that buying and occupancy costs would hold steady as a percentage of sales. With respect to store operating and general and administrative expenses, management assumed it could initially deleverage expenses until annual sales per store reached $1.1 million and then hold expenses flat relative to sales growth.

The projections and their underlying estimates and assumptions are also subject to significant uncertainties related to Tween Brands’ business, including, but not limited to, economic conditions, changes in the retail apparel industry and the competitive environment in which Tween Brands operates. For a discussion of the risks and uncertainties applicable to Tween Brands’ business, see Tween Brands’ filings with the SEC, including Tween Brands’ Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and its Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2009. As a result, although the projections set forth below were prepared in good faith based upon assumptions believed to be reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. For the foregoing reasons, the inclusion of these projections should not be regarded as a representation by Tween Brands, its board of directors, Dress Barn, Merger Sub, PJSC or any other recipient of this information that any of them considered, or now considers, the projections to be a prediction of actual future results, and such data should not be relied upon as such.

Tween Brands believes that the assumptions Tween Brands’ management used as a basis for the projections were reasonable at the time the projections were prepared, given information Tween Brands’ management had at the time. However, except to the extent required by applicable federal securities laws, Tween Brands does not intend, and expressly disclaims any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date the projections were prepared. The internal financial forecasts upon which these projections were based are, in general, prepared solely for internal use, such as budgeting and other management decisions, and are subjective in many respects, and thus are susceptible to various interpretations.

The projections described below were not prepared with a view to public disclosure and are included in this proxy statement/prospectus only to give Tween Brands stockholders access to certain nonpublic information that was made available to the board of directors of Tween Brands in connection with its consideration of a possible merger transaction and, with respect to Tween Brands’ fiscal year ending January 30, 2010, to Dress Barn. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither Tween Brands’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

A summary of the Base Case projections prepared by senior management in June 2009 that were deemed material by Tween Brands is as follows:

	Projected Fiscal Year
	2009	2010	2011	2012	2013
	(dollars in millions)
Net Sales	$918.2	$964.1	$1,012.3	$1,042.6	$1,073.9
Net Income	1.9	9.7	22.1	25.8	29.7
EBITDA(1)	47.4	59.7	77.9	79.3	83.9
EBIT(2)	18.5	27.7	45.9	47.3	51.9
Capital Expenditures	(8.1)	(10.0)	(10.0)	(10.0)	(10.0)
Change in Net Working Capital	3.7	(17.9)	(8.8)	(2.2)	(1.9)

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

(2)	EBIT is defined as earnings before interest and taxes.

At the same time, senior management prepared Downside Case projections. A summary of such projections that were deemed material by Tween Brands are as follows:

	Projected Fiscal Year
	2009	2010	2011	2012	2013
	(dollars in millions)
Net Sales	$911.8	$934.6	$972.0	$1,001.2	$1,031.2
Net Income	(5.3)	(2.9)	5.2	8.4	11.7
EBITDA	36.8	41.0	53.0	53.6	57.4
EBIT	5.0	9.0	21.0	21.6	25.4
Capital Expenditures	(8.1)	(10.0)	(10.0)	(10.0)	(10.0)
Change in Net Working Capital	3.7	(16.5)	(8.1)	(2.1)	(1.8)

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the financial projections set forth above. No one has made or makes any representation to such readers regarding the information included in these projections or the future financial results of Tween Brands.

Dress Barn

Dress Barn’s senior management does not, as a matter of course, publicly disclose forecasts or projections as to its future financial performance or earnings beyond the current fiscal year due to the inherent unpredictability of the underlying assumptions and estimates. However, Dress Barn’s senior management provided certain financial forecasts of Dress Barn’s operating performance to Tween Brands in connection with Tween Brands’ consideration of a potential merger transaction. These limited projections were also provided to Tween Brands’ financial advisor, PJSC, and certain of these projections were utilized by PJSC for purposes of the financial analyses it rendered to the board of directors of Tween Brands in connection with its opinion. See “Fairness Opinion of Peter J. Solomon Company” beginning on page 53, and “Background of the Merger” beginning on page 41.

A summary of the limited projections provided by Dress Barn to Tween Brands and PJSC for the 26 weeks ending January 24, 2010 is as follows: estimated Net Sales of $748.9 million, estimated EBITDA of $63.6 million and estimated Net Income of $25.2 million. These limited projections have been included in this proxy statement/prospectus because they were utilized by PJSC in conducting its analyses. Although the projections are presented with numerical specificity, they reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters, all of which are difficult to predict and many of which are beyond Dress Barn’s control. As a result, although these limited projections were prepared in good faith based upon assumptions believed to be reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. For the foregoing reasons, the inclusion of these projections should not be regarded as a representation by Dress Barn, its board of directors, Tween Brands, Merger Sub, PJSC or any other recipient of this information that any of them considered, or now considers, the projections to be a prediction of actual future results, and such data should not be relied upon as such. The foregoing prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither Dress Barn’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the financial projections set forth above. No one has made or makes any representation to such readers regarding the information included in these projections or the future financial results of Dress Barn.

Fairness Opinion of Peter J. Solomon Company

Tween Brands has retained PJSC to act as Tween Brands’ financial advisor in connection with the merger. PJSC is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Tween Brands selected PJSC to act as Tween Brands’ financial advisor in connection with the merger on the basis of PJSC’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Tween Brands and its business.

On June 24, 2009, at a special meeting of the board of directors of Tween Brands held to evaluate the merger, PJSC delivered to the board of directors of Tween Brands a written opinion dated June 24, 2009, which we refer to in this proxy statement/prospectus as PJSC’s opinion, to the effect that, as of that date and based on and subject to various considerations set forth in its opinion, the consideration proposed to be received by the holders of Tween Brands common stock in connection with the merger was fair from a financial point of view to such holders.

The full text of PJSC’s opinion, which sets forth assumptions made, procedures followed, matters considered, limitations on and scope of the review by PJSC in rendering PJSC’s opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. PJSC’s opinion was directed only to the fairness of the consideration proposed to be received by the holders of Tween Brands common stock in the merger from a financial point of view, was provided to Tween Brands’ board of directors in connection with its evaluation of the merger, did not address any other aspect of the merger and did not, and does not, constitute a recommendation to any holder of Tween Brands common stock as to how any stockholder should vote or act on any matter with respect to the merger. The summary of PJSC’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of Tween Brands common stock are urged to read PJSC’s opinion carefully and in its entirety. PJSC has consented to the use of PJSC’s opinion in this proxy statement/prospectus.

In connection with PJSC’s opinion, PJSC:

•	reviewed certain publicly available financial statements and other information of Tween Brands and Dress Barn;

•	reviewed certain internal financial statements and other financial and operating data concerning Tween Brands and Dress Barn prepared by the management of Tween Brands and Dress Barn, respectively;

•

reviewed certain financial projections for Tween Brands and Dress Barn, including estimates of certain potential benefits of the proposed merger, prepared by the management of Tween Brands and Dress Barn, respectively;

•	discussed the past and current operations, financial condition and prospects of Tween Brands and Dress Barn with management of Tween Brands and Dress Barn, respectively;

•	reviewed the reported prices and trading activity of Tween Brands common stock and Dress Barn common stock;

•

compared the financial performance and condition of Tween Brands and Dress Barn and the reported prices and trading activity of Tween Brands common stock and Dress Barn common stock with those of certain other comparable publicly traded companies;

•	reviewed publicly available information regarding the financial terms of certain transactions PJSC considered comparable, in whole or in part, to the merger;

•	participated in certain discussions between representatives of each of Tween Brands and Dress Barn;

•	reviewed the draft merger agreement dated June 23, 2009; and

•	performed such other analyses as PJSC deemed appropriate.

PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of its opinion and PJSC did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. With respect to the financial projections, including the estimates made by Tween Brands’ management and Dress Barn’s management of certain potential benefits of the merger, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Tween Brands and Dress Barn, respectively. PJSC did not conduct a physical inspection of the facilities or property of Tween Brands or Dress Barn. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of Tween Brands or Dress Barn, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity.

PJSC assumed that the final form of the merger agreement would be substantially the same as the last draft of such agreement reviewed by PJSC. PJSC also assumed that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the consideration proposed to be received by the holders of Tween Brands common stock in connection with the merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on Tween Brands or Dress Barn or the contemplated benefits of the merger. PJSC further assumed that all representations and warranties set forth in the merger agreement were true and correct as of the dates made or deemed made and that all parties to the merger agreement will comply with all covenants of such party thereunder.

PJSC’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, June 23, 2009, the last trading day prior to the rendering of PJSC’s opinion. In particular, PJSC did not express any opinion as to the prices at which shares of Tween Brands common stock or Dress Barn common stock may trade at any future time. Furthermore, PJSC’s opinion did not address Tween Brands’ underlying business decision to undertake the merger, nor did it address the relative merits of the merger as compared to any alternative transactions that might be available to Tween Brands.

No limitations were imposed by Tween Brands’ board of directors upon PJSC with respect to investigations made or procedures followed by PJSC in rendering PJSC’s opinion.

The following summarizes the significant financial analyses performed by PJSC and reviewed with Tween Brands’ board of directors on June 24, 2009 in connection with the delivery of PJSC’s opinion. The order of the financial analyses does not represent relative importance or weight given to those analyses by PJSC. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

For purposes of the analyses summarized below, PJSC assumed that the exchange ratio would not be reduced below 0.47, which we refer to herein as the 0.47x exchange ratio.

Historical Share Price Analysis

Tween Brands

PJSC performed an historical share price analysis to provide background information with respect to the historical share price performance of Tween Brands common stock. PJSC reviewed the closing prices and trading volumes of Tween Brands common stock on the NYSE from June 23, 2004 to June 23, 2009. During the twelve months ended June 23, 2009, the high closing price for Tween Brands common stock was $17.80 per share and the low closing price was $1.04 per share. In addition, during the twelve months ended June 23, 2009, the average closing price for Tween Brands common stock was $6.50 per share and the median closing price was $5.03 per share.

Dress Barn

In view of the fact that holders of Tween Brands common stock would receive shares of Dress Barn common stock as the merger consideration, PJSC evaluated the historical share price performance of Dress Barn common stock. PJSC reviewed the closing prices and trading volumes of Dress Barn common stock on The Nasdaq Global Select Market from June 23, 2004 to June 23, 2009. During the twelve months ended June 23, 2009, the high closing price for Dress Barn common stock was $17.75 per share and the low closing price was $6.51 per share. In addition, during the twelve months ended June 23, 2009, the average closing price for Dress Barn common stock was $12.37 per share and the median closing price was $12.92 per share.

As described under “—Historical Trading Ratio Analysis” below, PJSC compared the historical trading ranges of Tween Brands common stock relative to Dress Barn common stock to generate implied trading ratios over the past twelve months, compared to the 0.47x exchange ratio.

Analysis of Selected Publicly Traded Comparable Companies

PJSC performed a comparable companies analysis to determine Tween Brands’ and Dress Barn’s respective implied valuation based on a comparison of similar retail apparel companies, as determined based on publicly available financial metrics for such comparable retail apparel companies, as further discussed below. PJSC also performed a similar analysis of Tween Brands’ implied valuation if Tween Brands stockholders were to receive a premium in the proposed merger consistent with premiums received by other publicly traded companies in recent mergers and acquisitions.

Tween Brands

PJSC reviewed and compared selected financial data of Tween Brands with similar publicly available data of the following publicly traded companies, which, based on PJSC’s experience with companies in the retail apparel industry (specifically in the children’s and teen specialty lines of business), PJSC deemed comparable to Tween Brands: Abercrombie & Fitch, Aeropostale, American Eagle, Buckle, Charlotte Russe, The Children’s Place, Gymboree, Hot Topic and Pacific Sunwear. These companies are referred to herein as the Tween Brands comparable companies. The Tween Brands comparable companies ultimately selected by PJSC for its comparable companies analysis were determined by PJSC to be the most relevant comparable companies to Tween Brands based upon the nature of Tween Brands’ business and operations as a children’s and teen specialty retailer. PJSC reviewed and compared selected financial data of the Company with similar data using publicly available information for the aforementioned publicly traded companies in the retail industry, which have operations that, for purposes of PJSC’s analysis, PJSC deemed similar to certain operations of the Company’s based on PJSC’s experience.

PJSC calculated and compared various financial multiples and ratios, including, among other things: (1) the closing stock price per share as of June 23, 2009 as a multiple of earnings per share (EPS) for both (a) the last twelve months ended May 2, 2009 for Tween Brands and the last twelve months available based on the most recent publicly filed data for the comparable companies (LTM 2009) and (b) the projected calendar year 2009, which we sometimes refer to as CY 2009, based on (i) the median of Wall Street analysts’ estimates for calendar year 2009 EPS as reported by First Call Investment Research on June 23, 2009 for the Tween Brands comparable companies and (ii) the Base Case and Downside Case projections for Tween Brands prepared by Tween Brands’ management, as described below; and (2) enterprise value (which represents equity value plus book values of total debt, including interest rate swap costs, preferred stock and minority interest, less cash) as a multiple of net sales, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA) over LTM 2009 and for the projected calendar year 2009, using the same estimates and projections for Tween Brands and the Tween Brands comparable companies described in (1) above.

Based on this data, as of June 23, 2009, PJSC developed a summary valuation analysis for Tween Brands based on a range of trading valuation multiples and ratios for the Tween Brands comparable companies and Tween Brands. This analysis resulted in the following ranges of multiples and ratios:

Range of Trading Multiples
Trailing Data for LTM 2009
Enterprise Value as a Ratio of:
Net Sales	25.0%-90.0%
EBITDA	4.0x-6.5	x
EBIT	6.0x-7.5	x
Stock Price as a Multiple of:
EPS	11.5x-14.5	x
Projected Data for Calendar Year 2009
Enterprise Value as a Ratio of:
CY 2009 EBITDA (Base Case)	4.0x-6.0	x
CY 2009 EBITDA (Downside Case)	4.0x-6.0	x

Range of Trading Multiples
Stock Price as a Multiple of:
CY 2009 EPS (Base Case)	11.5x-15.5	x
CY 2009 EPS (Downside Case)	11.5x-15.5	x

PJSC determined the range of trading valuation multiples and ratios for the Tween Brands comparable companies from PJSC’s calculation of the following multiples:

	Price/Earnings Multiples				Net Sales	Enterprise Value as a Multiple of
	LTM EPS		CY 2009 EPS			LTM EBITDA		EBIT		CY2009 EBITDA
Abercrombie & Fitch	11.1	x	24.7	x	57.0%	3.6	x	5.7	x	5.3	x
Aeropostale	13.3		11.5		100.3	6.1		7.1		5.3
American Eagle	14.8		16.5		78.6	5.8		8.8		6.0
Buckle	12.4		11.3		149.9	6.4		7.2		NA	(1)
Charlotte Russe	NM	(2)	31.1		23.7	4.9		21.0		4.0
The Children’s Place	10.2		10.3		35.3	3.0		4.7		NA	(1)
Gymboree	10.0		11.0		82.7	4.4		5.5		NA	(1)
Hot Topic	12.5		14.9		28.2	2.9		5.9		2.9
Pacific Sunwear	NM	(2)	NM	(2)	13.6	4.3		NM	(2)	5.2

PJSC calculated the implied equity value per share of Tween Brands common stock using the range of multiples and ratios from the comparable companies and applied them to Tween Brands financial statistics, both excluding and including a control premium of 35%, which is the median control premium paid (to closing price one week prior to announcement) in all announced stock-for-stock mergers and acquisitions transactions valued under $1.0 billion since January 1, 2005, as reported by Alacra.

This analysis yielded a range of values from approximately $1.30 to $7.75 per share for Tween Brands common stock excluding a control premium and a range of values from approximately $1.75 to $10.50 per share of Tween Brands common stock including a control premium.

Dress Barn

PJSC reviewed and compared selected financial data of Dress Barn with similar publicly available data of the following publicly traded companies, which, based on PJSC’s experience with companies in the retail apparel industry (specifically in the adult and junior specialty lines of business), PJSC deemed comparable to Dress Barn: Aeropostale, Ann Taylor, Bebe Stores, Cato Corp., Charming Shoppes, Chico’s, Christopher & Banks, Gap, New York & Co. and Talbots. These companies are referred to herein as the Dress Barn comparable companies.

PJSC calculated and compared various financial multiples and ratios, including, among other things: (1) the closing stock price per share as of June 23, 2009 as a multiple of EPS, for both (a) LTM 2009 (in this case, for the twelve months ended April 25, 2009 for Dress Barn) and (b) the projected calendar year 2009 based on (i) the median estimate of Wall Street analysts’ estimates for calendar year 2009 EPS as reported by First Call Investment Research on June 23, 2009 for the Dress Barn comparable companies and (ii) using a set of projections for Dress Barn prepared by Dress Barn’s management for projected fiscal year ended July 25, 2009 and an estimate prepared by PJSC for 2010 based on general guidance from Dress Barn management as to projected growth rates and margins after fiscal year 2009 (and converting Dress Barn’s fiscal year to a calendar year end); and (2) enterprise value (which represents equity value plus book values of total debt, including preferred stock and minority interest less cash) as a multiple of net sales, EBIT and EBITDA over LTM 2009 and for the projected calendar year 2009, using the same estimates and projections for Dress Barn and the Dress Barn comparable companies described in (1) above.

Based on this data, as of June 23, 2009, PJSC developed a summary valuation analysis based on a range of trading valuation multiples and ratios for the Dress Barn comparable companies and Dress Barn. This analysis resulted in the following ranges of multiples and ratios:

(1)  NA — Information was not available to PJSC.

(2)  NM — Not Meaningful.

Range of Trading Multiples
Trailing Data for LTM 2009
Enterprise Value as a Ratio of:
Net Sales	15.0%-80.0%
EBITDA	4.5x-7.0	x
EBIT	6.0x-7.5	x
Stock Price as a Multiple of:
EPS	12.0x-14.5	x
Projected Data for Calendar Year 2009
Enterprise Value as a Ratio of:
CY 2009 EBITDA	4.5x-6.5	x
Stock Price as a Multiple of:
CY 2009 EPS	12.5x-13.5	x

PJSC determined the range of trading valuation multiples and ratios for the Dress Barn comparable companies from PJSC’s calculation of the following multiples:

	Price/Earnings Multiples				Net Sales	Enterprise Value as a Multiple of
	LTM EPS		CY 2009 EPS			LTM EBITDA		EBIT		CY2009 EBITDA
Aeropostale	13.3	x	11.5	x	100.3%	6.1	x	7.1	x	5.3	x
Ann Taylor	NM	(1)	NM	(1)	18.0	4.9		NM	(1)	6.9
Bebe Stores	16.9		NM	(1)	68.5	6.9		11.4		12.4
Cato Corp.	12.7		11.7		34.5	4.2		6.1		NA	(2)
Charming Shoppes	NM	(1)	NM	(1)	18.3	12.8		NM	(1)	NA	(2)
Chico’s	NM	(1)	NM	(1)	85.5	14.5		NM	(1)	8.9
Christopher Banks	NM	(1)	NM	(1)	22.3	7.0		NM	(1)	NA	(2)
Gap	11.6		12.3		62.7	4.3		5.9		4.6
New York & Co.	NM	(1)	NM	(1)	15.5	11.8		NM	(1)	5.8
Talbots	NM	(1)	NM	(1)	57.2	NM	(1)	NM	(1)	NA	(2)

PJSC calculated the implied equity value per share of Dress Barn common stock using the range of multiples and ratios from the comparable companies and applied them to Dress Barn financial statistics. This analysis yielded a range of values from approximately $13.00 to $20.00 per share for Dress Barn common stock.

Based on the results of the comparable company analyses for Tween Brands and Dress Barn described above, PJSC compared the range of values calculated for Tween Brands common stock relative to those calculated for Dress Barn common stock, resulting in an implied exchange ratio ranging from approximately 0.07x to 0.60x excluding a control premium, and approximately 0.09x to 0.81x including the 35% control premium mentioned above. These exchange ratio ranges were compared to the 0.47x exchange ratio.

Analysis of Selected Comparable Transactions

To analyze the valuation of the per share merger consideration to be received by holders of Tween Brands common stock relative to the consideration received by stockholders in other similar transactions, PJSC prepared an analysis of selected comparable transactions.

Using publicly available information, PJSC reviewed certain merger and acquisition transactions in the retail apparel industry, which PJSC believed were comparable to the proposed merger. The list of transactions reviewed was as follows (including the acquirer and target in the transaction, respectively):

(1)  NM — Not Meaningful.

(2)  NA — Information was not available to PJSC.

Transaction	Date Announced
(i) CCMP Capital Advisors, LLC; Eddie Bauer Holdings, Inc.	June 2009
(ii) Birch Hill Equity Partners Management Inc./Westerkirk Capital Inc.; Sleep Country Canada Income Fund	August 2008
(iii) Redcats USA, Inc.; United Retail Group, Inc.	September 2007
(iv) Lee Equity Partners, LLC; Deb Shops, Inc.	July 2007
(v) The Finish Line, Inc.; Genesco Inc. (cancelled)	June 2007
(vi) Golden Gate Capital; Express (Limited Brands, Inc.)	May 2007
(vii) Apollo Management, L.P.; Claire’s Stores, Inc.	March 2007
(viii) Sun Capital Partners/Golden Gate Capital; Eddie Bauer Holdings, Inc. (withdrawn)	November 2006
(ix) Istithmar PJSC; Loehmann’s Holdings, Inc.	May 2006
(x) The Talbots, Inc.; The J. Jill Group, Inc.	January 2006
(xi) Dress Barn; Maurices, Incorporated	November 2004
(xii) Chico’s FAS, Inc.; The White House, Inc.	July 2003
(xiii) Bear Stearns Merchant Banking; Lerner New York & Company (Limited Brands, Inc.)	November 2002
(xiv) Retail Brand Alliance, Inc.; Brooks Brothers Inc.	November 2001
(xv) Charming Shoppes, Inc.; Lane Bryant, Inc. (Limited Brands, Inc.)	July 2001

These transactions are referred to herein as the comparable transactions. PJSC prepared an analysis of selected precedent transactions in the retail industry that, for purposes of PJSC’s analysis, PJSC deemed similar to the merger based on PJSC’s experience.

PJSC calculated the multiples of the last twelve months’ net sales, EBITDA and EBIT paid in these selected comparable transactions. PJSC calculated the implied equity value per share for Tween Brands common stock using this range of multiples and ratios applied to the financials of Tween Brands for LTM 2009. This analysis resulted in the following ranges of multiples and ratios:

Range of Multiples
Trailing Data for LTM 2009
Enterprise Value as a Ratio of:
Net Sales	20.0%-100.0%
EBITDA	4.5x-10.0	x
EBIT	11.0x-13.5	x

Specifically, PJSC calculated the following multiples:

	Enterprise Value	Enterprise Value as a Multiple of:
		LTM Sales	LTM EBITDA		LTM EBT
CCMP Capital Advisors, LLC Eddie Bauer Holdings, Inc.	$202.3	20.4%	4.4	x	NM	(1)
Birch Hill Equity Partners Management Inc./
Westerkirk Capital Inc. Sleep Country Canada	CAD 354.2	96.5	8.9		10.8	x
Redcats USA, Inc. United Retail Group, Inc.	148.5	31.9	7.1		16.6
Lee Equity Partners, LLC Deb Shops, Inc.	259.8	79.4	7.8		9.3
The Finish Line, Inc. Genesco Inc.	1,529.3	103.3	9.7		13.3
Golden Gate Capital Express	802.7	47.2	NA	(2)	NA	(2)
Apollo Management, L.P. Claire’s Stores, Inc.	2,773.1	187.2	8.9		10.9
Sun Capital Partners/Golden Gate Capital Eddie Bauer Holdings, Inc. (withdrawn)	610.1	60.5	11.0		NM	(1)

	Enterprise Value	Enterprise Value as a Multiple of:
		LTM Sales	LTM EBITDA		LTM EBT
Istithmar PJSC Loehmann’s Holdings, Inc.	300.0	68.8	8.3		13.5
The Talbots, Inc. The J. Jill Group, Inc.	467.5	103.9	18.8		NM	(1)
Dress Barn Maurices, Incorporated	320.0	86.5	8.5		11.9
Chico’s FAS, Inc. The White House, Inc.	91.1	123.3	10.0		12.3
Bear Stearns Merchant Banking Lerner New York & Company	153.9	16.4	NA	(2)	NA	(2)
Retail Brand Alliance, Inc. Brooks Brothers Inc.	255.0	40.5	5.6		12.9
Charming Shoppes, Inc. Lane Bryant, Inc.	335.0	35.3	NA	(2)	NA	(2)

Based on the foregoing, this analysis yielded a range of values from approximately $2.00 to $8.50 per share of Tween Brands common stock.

PJSC then compared this range of values calculated for Tween Brands common stock relative to the range of values calculated for Dress Barn common stock in the comparable companies analysis described above, resulting in an implied exchange ratio ranging from approximately 0.10x to 0.65x. This exchange ratio range was compared to the 0.47x exchange ratio.

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis to calculate the theoretical per share value of Tween Brands common stock based on the value of earnings for four years of forecasted future cash flows of Tween Brands. A similar analysis was also performed for Dress Barn.

Tween Brands

PJSC prepared a discounted cash flow analysis to calculate the net present value per share of Tween Brands common stock based on two financial forecasts prepared by Tween Brands management: (i) a set of projections referred to as the Base Case and (ii) a set of projections referred to as the Downside Case. In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with management of Tween Brands’ prospects and risks. PJSC believed it appropriate to utilize various discount rates ranging from 11.0% to 13.0% and EBITDA terminal value multiples ranging from 5.0x to 7.0x to apply to forecasted EBITDA for Tween Brands’ fiscal year 2012. PJSC selected the terminal multiples ranging from 5.0x to 7.0x, which were applied to forecasted EBITDA, based on the results of PJSC’s Analysis of Selected Publicly Traded Comparable Companies and Analysis of Selected Comparable Transactions.

PJSC determined to use discount rates ranging from 11.0% to 13.0% based on the range of weighted average cost of capital of the Company and other companies deemed comparable to the Company by PJSC in its professional judgment.

Based on the foregoing, this analysis yielded a range of net present values from approximately $12.50 to $18.00 per share of Tween Brands common stock based on the Base Case and a range of net present values from approximately $7.50 to $11.00 per share of Tween Brands common stock based on the Downside Case.

Dress Barn

PJSC performed a discounted cash flow analysis to calculate the net present value per share of Dress Barn common stock based on a set of projections for Dress Barn prepared by Dress Barn management for fiscal year 2009 and estimates prepared by PJSC for 2010 through 2013 based on general guidance from Dress Barn management as to projected growth rates and margins after fiscal

(1)  NM — Not Meaningful.

(2)  NA — Information was not available to PJSC.

year 2009. In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with management of Dress Barn’s prospects and risks. PJSC believed it appropriate to utilize various discount rates ranging from 11.0% to 13.0% and EBITDA terminal value multiples ranging from 5.0x to 7.0x to apply to forecasted EBITDA for Dress Barn’s fiscal year 2013.

Based on the foregoing, this analysis yielded a range of net present values from approximately $16.00 to $20.50 per share of Dress Barn common stock.

Based on the results of the discounted cash flow analyses for Tween Brands and Dress Barn described above, PJSC compared the range of values calculated for Tween Brands common stock relative to those calculated for Dress Barn common stock, resulting in an implied exchange ratio ranging from approximately 0.61x to 1.13x when comparing the Tween Brands Base Case and the Dress Barn management projections, and approximately 0.37x to 0.69x when comparing the Tween Brands Downside Case and the Dress Barn management projections. These exchange ratio ranges were compared to the 0.47x exchange ratio.

Relative Contribution Analysis

PJSC performed a relative contribution analysis to compare the historical and projected financial operating contributions of each company to the combined company. PJSC calculated the relative net sales, EBITDA and net income contributions of Tween Brands and Dress Barn based on actual historical results and projected results based on the Base Case and Downside Case for Tween Brands and a set of projections for Dress Barn prepared by Dress Barn management for fiscal year 2009 and estimates for Dress Barn prepared by PJSC for 2010 through 2013 based on general guidance from Dress Barn management as to projected growth rates and margins after fiscal year 2009. PJSC compared the actual net income contribution of each company for fiscal years 2006, 2007 and 2008 and LTM 2009 and the projected net income contribution of each company for fiscal years 2009, 2010 and 2011 (in each case, converting Dress Barn’s fiscal year end to Tween Brands’ fiscal year end). This analysis indicated net income contributions of Tween Brands of 44.5% and 35.1% in 2006 and 2007, respectively; no material contribution in each of 2008 and LTM 2009; for the Base Case, net income contributions of 2.7%, 11.9% and 21.8% in 2009, 2010 and 2011, respectively; and, for the Downside Case, no material contribution in each of 2009 and 2010 and a net contribution of 6.2% in 2011.

PJSC also compared the actual net sales and EBITDA contribution of each company for fiscal years 2006, 2007 and 2008 and LTM 2009 and the projected net sales and EBITDA contribution of each company for fiscal years 2009, 2010 and 2011 (in each case, converting Dress Barn’s fiscal year end to Tween Brands’ fiscal year end). This analysis indicated net sales contributions of Tween Brands for all periods analyzed ranging from 37.3% to 41.5%, and EBITDA contributions of Tween Brands of 40.1%, 36.6%, 18.4% and 16.1% in 2006, 2007, 2008 and LTM 2009, respectively; for the Base Case, 23.1%, 26.8% and 30.9% in 2009, 2010 and 2011, respectively; and, for the Downside Case, 18.9%, 20.1% and 23.3% in 2009, 2010 and 2011, respectively.

Based on the results of the analyses for Tween Brands and Dress Barn described above, PJSC compared the contribution and implied ownership values calculated for Tween Brands relative to Dress Barn, resulting in an implied exchange ratio ranging from approximately 0.12x to 0.45x when comparing the Tween Brands Base Case and the Dress Barn management projections, and approximately 0.12x to 0.25x when comparing the Tween Brands Downside Case and the Dress Barn management projections. These exchange ratio ranges were compared to the 0.47x exchange ratio.

Historical Trading Ratio Analysis

PJSC prepared an historical trading ratio analysis, which compares the trading ratio determined by dividing the price of Tween Brands common stock by the price of Dress Barn common stock price, to evaluate the 0.47x exchange ratio relative to the historic trading ratio.

PJSC compared the historical per share prices of Tween Brands common stock and Dress Barn common stock for the one-year period prior to June 23, 2009 in order to determine the implied trading ratios that existed for the period. This analysis indicated an implied trading ratio ranging from 0.16 to 1.00, including an implied average trading ratio of (i) 0.52x for the one-year period prior to June 23, 2009, (ii) 0.27x for the 180-day period prior to June 23, 2009, (iii) 0.25x for the 90-day period prior to June 23, 2009, (iv) 0.35x for the 30-day period prior to June 23, 2009, and (v) 0.38x for the 7-day period prior to June 23, 2009. This implied trading ratio range and the individual data points were compared to the 0.47x exchange ratio.

Pro Forma Merger Analysis

In view of the fact that holders of Tween Brands common stock would receive shares of Dress Barn common stock as the merger consideration, PJSC analyzed the pro forma EPS of Dress Barn common stock as a result of the merger.

PJSC analyzed the pro forma impact of the merger on Dress Barn’s EPS in fiscal years 2010, 2011 and 2012 (ended July 31 of each year, based on an assumed closing date of the merger of July 31, 2009). PJSC compared the projected stand-alone EPS of Dress Barn common stock based on a set of projections for Dress Barn prepared by Dress Barn management for fiscal year 2009 and estimates prepared by PJSC for 2010 through 2013 based on general guidance from Dress Barn management as to projected growth rates and margins after fiscal year 2009, to the pro forma EPS of the common stock of the combined company based on the projections and estimates for Dress Barn prepared by Dress Barn management and the Base Case and Downside Case for Tween Brands (and assuming Tween Brands uses the same fiscal year as Dress Barn). In performing its analysis, PJSC assumed that Tween Brands’ outstanding debt would be repaid using Dress Barn’s excess cash concurrent with the closing of the merger. PJSC also assumed transaction fees and expenses of $10.0 million and one-time costs of $15.0 million in connection with the merger. This analysis was performed both with and without the expected impact in 2010, 2011 and 2012 of the potential corporate, real estate, finance, information technology, merchandising, sourcing and store operation synergies identified by management of Tween Brands and Dress Barn. This analysis indicated that, for the Base Case both including and excluding synergies, the merger would be accretive on an EPS basis in 2010, 2011 and 2012 to holders of Dress Barn common stock. For the Downside Case, this analysis indicated that, excluding synergies, the merger would be dilutive on an EPS basis in 2010, 2011 and 2012 to holders of Dress Barn common stock, and, including the synergies, the merger would be dilutive on an EPS basis in 2010 and accretive in 2011 and 2012 to holders of Dress Barn common stock. PJSC also compared the projected stand-alone EPS of Tween Brands common stock, based on the Base Case and Downside Case, to the Tween Brands share (calculated using the 0.47x exchange ratio) of the pro forma EPS of the common stock of the combined company, calculated as described above and using the same assumptions as described above. This analysis indicated that, for the Base Case, both including and excluding synergies, the merger would be accretive on an EPS basis in 2009 and 2010 and dilutive on an EPS basis in 2011 and 2012 to holders of Tween Brands common stock. For the Downside Case, this analysis indicated that, both including and excluding synergies, the merger would be accretive on an EPS basis in 2009, 2010, 2011 and 2012 to holders of Tween Brands common stock.

Miscellaneous

In arriving at PJSC’s opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying PJSC’s opinion.

PJSC made numerous judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tween Brands and Dress Barn. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness from a financial point of view of the consideration proposed to be received by the holders of Tween Brands common stock in connection with the merger and were provided to Tween Brands’ board of directors in connection with the delivery of PJSC’s opinion. The analyses do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither Tween Brands nor PJSC, nor any other person, assumes responsibility for their accuracy. With regard to the comparable companies analysis and the comparable transactions analysis summarized above, PJSC selected comparable public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to Tween Brands, Dress Barns or the merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which Tween Brands, Dress Barn and the merger were being compared.

The type and amount of consideration payable in the merger was determined through negotiations between Tween Brands and Dress Barn, rather than by any financial advisor, and was approved by the board of directors of Tween Brands. The decision to enter into the merger agreement was solely that of the board of directors of Tween Brands. As described above, PJSC’s opinion and analyses were only one of many factors considered by the board of directors of Tween Brands in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors or management of Tween Brands with respect to the merger or the merger consideration.

Under the terms of PJSC’s engagement, Tween Brands has agreed to pay PJSC for its services in connection with the merger an aggregate fee currently estimated to be approximately $3.0 million, $750,000 of which was payable upon delivery of its opinion and approximately $2.25 million of which is contingent upon the completion of the merger. Tween Brands also has agreed to reimburse PJSC for reasonable expenses (including any reasonable fees and disbursements of PJSC’s counsel) incurred in connection with PJSC’s engagement, and to indemnify PJSC, any controlling person of PJSC and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

PJSC or its affiliates have provided financial advisory and financing services to Tween Brands in the past, for which services PJSC and its affiliates have received compensation, including services provided by PJSC to Tween Brands in connection with the amendment to Tween Brands’ credit facility, for which services PSJC was paid a fee of $650,000 along with reimbursement of PJSC’s reasonable expenses. In the ordinary course of business, PJSC and its affiliates may actively trade or hold securities or loans of Tween Brands and Dress Barn for their own accounts or for the accounts of customers and, accordingly, PJSC or its affiliates may at any time hold long or short positions in such securities or loans.

Dress Barn’s Reasons for the Merger

Dress Barn’s management believes that its acquisition of Tween Brands will provide Dress Barn strategic and financial benefits, including a market leading position in the tween girls’ apparel market and a complementary demographic to Dress Barn’s existing target consumers.

In evaluating the merger agreement and the merger, Dress Barn’s management considered the strategic rationale underlying the transaction, including, but not limited to:

•	strong positioning in an attractive, complementary segment;

•	potentially attractive valuation/return potential; and

•	cost-savings potential and economies of scale in areas such as sourcing and store occupancy costs.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors of Tween Brands with respect to the adoption of the merger agreement, Tween Brands stockholders should be aware that Tween Brands’ executive officers and directors have interests in the merger that may be different from, or in addition to, those of Tween Brands stockholders generally. The board of directors of Tween Brands was aware of these interests and considered them, among other matters, in reaching its decisions to adopt the merger agreement and to recommend that Tween Brands stockholders vote in favor of the adoption of the merger agreement.

Treatment of Options and Other Stock-Based Awards

The merger agreement provides that each outstanding and unexercised employee and non-employee director option granted by Tween Brands to purchase shares of Tween Brands common stock will be cancelled as of the effective time of the merger and automatically converted into the right to receive from Dress Barn or the surviving corporation in the merger a lump sum cash payment (without interest) equal to (i) the amount, if any, by which the measurement value exceeds the per share exercise price of such Tween Brands stock option, multiplied by (ii) the number of shares of Tween Brands common stock issuable upon exercise of such Tween Brands option in full (whether such Tween Brands option is vested or unvested, but not to the extent it has already been exercised), with the aggregate amount of such payment rounded to the nearest cent. After the effective time of the merger, any such cancelled Tween Brands stock option will no longer be exercisable by the former holder of such option, but will only entitle such holder to the payment described in the preceding sentence. At the effective time of the merger, any Tween Brands stock option with an exercise price equal to or greater than the measurement value will be cancelled without consideration and be of no further force and effect. Each option to purchase shares of Tween Brands common stock held by an executive officer or director of Tween Brands upon the effective time of the merger will be treated in the same manner as all other stock options in the merger. As of October 23, 2009, the latest practicable date before the date of this proxy statement/prospectus, the aggregate value of the outstanding and unexercised employee and non-employee director options was $557,054 (calculated based on the difference between the per share measurement value of $8.76 as of October 23, 2009 and the exercise price per share for each stock option).

The merger agreement also provides that, at the effective time of the merger, each outstanding share of Tween Brands common stock, or outstanding restricted share unit representing the right to receive a share of Tween Brands common stock, subject to vesting or other lapse restrictions under Tween Brands’ equity compensation plans will become fully vested and free of such restrictions immediately prior to the effective time of the merger and will be converted into the right to receive the per share merger consideration pursuant to the merger agreement as described elsewhere in this proxy statement/prospectus similar to other Tween Brands stockholders, including cash in lieu of fractional shares of Dress Barn common stock and any dividend or other distributions to which such holder is entitled. Each outstanding share of Tween Brands common stock subject to vesting or other lapse restrictions, including restricted share units, under Tween Brands’ equity compensation plans held by an executive officer of Tween Brands upon the effective time of the merger will be treated in the same manner as all other stock-based awards in the merger.

For a discussion of the terms of the merger agreement with respect to the treatment of outstanding Tween Brands equity awards in connection with the merger, please see the section captioned “The Merger Agreement—Treatment of Stock Options and Other Stock-Based Awards” beginning on page 76.

Summary of Transaction Benefits Related to Outstanding Equity Awards Payable to Tween Brands’ Executive Officers and Directors

The following table indicates the number of shares of Tween Brands common stock underlying vested and unvested equity awards held by Tween Brands’ executive officers and directors as of June 28, 2009, and, with respect to outstanding stock options, the weighted average exercise price thereof.

Executive Officers	Number of Shares Underlying Vested Stock Options	Weighted Average Exercise Price of Vested Stock Options	Number of Shares Underlying Unvested Stock Options	Weighted Average Exercise Price of Unvested Stock Options	Number of Shares Underlying Restricted Stock Awards
Michael W. Rayden	393,060	$24.15	103,116	$20.71	173,255
Rolando de Aguiar	7,500	$18.89	42,500	$13.92	9,000
Gregory J. Henchel	8,512	$30.71	27,687	$14.65	3,902
Michael C. Keane	8,303	$28.04	44,912	$19.26	10.842
Ronald Robinson	18,618	$24.01	34,102	$17.61	11,390
Non-Employee Directors

Elizabeth M. Eveillard	26,250	$28.18	28,750	$21.07	—
David A. Krinsky	70,000	$24.99	25,000	$19,77	—
Philip E. Mallott	67,145	$23.91	25,000	$19.77	—
Fredric M. Roberts	46,250	$26.77	28,750	$21.07	—
Kenneth J. Strottman	70,000	$24.99	25,000	$19.77	—

Executive Employment Agreements

Tween Brands has entered into an employment agreement and an executive agreement with Michael W. Rayden, Tween Brands’ chairman of the board and chief executive officer, both dated December 3, 2008.

As a result of Tween Brands’ entry into the merger agreement, Mr. Rayden will generally become entitled to certain severance payments and benefits under his executive agreement if the merger occurs and he has a qualifying termination of employment any time after the date hereof. The severance payments and benefits under Mr. Rayden’s executive agreement only apply in connection with or following a change in control of Tween Brands, and are generally greater than the severance payments and benefits under Mr. Rayden’s employment agreement.

Mr. Rayden will become entitled to severance payments and benefits under his executive agreement if his employment is terminated:

•	by Tween Brands at any time six months prior to a change in control if such termination was in contemplation of such change in control and was done to avoid the effects of the executive agreement;

•

by Tween Brands or the surviving corporation at any time within 24 months after a change in control (other than on account of death or disability or for cause, as such terms are defined in the executive agreement);

•	by Mr. Rayden for good reason (as defined in the executive agreement) at any time within 24 months after a change in control; or

•	by Mr. Rayden with or without good reason during the period beginning on the one year anniversary date of a change in control and lasting for 30 days.

If Mr. Rayden’s employment is terminated for one of the qualifying reasons described above, his severance payments and benefits under the executive agreement will include:

•	a lump sum cash payment equal to the sum of (1) any accrued base salary and vacation time payable as of the termination date and (2) Mr. Rayden’s base salary multiplied by three;

•

a lump sum cash payment equal to the sum of (1) Mr. Rayden’s pro-rated bonus amount (as defined in the executive agreement) and (2) three times the greater of (i) what Mr. Rayden could receive in annual incentive compensation assuming Tween Brands or the surviving corporation met its performance target or (ii) the average of what he actually received in annual incentive compensation over the previous three years;

•	such long term incentive compensation as shall be payable according to the terms of any applicable long-term incentive compensation performance plans;

•	three years of continued company-provided health care coverage and life insurance coverage;

•

full vesting upon the occurrence of a change in control of all available benefits provided under Tween Brands’ alternative savings plan and supplemental retirement and deferred compensation plan and any other applicable tax-qualified and non-qualified plans (such vesting to occur on the occurrence of a change in control whether or not Mr. Rayden’s employment is terminated), with all benefits to become payable in accordance with the terms of the applicable plans;

•	accelerated vesting of any outstanding unvested stock option awards;

•	all fees for outplacement services and related travel costs up to a maximum of $60,000; and

•

a full “gross up” payment for any excise taxes that may be imposed by Section 4999 or 409A of the Internal Revenue Code, and any interest or penalties with respect to such excise taxes, so that Mr. Rayden is placed in the same after-tax position he would have been in had no such excise taxes (and related interest or penalties) been paid or incurred.

Tween Brands has also entered into an executive agreement with each of Rolando de Aguiar, Michael C. Keane, Gregory J. Henchel and Ronald Robinson, each dated September 26, 2008, each of whom we refer to as an executive.

If an executive is terminated by Tween Brands or the surviving corporation (i) without cause (as defined in the applicable executive agreement), (ii) at any time six months prior to a change in control if such termination was in contemplation of such change in control and was done to avoid the effects of the executive agreement, or (iii) at any time within twelve months after a change in control, the executive is entitled to receive:

•	accrued base salary and accrued vacation not yet paid;

•	pro-rated bonus amount (as defined in the applicable executive agreement);

•	vested benefits under any applicable benefit, retirement, incentive and other plans;

•

base salary for 24 months (12 months if the executive’s employment is terminated more than 12 months after a change in control), minus the deductions required by law and, except as described for Messrs. de Aguiar and Henchel in the discussion of their executive retention agreements below, subject to a deduction of any salary or compensation that the executive earns from other employment or self-employment during the time period in question, regardless of when such amount is payable;

•	any and all monies advanced by the executive or expenses incurred by the executive;

•

the benefit of all medical coverage, programs or arrangements in which the executive was participating, if possible under such plans and programs, for 24 months (12 months if the executive’s employment is terminated more than 12 months after a change in control), with certain limitations as described in the executive’s executive agreement; and

•	expenses for outplacement services up to a maximum amount of $10,000.

Letter Agreement

In connection with Dress Barn’s entry into the merger agreement, Tween Brands and Dress Barn entered into a letter agreement with Michael W. Rayden, Tween Brands’ chairman of the board and chief executive officer. The letter agreement provides that Dress Barn will appoint Mr. Rayden to its board of directors at the effective time of the merger. In connection with the foregoing, Burt Steinberg resigned from the Dress Barn board of directors, and, accordingly, the appointment of Mr. Rayden to the Dress Barn board of directors will not result in non-compliance with NASDAQ listing standards requiring a majority of independent directors. In consideration of this appointment, Mr. Rayden has agreed to resign from Dress Barn’s board of directors upon his termination of employment. The letter agreement also amends Mr. Rayden’s employment agreement with Tween Brands, dated December 3, 2008, to provide that Mr. Rayden’s non-competition restriction will continue to apply in accordance with its terms following the closing of the merger or a termination of Mr. Rayden’s employment by Tween Brands without cause or by Mr. Rayden for a good reason (the non-competition restriction previously terminated on the occurrence of any such event). The letter agreement does not provide for any increase in Mr. Rayden’s compensation and will be effective only if the merger is consummated.

Executive Retention Agreements

In connection with Tween Brands’ entry into the merger agreement, Tween Brands entered into retention agreements with each of Rolando de Aguiar and Gregory J. Henchel. Each retention agreement provides that the executive will be eligible to receive a special cash retention bonus payment if the merger occurs and he remains continuously employed by Tween Brands through the effective time of the merger, or if his employment is terminated by Tween Brands without cause prior to such date. Mr. de Aguiar may earn a retention bonus of $200,000 and Mr. Henchel may earn a retention bonus of $150,000. Any retention bonus that becomes payable will be paid within 15 days after the completion of the merger.

In addition, each retention agreement amends the executive’s executive agreement with Tween Brands, each dated September 26, 2008, to eliminate the provision that, if severance benefits are triggered for the executive, the executive’s severance benefits will be reduced by any compensation the executive may receive from a new position. Any severance benefits otherwise due to the executive in excess of one times his base salary will, however, still be subject to offset for any compensation the executive receives from a new position more than one year after his severance date. These amendments to the executive’s executive agreements will be effective only if the merger is completed.

Summary of Potential Non-Equity Based Benefits to Tween Brands’ Executive Officers

The following table indicates the dollar values of the potential non-equity based benefits payable to Tween Brands’ executive officers under the executive employment agreements and the other compensation arrangements upon the effective time of the merger, assuming termination of employment of the executive officers and that the terms of the applicable executive retention agreements, as described above, are in effect.

Executive Officers	Value of Potential Severance Benefits(1)	Value of Potential Retention Plan Benefits(2)	Total Potential Non-Equity Based Transaction Benefits
Michael W. Rayden	$9,106,365		$9,106,365
Rolando de Aguiar	$1,150,000	$200,000	$1,350,000
Gregory J. Henchel	$757,648	$150,000	$907,648
Michael C. Keane	$1,106,786		$1,106,786
Ronald Robinson	$1,090,000		$1,090,000

(1)

These amounts include the value of cash severance payments, maximum outplacement benefits and continued health and life insurance benefits (if applicable) due under the executive agreements. Based on the anticipated exchange ratio, measurement price and other applicable assumptions, no executive officers are expected to be entitled to any “gross up” payments for any excise taxes (or related interest or penalties) that may be due by reason of Section 4999 or 409A of the Internal Revenue Code.

(2)	These amounts include retention bonuses that may be payable to such executive officers pursuant to the applicable retention agreements in connection with the merger.

Indemnification; Directors’ and Officers’ Insurance

After the consummation of the merger, Dress Barn will indemnify and hold harmless, to the fullest extent permitted under applicable law, the present and former directors and officers of Tween Brands and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger. For six years from the consummation of the merger, Dress Barn will or will cause Tween Brands, as the surviving corporation, to maintain in effect for the benefit of such then-former officers and directors of Tween Brands and its subsidiaries an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for Tween Brands. Such policy must provide coverage for acts or omissions occurring on or prior to the date of the consummation of the merger covering each such person covered by the officers’ and directors’ liability insurance policy of Tween Brands on terms with respect to coverage and in amounts no less favorable than those of Tween Brands’ directors’ and officers’ insurance policy in effect on the date of the merger agreement, subject to a maximum premium payment. Additionally, Dress Barn will cause to be maintained in Tween Brands’ (or any successor’s) amended and restated certificate of incorporation and amended and restated bylaws provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in Tween Brands’ amended and restated certificate of incorporation or bylaws as in effect on the date of the merger agreement.

Certain Relationships Between Dress Barn and Tween Brands

Under the terms of the mutual confidentiality agreement, dated March 19, 2009, between Tween Brands and Dress Barn, which we refer to as the confidentiality agreement, until September 19, 2010, Dress Barn and its affiliates agreed not to, directly or indirectly, in any manner other than pursuant to a transaction agreement or otherwise with the prior written consent of Tween Brands: (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, greater than 1% of the securities or property of Tween Brands or any of its affiliates; (b) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination, partnership, joint venture or other similar transaction involving Tween Brands or any of its affiliates; (c) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of Tween Brands or any of its affiliates; (d) form, join or in any way participate in a “group” (as defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Tween Brands or any of its affiliates; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Tween Brands; (f) disclose any intention, plan or arrangement inconsistent with the foregoing; or (g) advise, assist or encourage any other persons in connection with any of the foregoing. Dress Barn also agreed during such period not to (x) request Tween Brands (or Tween Brands’ representatives), directly or indirectly, to amend or waive any of the foregoing (including this sentence); (y) take any action which might require Tween Brands or any of its affiliates to make a public announcement regarding the confidentiality agreement or the possibility of a merger, consolidation, business combination or other similar transaction, including, without limitation, any such transaction between Dress Barn and Tween Brands; or (z) communicate with Tween Brands stockholders regarding the subject matter of the confidentiality agreement.

Under the terms of the confidentiality agreement, the limitations and prohibitions on Dress Barn described in the immediately preceding paragraph shall automatically terminate upon the earliest of the following events: (a) the execution by Tween Brands of one of its subsidiaries of a definitive agreement with a third party providing for any other person or group (as defined in Section 13(d) of the Exchange Act) to acquire more than 50% of the outstanding voting securities of Tween Brands or assets of Tween Brands or its subsidiaries representing more than 50% of the consolidated earning power of Tween Brands and its subsidiaries; (b) any other person or group (as defined in Section 13(d) of the Exchange Act) acquires more than 50% of the outstanding voting securities of Tween Brands or assets of Tween Brands or its subsidiaries representing more than

50% of the consolidated earning power of Tween Brands and its subsidiaries; or (c) the commencement by any other person or group (as defined in Section 13(d) of the Exchange Act) of a bona fide tender or exchange offer to acquire more than 50% of the outstanding voting securities of Tween Brands where the board of directors of Tween Brands either accepts such offer or fails to recommend that its stockholders reject such offer within ten business days from the date of commencement of such offer.

The confidentiality agreement also contains reciprocal restrictions on actions that Tween Brands might take with respect to Dress Barn.

Manner and Procedure for Exchanging Shares of Tween Brands Common Stock; No Fractional Shares

Surrender of Certificates. Promptly (and in any event no more than five business days) after the effective time of the merger, American Stock Transfer & Trust Co., the exchange agent selected by Dress Barn (and reasonably acceptable to Tween Brands) for the merger, will mail to each record holder of Tween Brands common stock (a) a letter of transmittal and (b) instructions for using the letter of transmittal and surrendering certificates evidencing Tween Brands shares in exchange for the merger consideration. After receipt of such forms, holders of Tween Brands common stock will be able to surrender certificates formerly representing Tween Brands common stock to the exchange agent together with the completed and executed letter of transmittal and any other documents reasonably required pursuant to the instructions, and each such holder will receive in exchange therefor the certificates evidencing the number of whole shares of Dress Barn common stock to which such holder is entitled pursuant to the merger. Dress Barn will not issue fractional shares of Dress Barn common stock in the merger. Instead, in lieu of fractional shares, each holder of Tween Brands common stock who would otherwise be entitled to a fraction of a share of Dress Barn common stock will receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the measurement price. Tween Brands stockholders should not send their stock certificates until they receive the letter of transmittal.

After the effective time of the merger and until surrendered as contemplated by the preceding paragraph, each certificate that previously represented shares of Tween Brands common stock will represent only the right to receive upon surrender thereof the merger consideration payable in respect of such shares of Tween Brands common stock pursuant to the merger, cash in lieu of fractional shares of Dress Barn common stock and any dividends or other distributions made after the effective time with respect to such shares of Dress Barn common stock, in each case, without interest thereon.

No dividends or other distributions declared or paid with respect to Dress Barn common stock after the effective time of the merger will be paid to holders of Tween Brands stock certificates in respect of the shares of Dress Barn common stock payable pursuant to the merger unless and until the Tween Brands stock certificates are surrendered to the exchange agent.

After the effective time of the merger, Tween Brands will not register any further transfers of shares of Tween Brands common stock. After the effective time of the merger, any certificate evidencing shares of Tween Brands common stock that is presented to Dress Barn or the exchange agent for any reason will solely represent the right to receive the merger consideration payable in respect of Tween Brands common stock formerly represented by such certificate pursuant to the merger, any cash in lieu of fractional shares of Dress Barn common stock and any dividends or other distributions to which holders thereof are entitled to, in each case, without interest thereon.

Governmental and Regulatory Approvals

At any time before or after the completion of the merger, the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission, or FTC, foreign competition authorities and others may challenge the merger on antitrust grounds either before or after expiration or termination of a relevant waiting period. Accordingly, at any time before or after completion of the merger, any of the Antitrust Division, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, permitting completion subject to regulatory concessions or conditions, such as requiring the divestiture of certain assets of Dress Barn or Tween Brands, or rescinding the merger. As in every transaction, there can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

Under the terms of the merger agreement, Dress Barn and Tween Brands will collectively determine whether any regulatory approvals are required in connection with the merger, and the parties will cooperate to seek and obtain any such regulatory approvals. Tween Brands and Dress Barn have agreed to cooperate with each other in seeking and obtaining any actions, consents, approvals or waivers reasonably required to be obtained from any party in connection with the consummation of the transactions contemplated by the merger agreement. Both Dress Barn and Tween Brands have agreed to use reasonable best efforts to take or cause to be taken all actions necessary, advisable or proper to consummate the merger, including obtaining all antitrust approvals. In addition, the parties will use reasonable best efforts to take all steps necessary to prevent or remove any actual or threatened injunction, order or other determination that would prevent or delay consummation of the merger. Pursuant to the merger agreement, neither Tween Brands nor Dress Barn is obligated to sell or divest its assets to obtain requisite regulatory approvals for the merger.

Under the HSR Act, and the rules promulgated thereunder by the FTC, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice and the specified waiting period has either expired or been terminated. Dress Barn and Tween Brands filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 28, 2009. The waiting period under the HSR Act expired on August 27, 2009.

Other than the filing described above, neither Dress Barn nor Tween Brands is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, to complete the merger. If Dress Barn and Tween Brands discover that other material approvals or waiting periods are necessary, Dress Barn and Tween Brands will seek to obtain or comply with them in accordance with the merger agreement.

Litigation Relating to the Merger

Tween Brands, the members of Tween Brands’ board of directors and, in certain of the lawsuits, Dress Barn, Dress Barn’s chief executive officer and/or Merger Sub, were named as defendants in several purported class action lawsuits that were filed by Tween Brands stockholders in either the Common Pleas Court of Franklin County, Ohio or the Delaware Court of Chancery. Plaintiff Clair Rand filed the first suit in Ohio on June 29, 2009, naming as defendants Tween Brands, its six directors, Dress Barn, and its chief executive officer. Plaintiff Sarah Elliott filed a similar suit in Ohio on July 8, 2009, naming as defendants only Tween Brands and its directors. Plaintiff Cheryl Dutiel filed a similar suit in Delaware on July 17, 2009, naming as defendants Tween Brands, its six directors, Dress Barn, and Merger Sub. Plaintiff Edward Hirsch filed a similar suit in Ohio on August 4, 2009, naming the same defendants as plaintiff Dutiel. Following the defendants’ motions to stay the Ohio suits in favor of the Delaware litigation, the three Ohio plaintiffs voluntarily dismissed their suits and together filed a similar suit in the Delaware Court of Chancery on August 28, 2009, but did not include Dress Barn or its chief executive officer as defendants.

Amended complaints have been filed in each of the two Delaware actions. The amended complaints allege, among other things, that Tween Brands and its directors breached their fiduciary duties by allegedly failing to obtain adequate consideration in the proposed merger, agreeing to certain provisions in the merger agreement, and issuing allegedly inadequate disclosure documents; and (in the Dutiel complaint) that Dress Barn, by obtaining non-public information about Tween Brands, aided and abetted the Tween Brands directors’ alleged breach in failing to obtain adequate consideration for the merger. The suits seek, among other things, to enjoin the consummation of the merger. The parties have engaged in initial discovery proceedings. By letter decision dated October

2, 2009, the Delaware Chancellor consolidated the two Delaware actions and appointed lead plaintiffs and lead counsel for plaintiffs (“Plaintiffs’ Lead Counsel”).

All defendants and plaintiffs, through Plaintiffs’ Lead Counsel, reached an agreement in principle to settle the claims in all the now-consolidated actions, subject to the approval of the Delaware Court of Chancery.

Under the parties’ agreement in principle, (i) the defendants will provide supplemental disclosures to stockholders, which are contained in this proxy statement/prospectus, (ii) the parties will present to the Delaware Court of Chancery a Stipulation of Settlement and any other necessary documents to obtain the prompt approval by the Court of the settlement and the dismissal with prejudice and release of all claims against all defendants held by the plaintiffs and class members, and (iii) plaintiffs’ attorneys will make an application to the Court for an award of fees and expenses from defendants. The settlement is contingent upon, among other things, consummation of the merger and approval by the Delaware Court of Chancery.

Merger Expenses

With limited exceptions, all expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that if the merger agreement is terminated under certain circumstances, Tween Brands will pay for certain out- of-pocket expenses (up to a maximum of $1,000,000) incurred by Dress Barn in connection with the merger agreement and the merger.

Accounting Treatment

The merger will be accounted for by Dress Barn under the purchase method of accounting. Under the purchase method, the purchase price of Tween Brands will be allocated to identifiable assets and liabilities acquired from Tween Brands with any excess being treated as goodwill. Since property, plant and equipment and identifiable assets are depreciated and amortized over time, Dress Barn will incur accounting charges from the merger. In addition, these assets and any goodwill will be subject to periodic impairment tests and could result in potential impairment charges in future periods.

Directors and Executive Officers of Tween Brands After the Merger

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of Tween Brands after the merger. The current directors of Merger Sub are David R. Jaffe, President and Chief Executive Officer of Dress Barn; Armand Correia, Senior Vice President and Chief Financial Officer of Dress Barn; and Gene Wexler, Senior Vice President, General Counsel and Assistant Secretary of Dress Barn. The initial directors will hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors.

The executive officers of Tween Brands immediately prior to the effective time of the merger will continue to be the initial executive officers of Tween Brands after the merger. The initial executive officers will hold office until the next annual meeting of the board of directors of Tween Brands and until the election of their respective successors.

Material U.S. Federal Income Tax Consequences

The following discussion of the U.S. federal income tax consequences of the merger represents the opinions of Proskauer Rose LLP and O’Melveny & Myers LLP as to the material U.S. federal income tax consequences of the merger to Tween Brands stockholders. The foregoing opinions of counsel are based on certain assumptions and are subject to certain limitations and qualifications, including the assumptions that the merger will be consummated as described in this proxy statement/prospectus and the merger agreement and that the factual representations contained in certain certificates to be delivered to counsel by Dress Barn and Tween Brands in connection with the foregoing opinions are true, correct and complete as of the date of the foregoing opinions and will remain true, correct and complete through the effective time of the merger. An opinion of counsel is not binding on the Internal Revenue Service or any court.

The discussion set forth below is intended only as a summary of the material U.S. federal income tax consequences of the merger and does not purport to be a complete analysis of all potential tax consequences of the merger. In particular, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Code (including, but not limited to, banks, partnerships and other pass-through entities, tax-exempt organizations, insurance companies, broker-dealers, holders subject to the alternative minimum tax, holders that hold shares as part of a straddle, hedging or conversion transaction, or holders whose functional currency is not the U.S. dollar). It is also not addressed to non-U.S. holders (as defined below) who own, actually or constructively, Tween Brands common stock with a fair market value of more than 5% of the fair market value of the common stock of Tween Brands. The following discussion only addresses aspects of U.S. federal income taxation and does not address any aspects of state, local or foreign taxation. This discussion assumes that holders of shares of Tween Brands common stock hold such shares as capital assets. This discussion does not apply to holders who acquired their shares of Tween Brands common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan. This discussion also does not apply to a holder of options to purchase Tween Brands common stock. Holders of options to purchase Tween Brands common stock should consult with their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of the merger to them. This discussion is based on the tax laws of the United States, including the Code, its legislative history, existing regulations under the Code, published rulings and court decisions, as in effect on the date of this document, all of which are subject to change, possibly with retroactive effect, and to differing interpretation.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of Tween Brands common stock that is, for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation (or another entity taxable as a corporation) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A “non-U.S. holder” is any beneficial owner of shares of Tween Brands common stock that is not a U.S. holder.

A non-U.S. holder does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.

If a partnership holds shares of Tween Brands common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Tween Brands common stock, you should consult your tax advisor concerning the tax consequences of the merger to you.

Qualification of the Merger as a Reorganization for U.S. Federal Income Tax Purposes

Proskauer Rose LLP and O’Melveny & Myers LLP intend to render opinions at the closing of the merger that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code. The foregoing opinions of counsel are based on certain assumptions and are subject to certain limitations and qualifications, including the assumptions that the merger will be consummated as described in this proxy statement/prospectus and the merger agreement and that the factual representations contained in certain certificates to be delivered to counsel by Dress Barn and Tween Brands in connection with the foregoing opinions are true, correct and complete as of the date of the foregoing opinions and will remain true, correct and complete through the effective time of the merger. An opinion of counsel is not binding on the Internal Revenue Service or any court.

U.S. Federal Income Tax Consequences to Tween Brands Stockholders

U.S. Holders. Tween Brands stockholders will not recognize income, gain or loss upon the exchange of their Tween Brands common stock for Dress Barn common stock in the merger, except to the extent of cash, if any, received in payment for a fractional share of Dress Barn common stock. The aggregate tax basis of a Tween Brands stockholder in Dress Barn common stock received (including a fractional share for which cash is received) will generally be equal to such stockholder’s tax basis in Tween Brands common stock exchanged. The holding period of a Tween Brands stockholder in Dress Barn common stock received will generally begin on the date such stockholder initially acquired Tween Brands common stock exchanged.

Cash, if any, received for a fractional share of Dress Barn common stock will be treated as if a Tween Brands stockholder received the fractional share pursuant to the merger and then sold such fractional share for cash. The amount of any gain or loss will be equal to the difference between the ratable portion of the stockholder’s tax basis in Tween Brands common stock exchanged in the merger that is allocated to the fractional share and the cash received for it. Any gain or loss will constitute long-term capital gain or loss if the stockholder held its Tween Brands common stock for more than one year at the effective time of the merger. A long-term capital gain of a non-corporate U.S. holder of shares of Tween Brands common stock will generally be subject to a maximum U.S. federal income tax rate of 15%.

Non-U.S. Holders. A non-U.S. holder will not be subject to U.S. federal income tax on gain or loss recognized with respect to consideration received in the merger unless (i) the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for U.S. taxation, the gain is attributable to a “permanent establishment” maintained in the United States, or (ii) the non-U.S. holder is an individual present in the United States for at least 183 days in the taxable year of the merger and certain other conditions are met. In either of those cases, the non-U.S. holder will be treated in the same manner as a U.S. holder, as described above.

Backup Withholding

In general, proceeds from the disposition of shares of Tween Brands common stock in the merger (including cash received in lieu of fractional shares) will be subject to backup withholding for a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service regarding a failure to report all interest or dividends required to be shown on its federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Persons that are not United States persons may be required to establish their exemption from backup withholding by certifying their status on an appropriate Internal Revenue Service Form W-8.

Any amount withheld under these rules will be creditable against the U.S. holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is furnished to the Internal Revenue Service and other applicable requirements are met.

Appraisal Rights

Under Delaware law, Tween Brands stockholders who have not voted in favor of the adoption of the merger agreement will not be entitled to appraisal rights. Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, which governs appraisal rights, provides that no appraisal rights are available for shares of stock of a constituent corporation if (i) the shares of stock of the constituent corporation are listed on a national securities exchange and (ii) the holders of the constituent corporation are required by the terms of the merger agreement to accept shares of stock of another corporation as consideration in a merger, which shares of stock of the other corporation are listed on a national securities exchange and the merger consideration consists solely of such shares, other than cash in lieu of fractional shares. Tween Brands common stock is listed on the New York Stock Exchange, which we refer to as the NYSE. In addition, pursuant to the merger agreement, outstanding shares of Tween Brands common stock will be converted into the right solely to receive shares of Dress Barn common stock, which is listed on The Nasdaq Global Select Market, in accordance with the exchange ratio, and cash in lieu of fractional shares.

THE MERGER AGREEMENT

The following is a summary of selected material provisions of the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read the merger agreement in its entirety.

Form of the Merger

If the holders of a majority of the outstanding shares of Tween Brands common stock adopt the merger agreement, and all other conditions to the merger are satisfied or waived, Merger Sub, a newly formed and wholly owned subsidiary of Dress Barn, will be merged with and into Tween Brands and Tween Brands will survive the merger as a wholly owned subsidiary of Dress Barn. Tween Brands will operate as a separate subsidiary of Dress Barn.

Effective Time

The merger will become effective on the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later time as is specified in the certificate of merger.

Merger Consideration

The merger agreement provides that each share of Tween Brands common stock outstanding immediately prior to the effective time of the merger (other than any shares owned by Dress Barn, Merger Sub or their respective wholly owned subsidiaries and any shares owned by any wholly owned subsidiary of Tween Brands) will be converted into the right into the right to receive 0.47 shares of Dress Barn common stock (or such adjusted amount of shares as described below), which we refer to as the exchange ratio. However, in the event that the aggregate number of shares of Dress Barn common stock to be issued in the merger would exceed 19.99% of Dress Barn’s total issued and outstanding shares of common stock immediately prior to the effective time of the merger (19.99% of Dress Barn’s issued and outstanding shares rounded down to the nearest whole share is referred to as the maximum share number), then the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Dress Barn common stock issuable in the merger equals the maximum share number. As of the date of the merger agreement, the number of shares of Dress Barn common stock expected to be issued pursuant to the merger agreement was less than 19.99% of Dress Barn’s total issued and outstanding shares of common stock and, accordingly, would not have triggered an adjustment in the exchange ratio if the merger had been consummated as of such date. Dress Barn will not redeem, repurchase or otherwise retire any previously outstanding shares of Dress Barn common stock from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement.

Shares Held by Tween Brands; Reclassification of Dress Barn and Tween Brands Common Stock.

All shares of Tween Brands common stock held by Tween Brands in treasury will be cancelled in the merger.

If, between the date of the merger agreement and the effective time of the merger, the outstanding shares of the common stock of either Dress Barn or Tween Brands should split, combine or otherwise reclassify or are otherwise changed into any other securities, or a stock dividend or other stock distribution is made, the merger agreement provides that the merger consideration will be correspondingly adjusted to provide the holders of Tween Brands common stock, Tween Brands options and other awards under Tween Brands’ equity compensation plans, the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares of Dress Barn Common Stock. Dress Barn will not issue fractional shares of Dress Barn common stock in the merger. Instead, in lieu of fractional shares, each holder of Tween Brands common stock who would otherwise be entitled to a fraction of a share of Dress Barn common stock will receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the volume weighted average price per share of Dress Barn common stock (rounded to the nearest cent) on The Nasdaq Global Select Market for the 20 consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the merger (as reported by Bloomberg LP for each such trading day, or, if not reported by Bloomberg LP, any other authoritative source reasonably selected by Dress Barn), which we refer to as the measurement price.

Treatment of Stock Options and Other Stock-Based Awards

Tween Brands Options. Each outstanding and unexercised employee and non-employee director option granted by Tween Brands to purchase shares of Tween Brands common stock under Tween Brands’ equity compensation plans will be cancelled as of the effective time of the merger and automatically converted into the right to receive from Dress Barn or the surviving corporation in the merger a lump sum cash payment (without interest) equal to (i) the amount, if any, by which the exchange ratio multiplied by the measurement price, which product we refer to as the measurement value, exceeds the per share exercise price of such Tween Brands stock option, multiplied by (ii) the number of shares of Tween Brands common stock issuable upon exercise of such Tween Brands option in full (whether such Tween Brands option is vested or unvested, but not to the extent it has already been exercised), with the aggregate amount of such payment rounded to the nearest cent. After the effective time of the merger, any such cancelled Tween Brands stock option will no longer be exercisable by the former holder of such option, but will only entitle such holder to the payment described in the preceding sentence. At the effective time of the merger, any Tween Brands stock option with an exercise price equal to or greater than the measurement value will be cancelled without consideration and be of no further force and effect. Dress Barn and the surviving corporation in the merger will use their reasonable best efforts to provide the lump sum cash payments as described above (subject to applicable withholding for taxes) within 10 business days following the effective time of the merger.

Restricted Stock and Units. Each outstanding share of Tween Brands common stock, or outstanding restricted share unit representing the right to receive a share of Tween Brands common stock, subject to vesting or other lapse restrictions granted under Tween Brands’ equity compensation plans will become fully vested and free of such restrictions immediately prior to the effective time of the merger and will be converted into the right to receive the per share merger consideration, including cash in lieu of fractional shares of Dress Barn common stock and any dividend or other distributions to which such holder is entitled.

Representations and Warranties

The merger agreement contains representations and warranties of Tween Brands, Dress Barn and Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Tween Brands, Dress Barn and Merger Sub and may be subject to important qualifications and limitations agreed to by Tween Brands, Dress Barn and Merger Sub in connection with negotiating its terms. None of Tween Brands, Dress Barn or Merger Sub is aware of any specific material facts that contradict the representations and warranties of such party in the merger agreement. Notwithstanding this, please be advised that the representations and warranties may not reflect the actual state of facts as of any specified date since they are modified in part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among Tween Brands, Dress Barn and Merger Sub rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of merger agreement.

The merger agreement contains reciprocal representations and warranties by Tween Brands, Dress Barn and Merger Sub relating to a number of matters, including the following:

•	organization, capital structure, valid existence, good standing and qualification to do business;

•	corporate authorization and validity of the merger agreement;

•	approval of the merger agreement and the transactions contemplated thereby by each party’s respective board of directors;

•

The execution and performance of the merger agreement not (i) requiring any consent, approval or other action of any person under any contract or lease (or, in the case of Tween Brands, any lease covering material leased real property); (ii) resulting in a breach of or default with any governmental entity or other person to accelerate the maturity or performance under, amend, call a default under, exercise any remedy under, modify, rescind, suspend or terminate any contract; or (iii) creating any material obligation to which such party was not obligated to perform immediately before the merger agreement was executed;

•

the execution and performance of the merger agreement not (i) requiring any material authorization, consent, approval, exemption or other action by or notice to any court or governmental entity, (ii) conflicting with or resulting in a material breach of the provisions of such party’s or any of its respective subsidiaries’ certificate or articles of incorporation or bylaws or other organizational documents or (iii) conflicting with or resulting in a material breach of any law to which such party or any of its respective subsidiaries are subject;

•	documents filed with the SEC and the accuracy of information contained in such documents,;

•	financial and internal controls;

•	material compliance of consolidated financial statements with certain accounting standards;

•	absence of certain material adverse changes or events since a recent date;

•	ownership of property and validity of leases;

•	tax matters and the payment of taxes;

•	material contracts;

•	absence of material pending or threatened litigation;

•	employee benefit plans;

•	compliance with applicable legal requirements and other applicable listing and corporate governance rules;

•	various environmental matters, including compliance with environmental laws;

•	absence of affiliated transactions;

•	labor relations and employment matters;

•	broker’s and finder’s fees related to the merger; and

•	absence of any material misstatement or omission contained in the merger agreement or related disclosure letter.

The merger agreement also contains representations made by Tween Brands to Dress Barn and Merger Sub relating to:

•	ownership and validity of intellectual property rights;

•	insurance;

•	bank accounts;

•	suppliers;

•	inventory;

•	receipt of a fairness opinion;

•	the required vote by the stockholders of Tween Brands to adopt the merger agreement;

•	no violation of state takeover statutes;

•	Tween Brands rights agreement being rendered inapplicable to the merger agreement; and

•	Article Eleventh of Tween Brands’ charter relating to restrictions on business combinations being rendered inapplicable to Dress Barn.

The merger agreement also contains representations and warranties by Dress Barn and Merger Sub relating to a number of matters, including:

•	Dress Barn’s sufficiency of funds;

•	operations of Merger Sub;

•	ownership of Tween Brands common stock; and

•	absence of reliance by Dress Barn or Merger Sub on any other representations and warranties, other than those contained in the merger agreement.

Certain of Tween Brands, Dress Barn and Merger Sub’s representations and warranties are qualified as to materiality or “material adverse effect,” which means, with respect to such party, any event, change, development, effect or occurrence that, either individually or in the aggregate with all other events, changes, developments, effects or occurrences, had or would reasonably be expected to have, a material adverse effect on business, results of operations or financial condition of such party and its respective subsidiaries, taken as a whole. However, a Company material adverse effect does not include the effect of any event, change, development, effect or occurrence resulting from or arising out of (i) any changes in the market price or trading volume of such party’s common stock (provided that the underlying causes of such changes will not be excluded); (ii) any failure by such party to meet any published projections, analyst estimates, forecasts or revenue or earnings predictions (provided that the underlying causes of such changes will not be excluded); (iii) changes in law, GAAP, or the adoption or amendment of certain financial accounting standards; (iv) any stockholder litigation brought or threatened against such party, any of its officers or any member of its board of directors with respect to the merger agreement or the transactions contemplated by the merger agreement; (v) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism that do not have a disproportionate effect (relative to other industry participants) on such party and its respective subsidiaries taken as a whole; (vi) general national or international economic, financial or business conditions affecting generally the apparel industry that do not have a disproportionate effect on such party and its respective subsidiaries taken as a whole; and (vii) the execution, announcement and performance of the merger agreement. In addition, a material adverse effect means, with respect to such party, any event, change, development, effect or occurrence that would have a material adverse effect on the ability of such party to consummate the merger or perform its obligations under the merger agreement.

Conduct of Business Pending the Merger

Tween Brands has agreed that, from the date of the merger agreement until the effective time of the merger, except as contemplated by the merger agreement, required by law or consented to in writing by Dress Barn (which consent shall not be unreasonably withheld, delayed or conditioned), Tween Brands and its subsidiaries will:

•	conduct their business in all material respects only in the ordinary course of business, consistent with past practice; and

•

to the extent consistent with the above, use their reasonable best efforts to (i) preserve their business organization intact, preserve material contracts in force and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, officers, employees, business associates and consultants, (ii) maintain and keep material properties and assets in good repair and condition, (iii) maintain in effect all material governmental permits pursuant to which Tween Brands or any of its subsidiaries currently operate, and (iv) maintain and enforce Tween Brands’ intellectual property rights.

Additionally, subject to certain exceptions, neither Tween Brands nor any of its subsidiaries will (except as specifically contemplated by the terms of the merger agreement), from the date of the merger agreement until the effective time of the merger, do any of the following without the prior written consent of Dress Barn (which consent shall not be unreasonably withheld, delayed or conditioned):

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issue, sell, purchase or redeem any additional shares of capital stock (except as contemplated in the merger agreement) or enter into an agreement with respect to the voting of the capital stock of Tween Brands;

•	effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

•

declare, set aside or pay any dividends on, or make any other distributions in respect of its capital stock other than dividends and distributions by a direct or indirect wholly-owned subsidiary to its parent;

•	amend or otherwise change its or any subsidiary’s certificate or articles of incorporation or bylaws (or equivalent organizational documents);

•

make any acquisition of, or investment in, assets or stock in any transaction or any series of related transactions for an aggregate purchase price or prices in excess of $250,000, other than in the ordinary course of business, consistent with past practice;

•

incur any indebtedness for borrowed money or sell, lease, sublease, license or permit to be subject to any lien except for those specifically allowed under the merger agreement or otherwise dispose of any of its material properties or assets, including, without limitation, any real property owned or leased by Tween Brands;

•

enter into any new line of business or make or agree to make any new capital expenditure in excess of $250,000 or expenditures that, in the aggregate, are in excess of $500,000, other than in the ordinary course of business, consistent with past practice;

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except in the ordinary course of business and consistent with past practice, modify, amend or terminate any material contract to which Tween Brands or any of its subsidiaries is a party or knowingly waive, release or assign any material rights or claims thereunder;

•	dispose of, grant or permit to lapse any material intellectual property rights or dispose of or disclose any material trade secret;

•

discharge, settle, compromise, assign or satisfy any claim outside of the ordinary course of business consistent with past practice, except where such actions would result in payments (individually and not in the aggregate), net of insurance, by Tween Brands or any of its subsidiaries of less than $250,000;

•

grant or announce any stock option, equity or incentive award or increase salaries or other compensation or benefits payable to any employee, officer, director or consultant of Tween Brands or any of its subsidiaries, except to the extent required by law or by prior written documents or for ordinary course salary increases, bonuses or other compensation granted to non-officer employees;

•	hire any new employees, except in the ordinary course of business consistent with past practices with respect to employees with an annual base salary not to exceed $100,000;

•

pay or agree to pay to any employee, officer, director, stockholder or service provider of Tween Brands any pension, retirement allowance, termination or severance pay, bonus or other material employee benefit to any employee, officer, director or consultant of Tween Brands or any of its subsidiaries, whether past or present, except as required by applicable law or any existing employee benefit or equity plan or other written agreement in effect on the date of the merger agreement that has been disclosed or made available to Dress Barn, or in the ordinary course of business (other than in connection with a company-instituted reduction in force) consistent with past practice for non-officer employees;

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except as required by applicable law or any existing employee benefit or equity plan or written agreement in effect on the date of the merger agreement that has been disclosed or made available to Dress Barn, enter into or amend any contract of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary not to exceed $100,000;

•

enter into or adopt any new employee benefit or equity plan, or materially increase benefits under or renew (other than automatic renewals pursuant to an existing company plan or written agreement existing on the date of the merger agreement), amend, or terminate any existing employee benefit or equity plan, benefit arrangement or collective bargaining agreement;

•	except as required by GAAP or under applicable law and as concurred with by Tween Brands’ independent auditors make any material change in accounting methods, principles or practices;

•

enter into any contract that limits or restricts Tween Brands, its subsidiaries, affiliates or successors from engaging or competing in any line of business or product line or in any geographic area (excluding any marketing agreement relating to cross-promotional campaigns with third parties made in the ordinary course of business consistent with past practice);

•

make, revoke or amend any tax election, adopt or change any method of accounting, extend or waive the application of any statute of limitation regarding the assessment or collection of any tax, settle or compromise any tax liability or refund or file any amended tax return; or

•	commit to do any of the foregoing.

Nothing contained in the merger agreement gives Dress Barn or Merger Sub, directly or indirectly, any right to control or direct the operations of Tween Brands or its subsidiaries prior to the effective time of the merger.

Other Agreements

Proxy Statement and Registration Statement; Stockholders Meeting. The merger agreement requires Tween Brands to prepare and file a proxy statement with the SEC, and requires Dress Barn to prepare and file a registration statement on Form S-4 with the SEC, of which this proxy statement/prospectus forms a part. Each of Tween Brands and Dress Barn has agreed to use its reasonable best efforts to cause the registration statement to become effective and the proxy statement to be cleared by the SEC as promptly as practicable. Upon clearance by the SEC, Tween Brands has agreed to cause the definitive proxy statement/prospectus to be mailed to the stockholders of Tween Brands as promptly as reasonably practicable after it is declared effective. Tween Brands also agreed to call, hold and convene a meeting of its stockholders, in accordance with the DGCL and its amended and restated certificate of incorporation and bylaws, to consider the adoption of the merger agreement. Tween Brands’ stockholder meeting is to be held as promptly as reasonably practicable following the distribution of the definitive proxy statement/prospectus to its stockholders.

Reasonable Best Efforts; Consents, Waivers, Authorizations and Approvals. Tween Brands, Dress Barn and Merger Sub are required to use their reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including obtaining all necessary consents, waivers, approvals, authorizations, permits or orders from all third parties, including governmental entities. In no event, however, will any party or its respective affiliates be obligated to sell, transfer or otherwise divest any of its or any of its subsidiaries’ assets, properties or businesses or enter into any agreements providing for any such sale, transfer or other divestiture or restricting or limiting in any way Tween Brands or its subsidiaries or affiliates from engaging in any business anywhere in the world. No party may take any action that would reasonably be likely to result in a failure of any of the conditions to the merger being satisfied or restrict or materially delay such party’s ability to consummate the merger and other transactions contemplated by the merger agreement. In addition, Tween Brands agrees to use its reasonable best efforts (at Parent’s sole expense) to provide such cooperation as may be reasonably requested by Dress Barn in connection with satisfying any condition to financing set out in Dress Barn’s agreements with banks and other lenders. Tween Brands is not obligated under the merger agreement to enter into any agreement or undertake any obligation or guarantee unless such obligation, agreement or guarantee is only effective after the effective time of the merger.

Indemnification of Directors and Officers. After the consummation of the merger, Dress Barn will indemnify and hold harmless, to the fullest extent permitted under applicable law, the present and former directors and officers of Tween Brands and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the consummation of the merger.

Stockholder Litigation. Tween Brands will give Dress Barn the opportunity to participate in the defense or settlement of any litigation against Tween Brands and/or its directors relating to the merger and the other transactions contemplated by the merger agreement, and no settlement will be agreed to without Dress Barn’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Nasdaq Listing. Dress Barn will use its reasonable best efforts to cause the Dress Barn common stock issuable to Tween Brands’ stockholders in the merger to be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance.

Pay-Off Letter. Tween Brands will use its commercially reasonable efforts to obtain, and will cooperate with Dress Barn in its efforts to obtain, a pay-off letter for the Tween Brands Credit Agreement, in a form reasonably satisfactory to Dress Barn, from the administrative agent for the lenders, within three business days prior to the closing date of the merger.

Resignations. Tween Brands will use commercially reasonable efforts to cause each director of Tween Brands and each of its subsidiaries to deliver written resignations, effective immediately prior to the effective time of the merger.

Board Appointment. Prior to the effective time of the merger, the board of directors of Dress Barn will appoint Michael W. Rayden, the chairman and chief executive officer of Tween Brands, to Dress Barn’s board of directors for a term expiring in 2010, to take effect immediately following the effective time of the merger.

Certificates. Tween Brands, Dress Barn and Merger Sub will execute and deliver to each of their respective counsel certificates as reasonably requested in connection with the tax opinion to be delivered by each law firm.

Other Agreements. The merger agreement contains certain other agreements, including agreements relating to access to information and cooperation between Tween Brands and Dress Barn during the pre-closing period, public announcements and certain tax matters.

Conditions to the Merger

The respective obligations of Tween Brands, Dress Barn and Merger Sub to consummate the merger are subject to the satisfaction of certain conditions.

Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Tween Brands, Dress Barn and Merger Sub to consummate the merger are conditioned on the following conditions being fulfilled (or waived by the appropriate parties to the extent permitted by law):

•	the adoption of the merger agreement by Tween Brands stockholders;

•

the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act and the receipt of any required approval or expiration of applicable waiting period under the antitrust laws of any applicable foreign jurisdictions;

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the absence of any statute, law, rule, ordinance, regulation, code, order, judgment, injunction, writ, decree or any other order of any court or other governmental authority of competent jurisdiction permanently enjoining or otherwise prohibiting the consummation of the merger or the transactions contemplated by the merger agreement;

•

no proceeding pending by any governmental entity of competent jurisdiction that seeks to challenge the legality of the merger or otherwise prohibit, restrict or delay consummation of the merger or impair the merger’s contemplated benefits;

•

the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, being declared effective and not being subject to a stop order or other proceeding that is initiated or threatened by the SEC for that purpose;

•

all consents, approvals and authorizations of governmental entities required to consummate the merger (the failure of which to obtain would, individually or in the aggregate, have a material adverse effect on Tween Brands or Dress Barn); and

•	the shares of Dress Barn common stock to be issued pursuant to the merger having been approved for listing on The Nasdaq Global Select Market.

Conditions to Obligations of Dress Barn and Merger Sub to Effect the Merger. The obligations of Dress Barn and Merger Sub to complete the merger are conditioned upon the following additional conditions being fulfilled (or waived by Dress Barn to the extent permitted by law):

•

the representations and warranties of Tween Brands contained in the merger agreement being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) as of the date they were made and as of the effective time of the merger as if made as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not have, individually or in the aggregate, a material adverse effect, and Dress Barn having received a certificate of an executive officer of Tween Brands to that effect;

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Tween Brands having performed or complied in all material respects with all material agreements and covenants in the merger agreement, and Dress Barn having received a certificate of an executive officer of Tween Brands to that effect;

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Dress Barn having received an opinion of its outside legal counsel that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and Tween Brands having received a similar tax opinion of its outside legal counsel;

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the absence of any material adverse effect on Tween Brands’ business, assets or financial condition since the date of the merger agreement, and Dress Barn having received a certificate of an executive officer of Tween Brands to that effect; and

•	written resignations of all directors of Tween Brands and each of its subsidiaries having been tendered effective immediately prior to the effective time of the merger.

Conditions to Obligation of Tween Brands to Effect the Merger. The obligation of Tween Brands to complete the merger is conditioned on the following additional conditions being fulfilled (or waived by Tween Brands to the extent permitted by law):

•

the representations and warranties of Dress Barn and Merger Sub contained in the merger agreement being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) as of the date they were made and as of the effective time of the merger as if made as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not have, individually or in the aggregate, a material adverse effect, and Tween Brands having received a certificate of an executive officer of Dress Barn to that effect;

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Dress Barn having performed or complied in all material respects with all material agreements and covenants in the merger agreement, and Tween Brands having received a certificate of an executive officer of Dress Barn to that effect;

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the absence of any material adverse effect on Dress Barn’s business, assets or financial condition since the date of the merger agreement, and Tween Brands having received a certificate of an executive officer of Dress Barn to that effect; and

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Tween Brands having received an opinion of its outside legal counsel that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and Dress Barn having received a similar tax opinion of its outside legal counsel.

Each of Tween Brands, Dress Barn and Merger Sub may waive, at its sole discretion, any of the conditions to its respective obligations to complete the transactions under the Merger Agreement. None of Tween Brands, Dress Barn or Merger Sub currently intends to waive any such conditions. If Tween Brands, Dress Barn or Merger Sub waives any of the conditions to its respective obligations to complete the transactions contemplated by the merger agreement and such waiver is deemed to be material, Dress Barn intends to recirculate the proxy statement/prospectus that forms a part of this registration statement and Tween Brands intends to resolicit stockholder approval.

Change of Board Recommendation; No Solicitation

Under the merger agreement, Tween Brands has agreed that its board of directors will recommend that the stockholders of Tween Brands vote in favor of the adoption of the merger agreement and that it will not, either directly or indirectly through its subsidiaries or representatives:

•	solicit, initiate, knowingly induce, or knowingly encourage or take any other action that would reasonably be expected to lead to the submission of any acquisition proposal;

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participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any person any information with respect to, or facilitate or take any other action with respect to any inquiry or proposal that constitutes or would reasonably be expected lead to an acquisition proposal;

•

amend or grant any waiver or release under, and use its commercially reasonable efforts to enforce, any standstill or similar agreement with respect to any class of equity securities of Tween Brands or any of its subsidiaries, unless failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors of Tween Brands under applicable law, as determined in good faith by the board of directors of Tween Brands after consultation with Tween Brands’ outside legal counsel; or

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enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract (other than a confidentiality agreement) relating to any acquisition proposal.

These restrictions do not prohibit Tween Brands from furnishing information to, or entering into discussions or negotiations with, any person that makes an acquisition proposal (that does not result from a breach of Tween Brands’ obligations under the merger agreement) if, prior to taking such action (i) Tween Brands receives from such person a confidentiality agreement that is no less favorable to Tween Brands than the provisions of the confidentiality agreement between Tween Brands and Dress Barn (excluding the standstill provisions in the confidentiality agreement) and a copy is provided to Dress Barn promptly after its execution, (ii) all information provided or made available to such person, if not previously provided or made available to Dress Barn, is also promptly provided or made available to Dress Barn and (iii) the board of directors of Tween Brands determines in good faith (after consultation with its financial advisor and Tween Brands’ outside legal counsel) that such acquisition proposal either constitutes a superior proposal or would reasonably be likely to result in a superior proposal.

In addition, provided Tween Brands has complied with the provisions of the merger agreement, the board of directors of Tween Brands may approve, adopt, recommend or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) an acquisition proposal that the board of directors of Tween Brands determines in good faith (after consultation with its financial advisor and Tween Brands’ outside legal counsel) that such acquisition proposal is a superior proposal.

Tween Brands is required to provide prompt written notice (within 36 hours) to Dress Barn of (i) the receipt of any acquisition proposal or any material modification or amendment to an acquisition proposal, (ii) the identity of the person making such acquisition proposal and the material terms and conditions of the acquisition proposal (including a copy of the acquisition proposal and any related draft agreements or term sheets that were submitted to Tween Brands or its representatives in connection with the acquisition proposal) and (iii) if the acquisition proposal is determined to constitute a superior proposal, written notice thereof within 36 hours of such determination. In the event the board of directors of Tween Brands determines that an acquisition proposal is a superior proposal, the board of directors of Tween Brands must, if requested by Dress Barn, for a period of not less than four business days, negotiate in good faith with Dress Barn to make adjustments to the terms and conditions of the merger agreement so that the board of directors of Tween Brands would not be required to change their recommendation in favor of the merger agreement and the merger. A change of board recommendation may not be made in response to a superior proposal (i) until at least four business days following Dress Barn’s receipt of a written notice from Tween Brands advising that the board intends to take such action and (ii) unless Dress Barn or Merger Sub does not make, within such four business day period, an offer that is at least as favorable to Tween Brands stockholders, as determined by the board of directors of Tween Brands in good faith (after consultation with its financial advisor), as the superior proposal being offered, in accordance with the terms of the merger agreement.

Regardless of any withdrawal or modification by the board of directors of Tween Brands of its recommendation of the merger, unless the merger agreement is terminated in accordance with its terms, Tween Brands is required under the terms of the merger agreement to call and hold its special meeting of stockholders to consider adoption of the merger agreement.

An “acquisition proposal” means any inquiry, indication of interest, offer or proposal for a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Tween Brands in which a person acquires 20% or more of any class of voting securities of Tween Brands, or any direct or indirect purchase or other acquisition by a person, together with its affiliates, of, or a series of transactions to purchase or acquire, 20% or more of the consolidated assets or revenues of Tween Brands and its subsidiaries or 20% or more of any class of voting securities of Tween Brands or any of its subsidiaries or any resulting parent company of Tween Brands, or any combination of the foregoing, other than the transactions contemplated by the merger agreement.

A “superior proposal” means a bona fide written proposal similar to an acquisition proposal, except that the references in the definition of “acquisition proposal” to 20% would be replaced by 100%, made by a third party that the board of directors of Tween Brands determines in its good faith business judgment (after consultation with its financial advisor and Tween Brands’ outside legal counsel) to be (i) more favorable to Tween Brands stockholders than the merger contemplated by the merger agreement from a financial point of view and (ii) reasonably capable of being consummated, taking into account all financial, legal, regulatory and other aspects of such proposal that Tween Brands’ board of directors determines in its good faith business judgment to be relevant.

Termination

Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the consummation of the merger:

•	by mutual written consent of Dress Barn and of Tween Brands, by action of their respective boards of directors;

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by written notice of either Dress Barn or Tween Brands if the effective time of the merger does not occur before December 31, 2009, which is referred to as the outside date, provided, however, that the right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time of the merger to occur on or before the outside date or that is in material breach of the merger agreement;

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by written notice of either Dress Barn or Tween Brands if a governmental entity of competent jurisdiction issues a nonappealable final order, decree or ruling or takes any other nonappealable final action, that permanently restrains, enjoins or otherwise prohibits the merger;

•

by written notice of either Dress Barn or Tween Brands if the approval of the stockholders of Tween Brands required for the consummation of the merger is not obtained at the Tween Brands special meeting (or any adjournment or postponement thereof permitted by this agreement);

•

by written notice of either Dress Barn or Tween Brands, as applicable, if the other party breaches any of its agreements or representations in the merger agreement in such a way as would cause one or more conditions not to be satisfied, and such breach is either not curable or is not cured within 30 days following the breaching party’s receipt of written notice of such breach; or

•	by written notice of either Dress Barn or Tween Brands, as applicable, if facts exist which would render impossible one or more of the terminating party’s conditions to closing by the outside date.

Additionally, Dress Barn may terminate the merger agreement by written notice if:

•

the board of directors of Tween Brands changes its recommendation that its stockholders vote in favor of the merger proposal or fails to publicly reconfirm its recommendation if so requested in accordance with the terms of the merger agreement by Dress Barn ;

•	Tween Brands enters into an agreement (other than a confidentiality agreement) with respect to an alternative acquisition proposal;

•	the board of directors of Tween Brands fails to reject an alternative acquisition proposal within ten business days of receipt of such written proposal;

•	the board of directors of Tween Brands approves or recommends any alternative acquisition proposal;

•	Tween Brands willfully and materially breaches the covenant in the merger agreement with respect to no solicitations of transactions; or

•	the board of directors of Tween Brands resolves to do any of the foregoing or publicly announces its intention to do so.

Additionally, Tween Brands may terminate the merger agreement by written notice if the board of directors of Tween Brands makes a change of recommendation in response to a superior proposal in accordance with the terms and conditions of the merger agreement.

Termination Fee

Tween Brands must pay Dress Barn a termination fee of $5,150,000 plus, to the extent not previously paid, certain out-of-pocket expenses (up to a maximum of $1,000,000) incurred by Dress Barn in connection with the merger agreement and the merger in the event the merger agreement is terminated because:

•	the board of directors of Tween Brands changes its recommendation that the stockholders of Tween Brands vote to adopt the merger agreement;

•

the board of directors of Tween Brands fails to publicly reconfirm its recommendation that the stockholders of Tween Brands vote to adopt the merger agreement if so requested in accordance with the terms of the merger agreement by Dress Barn in writing within ten business days following such request;

•	Tween Brands enters into an agreement (other than a confidentiality agreement) with respect to an alternative acquisition proposal;

•	the board of directors of Tween Brands fails to reject an acquisition proposal within ten business days of receipt of such written proposal;

•	Tween Brands willfully and materially breaches the covenant in the merger agreement with respect to no solicitations of alternative acquisition proposals;

•	the board of directors of Tween Brands has resolved to do any of the foregoing or publicly announced its intention to do so; or

•

the approval of the stockholders of Tween Brands required for the consummation of the merger is not obtained at the Tween Brands special meeting (or any adjournment or postponement thereof permitted by this agreement), and (i) at the time of termination, an acquisition proposal with respect to Tween Brands has been publicly announced or made known to Tween Brands or any of its representatives (and not subsequently withdrawn), and (ii) Tween Brands enters into an acquisition agreement with respect to, or consummates, an acquisition proposal within 12 months following the date the merger agreement is terminated.

For purposes of determining whether a termination fee is payable by Tween Brands, the references to “20%” in the definition of an “acquisition proposal” will be deemed to be references to “100%.

Effect of Termination

If the merger agreement is terminated as described above, the merger agreement will be void, and there will be no liability or obligation of Dress Barn, Merger Sub or Tween Brands or their respective subsidiaries, officers and directors, except as to any willful breach of the merger agreement or fraud. However, termination of the merger agreement does not relieve any party from their respective obligations under the merger agreement with respect to fees and expenses, including the termination fee, and certain sections of the confidentiality agreement and the merger agreement will survive any termination of the merger agreement.

Amendment and Waiver

Prior to the effective time of the merger, the merger agreement may be amended in writing by the mutual agreement of Tween Brands, Dress Barn and Merger Sub In addition, at any time prior to the effective time of the merger, each of Tween Brands, Dress Barn or Merger Sub may, to the extent legally allowed:

•	extend the time of performance of any of the obligations or other acts of the other party to the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Following the adoption of the merger agreement by the stockholders of Tween Brands, however, no amendment, extension or waiver of the merger agreement may be made, which by law or in accordance with the rules of the NYSE requires further approval of the stockholders of Tween Brands, without such further approval.

Any extension or waiver will be valid only if set forth in writing and signed by the party granting the waiver, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

COMPARATIVE RIGHTS OF DRESS BARN AND TWEEN BRANDS STOCKHOLDERS

Set forth below is a summary of the material differences between the rights of holders of Tween Brands common stock and their prospective rights as holders of Dress Barn common stock. Tween Brands is incorporated under the laws of the State of Delaware and Dress Barn is incorporated under the laws of the State of Connecticut. If the merger agreement is adopted and the merger takes place, at the effective time of the merger, Tween Brands common stock will be converted into the right to receive 0.47 shares of Dress Barn common stock (or such adjusted amount as described in this proxy statement/prospectus). As a result of the merger, Dress Barn’s amended and restated certificate of incorporation and amended and restated by-laws, and the applicable provisions of the Connecticut Business Corporation Act, which we refer to as the CBCA, will govern the rights of the former holders of Tween Brands common stock who receive shares of Dress Barn common stock in the merger. The rights of those Tween Brands stockholders are governed at the present time by the amended and restated certificate of incorporation and the bylaws of Tween Brands and the applicable provisions of the DGCL.

The following summary does not purport to be a complete statement of the rights of holders of Dress Barn common stock under applicable Connecticut law or Tween Brands common stock under applicable Delaware law, the respective certificates of incorporation and the bylaws of Dress Barn and Tween Brands or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the CBCA and the DGCL, as applicable, and the respective certificates of incorporation and bylaws of Dress Barn and Tween Brands. We urge you to read those documents carefully in their entirety. Copies of the amended and restated certificate of incorporation and amended and restated by-laws of Dress Barn, and the amended and restated certificate of incorporation and bylaws of Tween Brands, are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 106.

	Rights of Holders of Dress Barn Common Stock	Rights of Holders of Tween Brands Common Stock
Capitalization:

Dress Barn’s amended and restated certificate of incorporation authorizes Dress Barn to issue 165,000,000 shares of Dress Barn common stock, par value $0.05 per share, and 100,000 shares of Dress Barn preferred stock, par value $0.05 per share.

Tween Brands’ amended and restated certificate of incorporation authorizes Tween Brands to issue 100,000,000 shares of Tween Brands common stock, par value $0.01 per share, and 50,000,000 shares of Tween Brands preferred stock, par value $0.01 per share.

Outstanding Shares:

As of October 22, 2009, there were 60,896,570 shares of Dress Barn common stock and no shares of Dress Barn preferred stock were outstanding. Dress Barn common stock is traded on The Nasdaq Global Select Market under the symbol “DBRN.”

As of October 23, 2009, there were  shares of Tween Brands common stock and no 24,873,234 shares of Tween Brands preferred stock were outstanding. Tween Brands common stock is traded on the NYSE under the symbol “TWB.”

Voting Rights:

Dress Barn common stockholders are entitled to one vote for each share and vote together as a single class. Dress Barn’s amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Tween Brands common stockholders are entitled to one vote for each share and vote together as a single class. Tween Brands’ amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

	Rights of Holders of Dress Barn Common Stock	Rights of Holders of Tween Brands Common Stock
Quorum:	Dress Barn’s amended and restated by-laws provide that holders of a majority of the shares entitled to vote, present in person or by proxy, constitute a quorum at a stockholder meeting.

Tween Brands’ bylaws provide that (i) at any stockholder meeting called by the board of directors, the presence in person or by proxy of holders of record entitling them to exercise at least one-third of the voting power of Tween Brands constitutes a quorum for such meeting and (ii) at any stockholder meeting called other than by the board of directors, the presence in person or by proxy of holders of record entitling them to exercise at least a majority of the voting power of Tween Brands constitutes a quorum for such meeting.

Number of Directors:

Dress Barn’s amended and restated by-laws provide that the number of members of Dress Barn’s board of directors shall not be fewer than three nor more than 15 persons, as fixed from time to time by action of the stockholders or the Board of Directors or, in the absence thereof, shall be the number of incumbent directors after the election at the preceding annual meeting of shareholders.

Tween Brands’ bylaws provide that the number of directors shall not be less than four nor more than nine, with the exact number of directors to be determined from time to time by resolution adopted by a majority of the directors which Tween Brands would have if there were no vacancies.

Removal of Directors:

Dress Barn’s amended and restated by-laws provide that members of Dress Barn’s board of directors may be removed only (1) for cause, by the remaining directors or (2) with or without cause by stockholder action, at a meeting called for that purpose, by vote of at least 80% of the shares of capital stock then entitled to vote at an election of directors.

Tween Brands’ amended and restated certificate of incorporation provides that a director may be removed only for cause at any annual or special stockholder’s meeting upon the affirmative vote of not less than 75% of the outstanding shares entitled to vote.

Classification of Board of Directors:

Dress Barn’s amended and restated certificate of incorporation provides for directors to be divided into three classes, as nearly equal in the number of directors as possible, with the directors in each class serving a three-year term. Each director shall serve for a term ending on the date of the third annual meeting following the meeting at which such director was elected.

Tween Brands’ amended and restated certificate of incorporation provides for directors to be divided into three classes, as nearly equal in the number of directors as possible, with the directors in each class serving a three-year term. Each director shall serve for a term ending on the date of the third annual meeting following the meeting at which such director was elected.

	Rights of Holders of Dress Barn Common Stock	Rights of Holders of Tween Brands Common Stock
Filling Vacancies on the Board of Directors:

Any vacancies on the board of directors, however resulting, or newly created directorships resulting from any increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office. Any directors so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or in which the new directorship was created. No decrease in the number of directors shall shorten the term of any incumbent director.

Any vacancies on the board of directors however resulting, or newly created directorships resulting from any increase in the number of directors, or any other reason, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum. A director elected to fill a vacancy, other than a newly created directorship, shall hold office for the unexpired term of his predecessor.

Record Date:

The board of directors may fix, in advance, a record date, which shall not be more than 70 nor less than 10 days before the date of any stockholder meeting, nor more than 70 days prior to any other action.

The board of directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of any stockholder meeting, nor more than 60 days prior to any other action.

Notice of Meetings:

Each stockholder entitled to vote must be given written notice (unless waived) of each annual or special meeting, stating the place, date, time and purpose(s) of the meeting, not less than 10 nor more than 60 days before the date of the meeting.

Each stockholder entitled to vote or entitled to notice must be given written notice (unless waived) of each annual or special meeting, stating the date, hour, place and purpose(s) of such meeting, not more than 60 days nor less than 10 days before any such meeting.

Amendments to Charter:

The CBCA requires that a proposed amendment to Dress Barn’s amended and restated certificate of incorporation must be adopted by the board of directors, and the board of directors must submit the amendment to the stockholders for their approval. In addition, the board must submit the amendment to the stockholders with their recommendation of approval, unless the board of directors makes a determination that because of conflicts of interest or other special circumstances it should not make such a recommendation, in which case the board of directors must transmit to the stockholders the basis for such determination.

In addition, the following sections of the amended and restated certificate of incorporation of Dress Barn may

The DGCL requires that the board of directors adopt a resolution setting forth any proposed amendment to Tween Brands’ amended and restated certificate of incorporation, declaring its advisability, and that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment; additionally, the amendment must be approved by a majority of the outstanding stock of each class entitled under to vote separately as a class on the amendment.

In addition to the foregoing, Tween Brands requires an affirmative vote of not less then 75% of the outstanding shares entitled to vote to amend, alter or change the following articles and sections in the amended and restated certificate of

	Rights of Holders of Dress Barn Common Stock	Rights of Holders of Tween Brands Common Stock

be amended, repealed, or altered only at a meeting of the stockholders by vote of the holders of at least 80% of the shares of capital stock entitled to vote on amendments to the certificate of incorporation: (1) Section 9 – Supermajority Vote for Approval of Business Combinations; (2) Section 10 – Amendment of Sections 9 and 10; (3) Section 11 – Classification of Board of Directors; and (4) Section 12 – Amendment of By-laws by Shareholders.

incorporation: Article FIFTH – Amendments to Bylaws; Sections 2, 3 and 7 of Article SIXTH – Board of Directors: Number of Directors, Classified Board and Elimination of Certain Personal Liability of Directors; Article SEVENTH – No Action by Shareholders Except at Meeting; Article EIGHTH – Board Consideration of Certain Business Combinations; Article TENTH – Amendments to Charter; Article ELEVENTH – Vote Required for Certain Business Combinations; and Article TWELFTH – Issuance of Rights. Tween Brands also requires that any amendment to the amended and restated certificate of incorporation which is in contravention to any bylaw in existence on the record date of the stockholders meeting at which such amendment is being voted upon shall require the vote of not less than 75% of the outstanding shares entitled to vote thereon.

Amendments to Bylaws:

Pursuant to Dress Barn’s amended and restated certificate of incorporation and amended and restated by-laws, the by-laws of Dress Barn may be adopted, amended or repealed only at a meeting of the stockholders by the affirmative vote of the holders of at least 80 percent of the shares of capital stock then entitled to vote thereon. The board of directors of Dress Barn shall have the power, without the assent or vote of the stockholders to adopt, amend or repeal the by-laws by the affirmative vote of directors holding a majority of the directorships.

Tween Brands’ amended and restated certificate of incorporation provides the board of directors with express authority to make, alter, amend, rescind or repeal the bylaws of Tween Brands.

Tween Brands’ certificate of incorporation does not permit the bylaws to be made, altered, amended, repealed or rescinded by stockholders except by a vote of not less than 75% of the outstanding shares entitled to vote thereon.

Special Meetings of the Board of Directors:

A special meeting of the board of directors may be called by the chairman or the secretary at the request of any director on at least two days’ written or oral notice of the date, time and place thereof, given to each director. Unless otherwise indicated in the notice

A special meeting of the board of directors may be called at any time by the chairman or by a majority of directors then in office to be held on such day and at such time as shall be specified by the person or persons calling the meeting.

	Rights of Holders of Dress Barn Common Stock	Rights of Holders of Tween Brands Common Stock
thereof, any and all business may be transacted at a special meeting.
Special Stockholders’ Meetings:

Special meetings of the stockholders may be called by the chairman of the board or by the directors. The chairman of the board is required to call, and give notice of, a special stockholders’ meeting upon the written request of the holders of not less than one-tenth of the voting power of all shares entitled to vote at the meeting, for the purposes specified in such request.

Special meetings of the stockholders may be called at any time by the chairman of the board, the vice chairman of the board, or in case of the death, absence or disability of the chairman of the board and the vice chairman of the board, the president, or in case of the president’s death, absence, or disability, the vice president, if any, authorized to exercise the authority of the president, or a majority of the board of directors acting with or without a meeting subject to certain limitations.

Action by Consent of Stockholders:

Under the CBCA, stockholders may execute an action by unanimous written consent in lieu of any annual or special stockholder meeting; or if the certificate of incorporation so provides, by written consent by stockholders holding not less than a majority of the voting power of shares, entitled to vote thereon or to take such action, as may be provided in the certificate of incorporation. In either event, directors may not be elected by written consent of stockholders without a meeting of shareholders other than by unanimous written consent, or pursuant to a plan of merger.

Dress Barn’s amended and restated certificate of incorporation does not specifically provide for stockholder actions by written consent; thus, under the CBCA, stockholders may take action only by unanimous written consent.

As permitted under the DGCL, Tween Brands’ certificate of incorporation prohibits stockholder action except at an annual of special meeting of stockholders.
Approval for Business Combinations:

The affirmative vote of holders of at least 80% of the outstanding shares of voting stock is required to approve any business combination with any related person. However, such approval is not applicable to any particular business combination and such business combination shall require only such affirmative vote as may be required by law or

The affirmative vote of not less than 75% of the outstanding shares of voting stock held by stockholders other than the interested person seeking to effect a business combination shall be required for the approval or authorization of any business combination with any interested person; provided that such approval is not applicable to any

	Rights of Holders of Dress Barn Common Stock	Rights of Holders of Tween Brands Common Stock

otherwise, if such business combination has been approved by a majority of continuing directors at a meeting at which a continuing director quorum is present or such business combination involves Dress Barn and a subsidiary in which a related person has no direct or indirect interest, subject to certain additional limitations.

business combination, and such business combination shall require only such affirmative vote, if any, as is required by law or otherwise, if such business combination shall have been approved by a majority of the continuing directors

Limitation of Personal Liability of Directors:

The personal liability of a director of Dress Barn is limited to an amount equal to the amount of compensation received by the director during the year such violation occurred, if such breach did not (a) involve a knowing violation of the law, (b) enable the director or an associate, as defined in Section 33-840 of the CBCA, to receive improper economic gain, (c) show a lack of good faith and a conscious disregard for his or her duties to Dress Barn, (d) engage in behavior that demonstrated an inexcusable pattern of inattention amounting to an abdication of the his or her duties to Dress Barn, or (e) create liability under Section 33-757 of the CBCA.

Tween Brands’ certificate of incorporation provides that, to the fullest extent permitted by the DGCL, directors of Tween Brands shall not be held personally liable to Tween Brands or its stockholders for monetary damages for breach of any fiduciary duty as a director.

Indemnification of Directors and Officers:

Dress Barn’s amended and restated certificate of incorporation provides that Dress Barn shall indemnify its directors and officers, to the fullest extent permitted by law, for any liability, including any obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan and any matters covered by the CBCA, except for liability that (a) knowingly violated the law, (b) enabled the director or an associate, as defined in Section 33-840 of the CBCA, to receive improper economic gain, (c) showed lack of good faith and a conscious disregard for his or her duties to Dress Barn, (d) engaged in behavior that demonstrated an inexcusable pattern of inattention amounting to an abdication of the his or her duties to Dress Barn, or (e) creates liability

Tween Brands’ bylaws provide that Tween Brands shall indemnify, to the fullest extent permitted by the laws of Delaware, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of Tween Brands or serves or served at any other enterprise as a director or officer at the request of Tween Brands.

	Rights of Holders of Dress Barn Common Stock	Rights of Holders of Tween Brands Common Stock
under Section 33-757 of the CBCA. Dress Barn will provide further indemnification for officers as permitted by Section 33-776 of the CBCA.
Relevant Business Combination Provisions and Statutes:

The CBCA applies to corporations with a class of voting stock registered on a national securities exchange and restricts transactions which may be entered into by the corporation and some of its shareholders. In general, the CBCA provides that a stockholder acquiring more than 10% of the outstanding voting stock of a corporation subject to the statute and that person’s affiliates and associates, referred to in this section as an interested stockholder, may not engage in specified business combinations, as discussed below, with the corporation for a period of five years after the date on which the stockholder became an interested stockholder unless the business combination is approved by the corporation’s board of directors and a majority of the non-employee directors of the corporation of which there shall be at least two, prior to such interested shareholder’s stock acquisition date.

The term “business combination” is defined to include a wide variety of transactions with or caused by an interested stockholder or its affiliates in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including, but not limited to, mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives specified other benefits.

The DGCL provides that if a person acquires 15% or more of the stock of a Delaware corporation, such person may not engage in transactions with the corporation for a period of three years. The statute contains exceptions to this prohibition. The prohibition on business combinations is not applicable if, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquired at least 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and employee stock plans) in the transaction that resulted in the person becoming an interested stockholder, or if the transaction is approved by the board of directors and two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder at a meeting of the stockholders.

DESCRIPTION OF DRESS BARN’S CAPITAL STOCK

Below is a summary of the principal terms and provisions of Dress Barn’s outstanding capital stock. The summary is not complete. You should read Dress Barn’s certificate of incorporation and by-laws for additional information before voting on the merger agreement. Dress Barn’s certificate of incorporation and by-laws have been filed in their entirety with the SEC. See “Where You Can Find More Information” beginning on page 106.

Dress Barn’s authorized capital stock consists of:

•	165,000,000 shares of common stock, par value $.05 per share; and

•	100,000 shares of preferred stock, par value $.05 per share.

As of October 22, 2009, there were 60,896,570 shares of common stock outstanding; no shares of preferred stock were outstanding.

Common Stock

Subject to any preferences, limitations and relative rights that may be fixed for any series of preferred stock that may be issued, as described below, the holders of Dress Barn common stock are entitled, among other things, (1) to share ratably in dividends if, when and as declared by the board of directors out of funds legally available therefor, (2) to one vote per share at all meetings of stockholders and (3) in the event of liquidation, to share ratably in the distribution of assets remaining after payment of debts, expenses and the liquidation preference of any outstanding preferred stock. Holders of shares of common stock have no cumulative voting rights or preemptive rights to subscribe for or purchase any additional shares of capital stock issued by Dress Barn.

The outstanding shares of Dress Barn common stock are, and the shares to be issued in connection with the merger will be, fully paid and non-assessable.

Shares of Dress Barn common stock are listed on The Nasdaq Global Select Market under the symbol “DBRN.”

Preferred Stock

The board of directors, without further action by the stockholders, is authorized to issue from time to time the preferred stock in one or more series and to fix as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights and any other preference or special rights and qualifications. Preferred stock issued by the board of directors could be utilized, under certain circumstances, as a method of preventing a takeover of Dress Barn. As of the date of this proxy statement/prospectus, the board of directors has not authorized the issuance of any series of preferred stock and none are outstanding. There are no agreements or understandings for the issuance of any shares of preferred stock.

Purposes and Effects of Certain Provisions of the Certificate of Incorporation and By-laws

Supermajority Vote for Approval of Business Combination

Dress Barn’s amended and restated certificate of incorporation could make more difficult the acquisition of control of Dress Barn by means of a business combination.

Pursuant to Dress Barn’s amended and restated certificate of incorporation, the affirmative vote of holders of 80% of the shares entitled to vote is required to approve business combinations with a related person, subject to certain exceptions. A supermajority vote is not required if the business combination has been approved by a majority of continuing directors at a meeting at which a continuing director quorum is present. The term “business combination” includes, without limitation, any merger or consolidation of Dress Barn or any subsidiary of Dress Barn, any disposition of all or substantially all of Dress Barn’s assets and the issuance of its securities. A “related person” is any person that is the beneficial owner of 5% or more of shares of Dress Barn’s voting stock, subject to certain exceptions. The affirmative vote of holders of 80% of the shares entitled to vote is required to amend or repeal this provision of the amended and restated certificate of incorporation.

By-laws

Dress Barn’s amended and restated by-laws provide that the affirmative vote of holders of 80% of the shares entitled to vote at an election of directors is required to effect the removal of a director without cause, and that such vote, or action of remaining members of the board of directors, is required to effect the removal of a director with cause.

In addition, Dress Barn’s amended and restated by-laws set forth certain procedures stockholders must follow in order to bring business for consideration at a stockholders’ meeting. Such procedures include the requirement that stockholders must deliver a notice to Dress Barn’s secretary of the proposed business not less than 120 calendar days before such meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF TWEEN BRANDS

THE BOARD OF DIRECTORS OF TWEEN BRANDS UNANIMOUSLY RECOMMENDS THAT TWEEN BRANDS STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

TWEEN BRANDS PROPOSAL NO. 2—APPROVAL OF ADJOURNMENT
OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to approve Proposal No. 1, the adoption of the merger agreement, Tween Brands may propose to adjourn the special meeting to a later date to solicit additional proxies (Proposal No. 2). Tween Brands currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1. If the proposal to approve the adjournment of the special meeting is submitted to Tween Brands stockholders for approval, such approval requires the affirmative vote of the holders of a majority of shares of Tween Brands common stock present in person or represented by proxy at the special meeting and voting thereon.

THE BOARD OF DIRECTORS OF TWEEN BRANDS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF TWEEN BRANDS COMMON STOCK VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING.

PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The unaudited pro forma consolidated condensed balance sheet as of July 25, 2009 gives effect to the proposed merger as if it had occurred on July 25, 2009, and combines the audited consolidated balance sheet of Dress Barn as of July 25, 2009 and Tween Brands unaudited consolidated balance sheet as of August 1, 2009. The unaudited pro forma consolidated condensed statement of operations of Dress Barn and Tween Brands is presented as if the proposed merger had occurred on July 27, 2008, and combines the audited results of Dress Barn for its fiscal year ended July 25, 2009 and Tween Brands unaudited results for the fifty-two week period ended August 1, 2009. The historical consolidated financial statement information has been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The notes to the unaudited pro forma consolidated condensed financial statements describe the pro forma amounts and adjustments presented below.

The merger will be accounted for as a business combination under the acquisition method of accounting and Dress Barn is the deemed accounting acquirer and Tween Brands is the deemed accounting acquiree. The unaudited pro forma consolidated condensed financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the merger are based upon the acquisition method of accounting in accordance with SFAS 141(R), “Business Combinations,” and upon the assumptions set forth in the notes to the unaudited pro forma consolidated condensed financial statements. The unaudited pro forma consolidated condensed balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired including an amount for goodwill representing the difference between the purchase price and the estimated fair value of the identifiable net assets. The estimated purchase price was calculated based upon the closing price for Dress Barn common stock of $13.24 on June 24, 2009, the date before the merger agreement was announced. The allocation of the purchase price is dependent upon certain valuation and other studies that are not yet final. The final allocation will be determined after the merger is completed subject to further adjustments as additional information becomes available and as additional analyses are performed. Accordingly, the pro forma purchase price adjustments shown herein are preliminary. There can be no assurances that the final valuations will not result in material changes to these purchase price allocations. In addition, the estimated purchase price itself is preliminary and will be adjusted based upon the price per share of Dress Barn common stock on the date the merger is completed. Accordingly, the final acquisition accounting adjustments and the income from operations may be materially different from the unaudited pro forma adjustments and unaudited consolidated statements of operations.

The unaudited pro forma consolidated condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during the periods presented or the results that the combined company will experience after the merger is completed. The unaudited pro forma consolidated condensed financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. These financial statements also do not include any integration costs, dissynergies or estimated future transaction costs, except for fixed contractual transaction costs that the companies may incur to complete the merger.

The unaudited pro forma consolidated condensed financial information presented below is based on, and should be read together with, the historical financial information that Dress Barn and Tween Brands have presented in their respective filings with the SEC. See “Where You Can Find More Information” beginning on page 106.

THE DRESS BARN, INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
JULY 25, 2009
(dollars in thousands)

	Dress Barn July 25, 2009	Tween Brands August 1, 2009	Pro Forma Adjustments		Pro Forma Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$240,763	$71,545	($191,381	)(a)	$120,927
Short term investment securities	112,998	—	—		112,998
Merchandise inventories	193,979	103,960	—		297,939
Current portion of deferred income tax assets	—	1,072	6,104	(b)	7,176
Prepaid expenses and other current assets	17,874	71,214	(15,453	)(c)	73,635

Total Current Assets	565,614	247,791	(200,730)		612,675

Property and Equipment, net	277,913	282,088	(80,784	)(d)	479,217
Deferred Income Tax Assets	3,091	8	961	(b)	4,060
Other Intangible Assets, net	104,932	—	81,500	(e)	186,432
Goodwill	131,368	—	24,299	(f)	155,667
Long term investment securities	30,813	—	—		30,813
Other Assets	18,090	3,489	2,287	(g)	23,866

	$1,131,821	$533,376	($172,467)		$1,492,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$138,940	$28,245	—		$167,185
Accrued salaries, wages and related expenses	32,116	13,354	—		45,470
Other accrued expenses	49,450	38,432	(1,627	)(h)	86,255
Customer credits	13,999	10,212	—		24,211
Income taxes payable	7,491	3,328	(995	)(i)	9,824
Current portion of deferred income taxes	2,775	—	—		2,775
Current portion of long-term debt	116,347	14,250	(14,250	)(j)	116,347

Total Current Liabilities	361,118	107,821	(16,872)		452,067

Deferred Income Tax Liabilities	—	4,667	(4,667	)(b)	(0)
Deferred Rent and Lease Incentives	67,772	83,033	35,726	(k)	186,531
Deferred Compensation & Other LT Liabilities	50,789	15,480	(8,013	)(j)	58,256
Long-Term Debt	26,062	149,000	(149,000	)(j)	26,062
Shareholders’ Equity	626,080	173,375	(29,641	)(l)	769,814

	$1,131,821	$533,376	($172,467)		$1,492,730

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements,
which are an integral part of these Financial Statements

THE DRESS BARN, INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS FOR THE FIFTY-TWO WEEKS ENDED JULY 25, 2009
(dollars in thousands except per share amounts)

	Fifty-Two Weeks Ended		Pro Forma Adjustments		Pro Forma Consolidated
	Dress Barn July 25, 2009	Tween Brands August 1, 2009
Net sales	$1,494,236	$930,572	—		$2,424,808
Cost of sales, including occupancy and buying costs	918,350	586,141	(9,100	)(m)	1,495,391

Gross profit	575,886	344,431	9,100		929,417
Selling, general and administrative expenses	422,372	303,029	(4,135	)(n)	721,266
Depreciation and amortization	48,535	44,504	(10,615	)(o)	82,424
Restructuring Charge	—	18,992	—		18,992

Operating income (loss)	104,979	(22,094)	23,850		106,735
Interest income	5,394	1,022	(2,871	)(p)	3,545
Interest expense	(4,795)	(11,942)	10,629	(q)	(6,108)
Other income	1,062	—	—		1,062

Earnings (loss) before provision for income taxes	106,640	(33,014)	31,608		105,234
Provision (benefit) for income taxes	36,952	(14,028)	12,485	(r)	35,409

Net earnings (loss)	$69,688	($18,986)	$19,123		$69,825

Earnings per share:
Basic	$1.16	—	—		$0.97

Diluted	$1.11	—	—		$0.93

Weighted average shares outstanding
Basic	60,044	—	11,838	(s)	71,882

Diluted	62,990	—	11,838	(s)	74,828

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements,
which are an integral part of these Financial Statements

THE DRESS BARN, INC AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 1: Basis of Pro Forma Presentation

On June 24, 2009, Dress Barn and Tween Brands entered into the merger agreement pursuant to which a wholly owned subsidiary of Dress Barn will merge with and into Tween Brands, with Tween Brands surviving as a wholly owned subsidiary of Dress Barn. The unaudited pro forma consolidated condensed balance sheet as of July 25, 2009 gives effect to the proposed merger as if it had occurred on July 25, 2009, and combines the audited consolidated balance sheet of Dress Barn as of July 25, 2009 and Tween Brands unaudited consolidated balance sheet as of August 1, 2009. The unaudited pro forma consolidated condensed statements of operations of Dress Barn and Tween Brands are presented as if the proposed merger had occurred on July 27, 2008, and combine the audited results of Dress Barn for its fiscal year ended July 25, 2009 (“Dress Barn’s fiscal 2009 results”) and Tween Brands unaudited results for the fifty-two week period ended August 1, 2009. Certain reclassifications have been made to Tween Brands’ historical financial statements to conform to Dress Barn’s financial reporting classification of expenses in the consolidated statements of operations and the classification of liabilities in the consolidated balance sheet.

The merger will be accounted for as a business combination under the acquisition method of accounting in accordance with GAAP and Dress Barn is the deemed accounting acquirer and Tween Brands is the deemed accounting acquiree. Under the acquisition method of accounting, all of Tween Brands’ assets acquired and liabilities assumed in the transaction will be recorded by Dress Barn at their acquisition date fair values while transaction costs associated with the transaction are expensed as incurred. The transaction is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Under the terms of the merger agreement, each share of Tween Brands common stock outstanding at the closing of the merger will be converted into the right to receive 0.47 shares of Dress Barn common stock or such adjusted amount as described in this proxy statement/prospectus, plus cash in lieu of a fractional share of Dress Barn common stock. The merger is subject to certain closing conditions, including approval by Tween Brands’ stockholders.

Note 2: Calculation of Estimated Consideration Transferred (in thousands except exchange ratio and per share amounts):

A preliminary estimate of the consideration transferred is as follows:

Tween Brands common stock and unvested restricted stock outstanding (1)	25,187
Exchange ratio (2)	0.47

Number of shares of Dress Barn common stock issued in the merger	11,838
Per share price of Dress Barn common stock on June 24, 2009 (3)	$13.24

Fair value of shares of Dress Barn common stock issued in the merger	156,734
Repayment of Tween Brands’ bank debt, interest rate swap and related
accrued interest (4)	172,890
Lump sum payment for Tween Brands stock options (5)	241

Preliminary Estimated Consideration Transferred	$329,865

(1)

As of June 24, 2009, includes 24,822 outstanding shares of Tween Brands and 365 unvested shares of Tween Brands’ restricted stock which will become fully vested and free of such restrictions immediately prior to the effective time of the merger.

(2)	The exchange rate of 0.47 shares of Dress Barn for every share of Tween Brands’ common stock is fixed in the merger agreement.

(3)	Under GAAP, the Dress Barn common stock will be valued on the day the merger is completed. Changes in the Dress Barn stock price would increase or decrease the consideration transferred as follows:

% change in stock price	-25%	-10%	+10%	+25%
Stock price	$9.93	$11.92	$14.57	$16.55
Change in consideration transferred	($39.2)	($15.7)	$15.7	$39.2

(4)

Upon consummation of the merger, Tween Brands’ existing bank debt and related interest rate swap entered into to reduce Tween Brands exposure to market risk resulting from fluctuations in interest rates associated with the bank debt, become due and payable. Dress Barn anticipates repaying both the bank debt and the related interest rate swap, plus accrued interest. The amounts are as follows:

Tween Brand’s bank debt - current portion	$14,250
Tween Brand’s bank debt - long-term portion	149,000
Tween Brand’s related interest rate swap agreement	8,013
Accrued interest on Tween Brands’ bank debt and interest rate swap	1,627

$172,890

The above amounts are shown as a reduction in cash with a corresponding reduction in short and long term debt (the bank debt), Other long term liabilities (the interest rate swap) and Accrued expenses (the accrued interest). Interest costs relating to the bank debt and the interest rate swap have been eliminated and are not reflected in the unaudited pro forma consolidated condensed statements of operations; however, the foregone interest income on the cash used to repay the bank debt and the interest rate swap have been reflected.

(5)

The merger agreement provides that upon consummation of the merger each of Tween Brands’ outstanding and unexercised employee and non-employee director stock options will be cancelled and automatically converted into the right to receive a lump sum cash payment (without interest) equal to (i) the amount, if any, by which the measurement value, as defined, exceeds the per share exercise price of such Tween Brands stock option, multiplied by (ii) the number of shares of Tween Brands common stock issuable upon exercise of the stock option (whether such option is vested or unvested). Any Tween Brands stock option with an exercise price equal to or greater than the measurement value will be cancelled without consideration and be of no further force and effect. As of June 24, 2009, the measurement value as defined was $6.22 resulting in a lump sum payout of approximately $241, which is shown in the pro forma financial statements as a reduction in cash.

Note 3: Preliminary Allocation of Consideration Transferred to Net Assets Acquired (amounts in thousands)

The estimated consideration transferred has been allocated to Tween Brands’ acquired tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values as of July 25, 2009:

Cash and cash equivalents	$71,545
Merchandise inventories	103,960
Prepaid expenses and other current assets	55,761
Property and equipment, net	201,304
Other intangible assets, net	81,500
Deferred income taxes	8,145
Goodwill	24,299
Other assets	526
Accounts payable	(28,245)
Accrued salaries, wages and related expenses	(13,354)
Other accrued expenses	(36,805)
Customer credits	(10,212)
Income taxes payable	(2,333)
Deferred rent and lease incentives	(118,759)
Deferred compensation & other LT liabilities	(7,467)

Estimated Purchase Price to be Allocated	$329,865

The allocation of consideration transferred is preliminary and the final determination will be based on (i) the fair values of assets acquired and other identifiable intangibles, (ii) the fair values of liabilities assumed, and (iii) the fair value of common stock issued, as of the date that the merger is consummated. The excess of consideration transferred over the fair value of assets and liabilities acquired is allocated to goodwill. The allocation of consideration transferred will remain preliminary until Dress Barn completes a final valuation of significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final determination of the allocation of consideration transferred is expected to be completed as soon as practicable after consummation of the merger. The final amounts allocated to assets and liabilities acquired could be materially different from the amounts presented in the unaudited pro forma consolidated condensed financial statements.

Dress Barn estimates that the total expenses for this transaction (the “transaction costs”) will be approximately $16.5 million, which will be reflected as an expense in the period the expense is incurred. The transaction costs include fees for legal, financial advisory, accounting, due diligence, tax, valuation, printing and other various services in connection with the transaction. Approximately $3.6 million and $1.9 million of the transaction costs were included in the fiscal 2009 results of Dress Barn and Tween Brands, respectively. Since these transaction costs represent incremental non-recurring transaction costs directly related to the merger they have been eliminated in the unaudited pro forma consolidated condensed statement of operations. In conjunction with the merger, Dress Barn expects to enter into a new Revolving Credit Facility and incur an estimated $5.2 million of financing fees. These estimated transaction costs and financing fees (excluding the $3.6 million and $1.9 million of the transaction costs included in the fiscal 2009 results of Dress Barn and Tween Brands, respectively) are reflected in the pro forma balance sheet as of July 25, 2009 as a reduction in cash of $18.2 million, with a charge to Shareholders’ equity of $13.0 million for the estimated total transaction costs for both Dress Barn and Tween Brands and an addition to Other assets of $5.2 million for the financing fees that will be capitalized and amortized over the term of the new credit facility. Because they will not have a continuing impact, the transaction costs have been eliminated and are not reflected in the unaudited pro forma consolidated condensed statement of operations; however, the incremental recurring costs relating to the new credit facility and the amortization of the financing fees are shown.

In addition to the shares of Dress Barn common stock that will be issued to Tween Brands’ shareholders noted above, Dress Barn is required to pay cash in lieu of a fractional share of Dress Barn Common Stock. Since this amount is not able to be determined at this time, it has not been reflected in the pro forma financial statements.

Identifiable Intangible Assets

Estimated fair value of the trade name (indefinite lived)	$65,900
Estimated fair value of international franchise rights (indefinite lived)	10,800
Estimated fair value of proprietary technology (definite lived)	4,800

$81,500

The acquired definite-lived intangible assets for the estimated fair value of proprietary technology are being amortized over their estimated useful lives (average of 5.7 years) utilizing the straight-line method. The acquired indefinite lived assets are not amortized.

Note 4: Unaudited Pro Forma Adjustments (in thousands, except percentages and share data)

Unaudited Pro Forma Adjustments to Balance Sheet

(a)	Represents the following cash payments related to the merger:

Tween Brand’s bank debt—current portion	($14,250)
Tween Brand’s bank debt—long-term portion	(149,000)
Tween Brand’s related interest rate swap agreement	(8,013)
Accrued interest on Tween Brands’ bank debt and interest rate swap	(1,627)
Estimated transaction costs and financing fees relating to the Merger	(18,250)
Lump sum payment for Tween Brands stock options	(241)

($191,381)

(b)

Represents the adjustment to record deferred income tax assets and liabilities resulting from the merger and the allocation of the estimated purchase price to the estimated fair values of Tween Brands’ acquired tangible and identifiable intangible assets and liabilities assumed as of July 25, 2009.

(c)

Represents reclassifications to conform to Dress Barn’s accounting policies. Dress Barn’s policy is to generally expense store supplies when purchased with the exception of sensor tags which are recorded in property and equipment and depreciated over their useful lives. Therefore, Tween Brands’ prepaid expenses relating to sensor tags were reclassed to property and equipment and the prepaid expenses relating to other store supplies were eliminated as follows:

Prepaid expenses reclassified to property and equipment, net	($7,043)
Prepaid expenses eliminated	(8,410)

($15,453)

(d)	Change in property and equipment, net due to:

Reclassification of prepaid expenses to conform to Dress Barn’s accounting policies	$7,043
Adjustment of tangible property and equipment to estimated fair value	(87,827)

($80,784)

(e)	Represents the estimated fair value of the intangible assets as described in Note 3 above.

(f)	Represents the excess of consideration transferred over the estimated fair value of assets acquired and liabilities assumed as goodwill.

(g)	Represents:

Estimated financing fees relating to the new credit agreement that will be capitalized and amortized over the term of the agreement	$5,250
Elimination of Tween Brands historical long-term deferred financing fees	(2,963)

$2,287

(h)	Represents accrued interest on Tween Brands’ bank debt and interest rate swap that will be paid after consummation of the merger agreement.

(i)

Represents a reduction in income taxes payable related to the unvested shares of Tween Brands’ restricted stock which will become fully vested and free of such restrictions immediately prior to the effective time of the merger and the lump sum payment for Tween Brands stock options.

(j)	Represents short and long term portions of Tween Brands’ bank debt and the interest rate swap that will be repaid after consummation of the merger agreement.

(k)	Represents the following adjustments to deferred rent and landlord incentives:

Estimated net fair value of unfavorable lease obligations	$118,759
Elimination of Tween Brands historical deferred and straight line rent	(83,033)

$35,726

(l)	Represents the following adjustments to shareholders’ equity:

Issuance of 11.8 million shares of Dress Barn common stock to Tween Brands’ stockholders (see Note 2 for calculation of Dress Barn shares issued)	$156,734
Less: Elimination of Tween Brands’ historical shareholders’ equity	(173,375)
Estimated transaction fees relating to the merger	(13,000)

($29,641)

Unaudited Pro Forma Adjustments to Statements of Operations

(m)	Represents the following adjustments to cost of goods sold, including buying and occupancy costs:

Fifty-two weeks ended July 25, 2009:
Elimination of Tween Brands’ historical deferred and straight line rent amortization	$11,455
Amortization of the net fair value of Tween Brands’ unfavorable lease obligations	(20,555)

($9,100)

The amortization of the fair value of the leasehold interest liability was based on the remaining terms of the respective store leases.

(n)

Represents adjustments to selling, general and administrative expenses to eliminate the incremental non-recurring transaction costs directly related to the merger that are reflected in the historical financial statements of both Dress Barn and Tween Brands and to include the additional recurring fees relating to the new credit facility (refer to Note 3):

Fifty-two weeks ended July 25, 2009:
Incremental non-recurring transaction costs included in the historical financial statements of:
Dress Barn	($3,568)
Tween Brands	(1,867)
Additional recurring bank fees resulting from the new credit facility	1,300

($4,135)

(o)	Represents the adjustment to depreciation and amortization as follows:

Fifty-two weeks ended July 25, 2009:
Depreciation and amortization of the fair value of Tween Brands’ tangible assets	$33,041
Amortization of the fair value of Tween Brands’ finite-lived intangible assets	848
Elimination of Tween Brands historical depreciation and amortization	(44,504)

($10,615)

The amounts for depreciation and amortization on the fair value of the tangible assets were based on the average remaining lease terms for the store assets and 10 years for the distribution and home office facilities.

(p)

Represents reduction in interest income due to use of Dress Barn cash to repay Tween Brands’ existing bank debt and interest rate swap as of July 28, 2008. This amount was calculated using Dress Barn’s average pretax return of its cash and cash equivalents balances for the applicable periods.

(q)	Represents reduction in interest expense due to:

Fifty-two weeks ended July 25, 2009:
Elimination of Tween Brands historical interest expense relating to the bank debt and the interest rate swap	$11,942
Amortization of the deferred financing fees related to the new credit facility	(1,313)

$10,629

(r)	Income taxes on the pro forma adjustments are provided using Dress Barn’s statutory rate of 39.5% for the periods presented.

(s)

Pro forma net earnings per share was calculated by dividing pro forma net earnings by the adjusted pro forma weighted average common shares outstanding, which reflects the 11.8 million shares of Dress Barn issued in the merger, as if the merger had been completed as of July 27, 2008.

STOCK EXCHANGE LISTING

It is a condition to the merger that the shares of Dress Barn common stock issuable to Tween Brands stockholders as a result of the merger be approved for listing on The Nasdaq Global Select Market. After completion of the merger, shares of Dress Barn common stock will continue to be traded on The Nasdaq Global Select Market, but Tween Brands common stock will cease to be listed on the NYSE.

EXPERTS

The consolidated financial statements, incorporated in this proxy statement/prospectus by reference from Dress Barn’s Annual Report on Form 10-K for the fiscal year ended July 25, 2009, and the effectiveness of Dress Barn’s internal control over financial reporting as of July 25, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding Dress Barn’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109”), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Tween Brands, Inc. and subsidiaries (the “Company”) incorporated by reference in this Registration Statement by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and the effectiveness of internal control over financial reporting as of January 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the shares of Dress Barn common stock to be issued pursuant to the merger will be passed upon for Dress Barn by Proskauer Rose LLP, counsel to Dress Barn. Subject to the satisfaction of certain conditions set forth in the merger agreement, O’Melveny & Myers LLP, counsel to Tween Brands, and Proskauer Rose LLP, counsel to Dress Barn, will each deliver an opinion concerning certain of the material U.S. federal income tax consequences of the merger to its client.

David A. Krinsky, a member of the Tween Brands board of directors, is a partner of the law firm O’Melveny & Myers LLP, which has served as counsel to Tween Brands on a number of matters, including the merger. As of September 30, 2009, Mr. Krinsky held options to purchase 69,500 shares of Tween Brands common stock.

STOCKHOLDER PROPOSALS

If the merger is consummated, Tween Brands will have no public stockholders and no public participation in any of its future stockholders meetings. If the merger is not consummated, Tween Brands stockholders will continue to be entitled to attend and participate in Tween Brands stockholders meetings and Tween Brands will hold its next annual meeting of stockholders in 2010.

Tween Brands held its 2009 annual meeting of stockholders on May 21, 2009. Stockholder proposals intended to be included in Tween Brands’ proxy statement and form of proxy for its 2010 annual meeting of stockholders (i.e., Tween Brands’ next annual meeting) must be submitted in writing to Tween Brands’ Corporate Secretary at its corporate offices by December 10, 2009. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act, and any stockholder nomination for Tween Brands’ board of directors, for presentation at Tween Brands’ 2010 annual meeting will be considered untimely if notice thereof is received by Tween Brands earlier than November 10, 2009 or later than December 10, 2009. Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals and nominations must comply with Delaware law, Tween Brands’ bylaws and the rules and regulations of the SEC. You may contact the Corporate Secretary at Tween Brands’ corporate offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

Tween Brands and Dress Barn file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Dress Barn or Tween Brands at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Dress Barn and Tween Brands, at www.sec.gov. You may also access the SEC filings and obtain other information about Dress Barn and Tween Brands through the websites maintained by Dress Barn and Tween Brands, which are www.dressbarn.com and www.tweenbrands.com, respectively. The information contained in those websites is not incorporated by reference into this proxy statement/prospectus.

As allowed by SEC rules, this proxy statement/prospectus “incorporates by reference” into this proxy statement/prospectus certain information required to be included in the Registration Statement on Form S-4 filed by Dress Barn to register the shares of stock to be issued pursuant to the merger and the exhibits to the registration statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Dress Barn and Tween Brands have previously filed with the SEC (other than Current Reports on Form 8-K containing disclosure furnished under Items 2.02 or 7.01 of Form 8-K, unless otherwise indicated therein) as well as all documents filed by Dress Barn and Tween Brands pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the special meeting:

Dress Barn

•	Annual Report on Form 10-K, for the fiscal year ended July 25, 2009; and

•	Current Report on Form 8-K filed on September 25, 2009.

You may request a copy of these filings at no cost by writing or telephoning Dress Barn at:

The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New York 10901
(845) 369-4500
Attention: Investor Relations

Tween Brands

•	Annual Report on Form 10-K, for the fiscal year ended January 31, 2009;

•	Quarterly Reports on Form 10-Q, for the fiscal quarters ended May 2, 2009 and August 1, 2009; and

•	Current Reports on Form 8-K filed on February 25, 2009, March 10, 2009, June 25, 2009 and August 19, 2009 (Accession No. 0000950123-09-036606).

You may request a copy of these filings at no cost by writing or telephoning Tween Brands at:

Tween Brands, Inc.
8323 Walton Parkway
New Albany, Ohio 43054
(614) 775-3500
Attention: Investor Relations

Any statements made in a document incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement in this proxy statement/prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this proxy statement/prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this proxy statement/prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

THE DRESS BARN, INC.,

THAILAND ACQUISITION CORP.

and

TWEEN BRANDS, INC.

June 24, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of June 24, 2009, by and among The Dress Barn, Inc., a Connecticut corporation (“Parent”), Thailand Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Tween Brands, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.

RECITALS

WHEREAS, the Board of Directors of each of the Company and Parent deems it advisable and in the best interests of each such corporation and its stockholders that the Company and Parent engage in a business combination;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement, and the respective Boards of Directors of each of the Company and Merger Sub have unanimously determined to recommend to their respective stockholders the adoption of this Agreement, subject to the terms and conditions hereof and in accordance with the provisions of the General Corporation Law of the State of Delaware (as amended, the “DGCL”); and

WHEREAS, the Merger is intended to qualify as a “reorganization” as described in Section 368 of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation after the Merger (the “Surviving Corporation”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place on the second Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Effective Time and will in fact be satisfied at the Effective Time) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”). The Closing shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, unless another place is agreed to in writing by the parties hereto. As soon as practicable on the Closing Date, the Company shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if a later date and time are specified in such filing, such specified later date and time, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. Subject to Section 6.9 hereof:

(a) At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and shall read in their entirety as set forth in Exhibit B hereto until thereafter changed or amended as provided therein or by applicable Law.

1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.6 Tax Consequences. The parties hereto intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). Neither Parent, the Company nor any other party to this Agreement shall take a position on any Tax Return or other statement or report to any government or taxing authority inconsistent with such intention unless required to do so by applicable Tax Law.

ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion Generally. Subject to Section 2.2(e), each share of common stock, par value $.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) or Section 2.1(e)) shall be converted into the right to receive 0.47 (as may be adjusted pursuant to this Section 2.1, the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (unless the aggregate number of shares of Parent Common Stock to be issued in the Merger pursuant to this Section 2.1 would exceed 19.99% of Parent’s issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (19.99% of such issued and outstanding shares rounded down to the nearest whole share, the “Maximum Share Number”), in which case the Exchange Ratio shall be reduced to the minimum extent necessary such that the number of shares of Parent Common Stock issuable in the Merger pursuant to this Section 2.1 equals the Maximum Share Number) (the “Merger Consideration”). Parent hereby covenants and agrees that between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, it will not redeem, repurchase or otherwise retire any previously outstanding shares of Parent Common Stock. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

(b) Parent-Owned Shares. All shares of Company Common Stock owned by Parent or Merger Sub or any of their respective wholly owned Subsidiaries, if any, shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(c) Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as one share of common stock, par value $.01 per share, of the Surviving Corporation, which shall constitute the only shares of common stock of the Surviving Corporation.

(d) Change in Shares. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any adjustments or payments to be made under Section 2.4 and any other number or amount contained herein that is based upon the price of Parent Common Stock, including the Measurement Price, or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Options and other awards under the Company Equity Plans, the same economic effect as contemplated by this Agreement prior to such event; provided that with respect to outstanding Company Options and other awards made under the Company Equity Plans, any such adjustments shall be made only to the extent required under the applicable Company Equity Plan.

(e) Cancellation of Treasury Shares. Each share of Company Common Stock held in the Company treasury and each share of Company Common Stock, if any, owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

2.2 Exchange of Certificates.

(a) Exchange Agent. Parent and/or Merger Sub shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Co. or another bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange, in accordance with this Article II, through the Exchange Agent, (i) at or prior to the Effective Time, the Merger Consideration, including sufficient certificates representing shares of Parent Common Stock pursuant to Section 2.1(a) and (ii) from time to time after the Effective Time, cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.2(e), in respect of shares of Company Common Stock for which Certificates have been properly delivered to the Exchange Agent. The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” Any portion of the Exchange Fund that remains unclaimed by the former stockholders of the Company 180 days after the Effective Time shall be returned to Parent and such security holders shall thereafter look only to Parent for payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to such shares of Parent Common Stock after the Effective Time, without any interest thereon.

(b) Exchange Procedures. Promptly (and in any event no more than five Business Days) after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, (1) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate and cash in lieu of any fractional share of Parent Common Stock, and (2) the Certificate so surrendered shall forthwith be cancelled.

In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of abandoned property, escheat or other applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of the certificates representing whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Stock. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms of this Agreement together with cash in lieu of any fractional shares of Parent Common Stock and any dividends or other distributions with a record date at or after the Effective Time to which each holder is entitled shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Certificates, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock upon surrender for exchange of Company Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the Measurement Price. Such payment shall occur as soon as practicable after the determination of the amount of cash, if any, to be paid to each holder of Company Common Stock with respect to any fractional shares and following compliance by such holder with the exchange procedures set forth in Section 2.2(b) and in the letter of transmittal. No dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent.

(f) No Liability. None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for the Merger Consideration (or dividends or distributions with respect thereto) or any cash amounts from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or other applicable Law.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company

Common Stock formerly represented by such Certificate and any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(h) Withholding. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, any holder of a Company Option or any holder of a Company Restricted Share such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. In accordance with the terms of the Company Equity Plans, Parent, the Surviving Corporation or the Exchange Agent shall permit holders of Company Restricted Shares to satisfy applicable withholding amounts under the Code by having Parent, the Surviving Corporation or the Exchange Agent withhold such amounts from the consideration otherwise payable in respect of the Company Restricted Shares pursuant to this Agreement. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts (or the value thereof) shall be promptly remitted to the applicable taxing authorities in accordance with the Code or other applicable Tax Law and shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, the holder of a Company Option or the holder of a Company Restricted Share, as applicable, in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall solely represent the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

2.4 Company Options and Other Equity Awards.

(a) (i) Each outstanding and unexercised employee and director option granted by the Company to purchase shares of Company Common Stock (each, a “Company Option”) shall be cancelled as of the Effective Time in exchange for the right of the holder thereof to receive from Parent or the Surviving Corporation, in accordance with this Section 2.4, a lump sum cash payment (without interest) in the amount of the consideration described below, if any, with respect to each such Company Option and shall no longer represent the right to purchase Common Stock or any other equity securities of the Company, Merger Sub, Parent, the Surviving Corporation or any other Person or to purchase any other securities or assets, and (ii) as of the Effective Time, the Company Equity Plans shall be terminated. As used in this Agreement, the term “Company Equity Plans” means the plans set forth in Section 2.4(a) of the Company Disclosure Letter. At the Effective Time, each Company Option issued by the Company that is outstanding and remains unexercised at that time will be cancelled and converted into the right to receive an amount in cash equal to (A) the amount, if any, by which (x) the Exchange Ratio multiplied by the Measurement Price (the “Measurement Value”) exceeds (y) the per share exercise price of such Company Option, multiplied by (B) the number of shares of Common Stock issuable upon exercise of such Company Option in full (whether such Company Option is vested or unvested, but not to the extent it has theretofore been exercised) (with the aggregate amount of such payment rounded to the nearest cent). After the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence. As of the Effective Time, any Company Option with an exercise price equal to or greater than an amount equal to the Measurement Value shall be cancelled without consideration and be of no further force and effect. Parent and the Surviving Corporation shall use their reasonable best efforts to provide the lump sum cash payments required pursuant to this Section 2.4(a) within 10 Business Days following the Effective Time.

(b) Each share of Company Common Stock, or outstanding restricted share unit representing the right to receive a share of Company Common Stock, subject to vesting or other lapse restrictions pursuant to any of the Company Equity Plans (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time in accordance with the terms of the Company Equity Plans and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Company Restricted Share in accordance with Section 2.1, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividend or other distributions to which such holder is entitled. To the extent shares of Company Common Stock have not previously been issued in respect of outstanding restricted share unit awards that are Company Restricted Shares, such shares of Company Common Stock shall be issued no later than immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Company and its Subsidiaries, as applicable, shall use their reasonable best efforts to take any and all actions necessary, including obtaining necessary consents and/or amending and/or interpreting any provisions of the Company Equity Plans or agreements governing the terms and conditions of the Company Options, to effectuate the provisions of this Section 2.4 (including approval of the Board of Directors of the Company or an authorized committee thereof).

2.5 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure letter delivered to Parent and Merger Sub by the Company on or prior to the date of the execution of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Annual Report on Form 10-K of the Company for the year ended January 31, 2009 (the “Company Form 10-K”) and the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, in each case, filed from the date of the filing of the Company Form 10-K to the date of this Agreement (other than disclosures in the “Risk Factors” or “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” sections of such reports and except as expressly provided in Section 3.6 of the Company Disclosure Letter), the Company hereby represents and warrants to Parent and Merger Sub that:

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own and operate its properties and to carry on its businesses as now conducted. Except as set forth on Section 3.1 of the Company Disclosure Letter, the Company is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation would not have, either individually or in the aggregate, a Company Material Adverse Effect, and all such jurisdictions are set forth on Section 3.1 of the Company Disclosure Letter. The Company has made available to Parent a complete and correct copy of the certificate or articles of incorporation and bylaws, each as amended to date, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective certificate or articles of incorporation or bylaws (or equivalent organizational documents).

3.2 Subsidiaries. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. There are no contractual obligations of the Company or any of its Subsidiaries to make any loan to, or any investment (in the form of a capital contribution or otherwise) in, any Subsidiary of the Company or any other Person. Each Subsidiary of the Company is either wholly owned by the Company or a Subsidiary or Subsidiaries of the Company as indicated on Section 3.2 of the Company Disclosure Letter. Each outstanding share of capital stock of or other equity interest in each of the Company’s Subsidiaries is owned by the Company or a wholly owned Subsidiary of the Company, free and clear of any Liens, except Permitted Liens. Section 3.2 of the Company Disclosure Letter sets forth the name, jurisdiction of incorporation or formation, jurisdictions of qualification as a foreign corporation and the authorized and outstanding capital stock of each Subsidiary of the Company. Except as set forth on Section 3.2 of the Company Disclosure Letter, each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own its properties and to carry on its businesses and is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses requires it to qualify, except where the failure to be qualified as a foreign corporation would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.3 Authorization; Valid and Binding Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other certificate, agreement, document and instrument to be executed and delivered by the Company in connection with the transactions contemplated by this Agreement (collectively, the “Company Transaction Documents”) and to perform its obligations hereunder and thereunder and to consummate, on the terms and subject to the conditions hereof and thereof, the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Stockholders’ Meeting (the “Company Stockholder Approval”). All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and each of the Company Transaction Documents and the performance of all obligations of the Company hereunder and thereunder has been taken, subject only to obtaining the Company Stockholder Approval. This Agreement and each of the Company Transaction Documents have been duly executed and delivered by the Company or, in the case of any Company Transaction Document to be executed and delivered hereafter, each such Company Transaction Document will have been duly executed and delivered as of the Closing Date. This Agreement and each of the Company Transaction Documents each constitute or, in the case of any Company Transaction Documents to be executed hereafter, each such Company Transaction Document will constitute a legal, valid and binding obligation of the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, will be enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date of this Agreement, the Board of Directors of the Company, subject to Section 6.2, has unanimously approved and declared advisable this Agreement and recommended that the Company’s stockholders adopt this Agreement (the “Board Recommendation”).

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement and the Company Transaction Documents by the Company nor the consummation of the Merger by the Company or any of its Subsidiaries will, directly or indirectly (with or without the giving of notice or the passage of time or both), (i) require any consent, approval or other action of any Person under any Company Contract or any lease governing any material Company Leased Real Property, (ii) (A) violate, result in a breach of, conflict with or entitle any Governmental Entity or any other Person to accelerate the maturity or performance under, amend, call a default under, exercise any remedy under, modify, rescind, suspend or terminate or (B) create any material obligation on the part of the Company or any of its Subsidiaries that it was not obligated to perform immediately before such Company Transaction Document was executed under, any term of any such Company Contract or any Law (assuming, as to the Surviving Corporation, that it was a party thereto immediately before this Agreement was executed), (iii) violate or result in the material breach of any term of the certificate or articles of incorporation or bylaws or other organizational documents or resolution of the Board of Directors, any committee of the Board of Directors, stockholders or comparable bodies of the Company or any of its Subsidiaries or (iv) result in the amendment, creation, imposition or modification of any Lien other than a Permitted Lien upon or with respect to any of the material properties or assets that the Company or any of its Subsidiaries owns, uses or purports to own or use.

3.4 Governmental Filings; No Violations. Except for (a) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (b) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (c) filings under the Exchange Act and the Securities Act, (d) any filings required under the rules and regulations of the NYSE and (e) the filing of the Certificate of Merger pursuant to the DGCL, the execution and delivery of this Agreement and each of the Company Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby do not (i) require any material authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity, (ii) conflict with or result in a material breach of the provisions of the Company’s or any of its Subsidiary’s certificate or articles of incorporation or bylaws or other organizational documents, or (iii) conflict with or result in a material breach of any Law to which the Company or any of its Subsidiaries is subject.

3.5 Capital Stock. The authorized capital stock of the Company consists of (a) 50,000,000 shares of preferred stock, of which, as of the date of this Agreement, no shares are issued and outstanding and (b) 100,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 24,822,019 shares are issued and outstanding and there are outstanding restricted share units representing 358,181 shares of Company Common Stock, which shares shall be issued and outstanding immediately prior to the Effective Time. As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 1,889,840 shares of Company Common Stock. All issued shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than pursuant to the Company Equity Plans, there is no outstanding, and there has not been reserved for issuance any: (i) share of capital stock or other voting securities of the Company or its Subsidiaries; (ii) security of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries; (iii) Company Option or other right or option to acquire from the Company or its Subsidiaries, or obligation of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or security convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, as the case may be; or (iv) equity equivalent interest in the ownership or earnings of the Company or its Subsidiaries or other similar right (the items in clauses (i) through (iv) collectively, “Company Securities”). There is no outstanding obligation of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Security. There is no stockholder agreement, voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound relating to the voting, purchase, transfer or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

3.6 Company SEC Reports.

(a) The Company has timely filed with or otherwise furnished (as applicable) to the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, certifications and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since February 2, 2008 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Reports”). No Subsidiary of the Company is required to make any filings with the SEC. As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) necessary in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(d) Since February 2, 2008, the Company has not received any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls over financial reporting. The terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 112, as in effect on the date hereof.

(e) The Company has provided or made available to Parent copies of all correspondence sent to or received from the SEC by the Company or its Subsidiaries or their respective counsel or accountants since February 2, 2008. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Reports.

(f) The audited consolidated financial statements included in the Company Form 10-K and the unaudited consolidated interim financial statements included in the Company’s quarterly report on Form 10-Q for the quarter ended May 2, 2009 (including any related notes and schedules) and the other financial statements included in the Company SEC Reports fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal year-end adjustments not material in amount). The books of account and other financial records of the Company and each of its Subsidiaries are true and complete in all material respects, reflect only actual transactions and are maintained in accordance with GAAP.

(g) Since February 2, 2008, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Subsidiary of the Company, has reported to the Company’s chief legal counsel or Chief Executive Officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(h) Since February 2, 2008, to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.

(i) There is no liability or obligation of the Company or any of its Subsidiaries (whether accrued, contingent, absolute, determined or determinable) other than: (i) liabilities or obligations disclosed or provided for in the unaudited consolidated balance sheet of the Company as of May 2, 2009 or disclosed in the notes thereto (the “Company Current Balance Sheet”); (ii) liabilities or obligations incurred after May 2, 2009 in the ordinary course of the Company’s business; (iii) liabilities incurred in connection with the transactions contemplated by this Agreement and the Company Transaction Documents or disclosed on Section 3.6 of the Company Disclosure Letter; (iv) liabilities under any agreement, lease, note, mortgage, indenture or other obligation of the Company or any of its Subsidiaries, which is not in violation of the terms of this Agreement and which is disclosed on the Company Disclosure Letter if required hereby; and (v) other liabilities that are not, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(j) The consolidated financial statements of the Company for all periods commencing after February 4, 2007 are in material compliance with the requirements of the Financial Accounting Standards Board’s Interpretation 48 (Accounting for Uncertainty in Income Taxes) (“FIN 48”) and the Company and its Subsidiaries have provided or made available to Parent any and all of their respective accounting work papers with respect to compliance with the FIN 48 that Parent or its Representatives have reasonably requested.

3.7 Absence of Certain Changes or Events. Since January 31, 2009, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice. From January 31, 2009 thru the date of this Agreement, (a) there has not been any event, occurrence or development that has had, either individually or in the aggregate, a Company Material Adverse Effect and (b) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

3.8 Properties. The Company or one of its Subsidiaries, as the case may be, (i) holds good and valid fee simple title to all of the properties and assets reflected in the Company Current Balance Sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (collectively, with respect to real property, the “Company Owned Real Property”) (except for assets (other than Company Owned Real Property) sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, (ii) holds the Company Owned Real Property, and each portion thereof or interest therein, free of any outstanding options or rights of first refusal or any offers to sell, purchase or lease or any Occupancy Agreements, except as set forth on Section 3.8 of the Company Disclosure Letter, (iii) except as set forth on Section 3.8 of the Company Disclosure Letter, is the lessee of all leasehold estates reflected in the Company Current Balance Sheet or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), each of which, by address and store number, is set forth on Section 3.8 of the Company Disclosure Letter (collectively, with respect to real property, the “Company Leased Real Property”) (including those stores that have been approved for closing as noted therein) and (w) with respect to each Company Ground Leased Property, holds good and valid leasehold interest therein, free and clear of all Liens (except for Permitted Liens) and Occupancy Agreements, (x) is in possession of the properties purported to be leased thereunder and none of such properties is affected by any Occupancy Agreements, and each such lease is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, and to the Company’s knowledge, each other party thereto, enforceable against the Company or the applicable Subsidiary of the Company and, to the Company’s knowledge, each other party thereto, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, (y) except as set forth on Section 3.8 of the Company Disclosure Letter, the Company has not received any written notice of termination or cancellation of or of a breach or default under any such lease, and (z) except as set forth on Section 3.8 of the Company Disclosure Letter, neither the Company nor the applicable Subsidiary of the Company, nor, to the Company’s knowledge, any other party thereto, is or is alleged to be in material violation thereof or in material default in respect thereof, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation thereof or a material default thereunder. The Company has provided Parent with (or made available to Parent on the Company’s Virtual Premises data site prior to the date hereof) true, complete and correct copies of each of the leases for the Company Leased Real Property, including all amendments and supplements thereto and all material notices delivered or received by the Company or its Subsidiaries in connection therewith. For purposes of the preceding sentence, each notice delivered or received by the Company or a Subsidiary thereof in connection with a lease of the Company Leased Real Property shall be deemed a material notice unless such notice (i) does not affect the substantive rights and/or obligations of the parties to the related lease, (ii) has been superseded by a subsequent amendment, supplement or notice made available to Parent on the Company’s Virtual Premises data site prior to the date hereof, (iii) is no longer in effect by being either withdrawn or abandoned, or through the passage of time, or relates to a default under the related lease that has been cured, (iv) discloses a matter of public record otherwise disclosed in the Company Disclosure Letter, or (v) is related to a matter otherwise disclosed in the Company Disclosure Letter. Except as set forth on Section 3.8 of the Company Disclosure Letter, none of the leases of the Company Leased Real Property is guaranteed by any third party, none of the rights of the Company or any of its Subsidiaries under any leases for Company Leased Real Property will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement and the Company Transaction Documents, and upon consummation of the Merger, the Surviving Corporation will have succeeded to all of the rights, title and interest of the Company or its Subsidiaries either directly or indirectly by ownership of the Company’s Subsidiaries under each of such leases. Section 3.8 of the Company Disclosure Letter sets forth a true, correct and complete list of the Company Owned Real Property and a true, correct and complete list of the most recent title insurance policies or reports relating to the Company Owned Real Property and the Company Ground Leased Property. The Company Leased Real Property and Company Owned Real Property comprise all of the real property owned or leased by the Company and/or its Subsidiaries and used in the business of the Company and its Subsidiaries as currently operated. All material personal property shown to be owned by the Company and its Subsidiaries on the Company Current Balance Sheet have been maintained in accordance with the Company’s and its Subsidiaries’ normal practices and are in usable condition for the operation of the Company’s and its Subsidiaries’ businesses, ordinary wear and tear excepted. To the Company’s knowledge, there are no tax abatements or exemptions specifically affecting any Company Owned Real Property or any Company Ground Leased Property and neither the Company nor any of its Subsidiaries has received any written notice of any proposed increase in the assessed valuation of any Company Owned Real Property or Company Ground Leased Property or of any proposed public improvement assessments. The Company has provided Parent with (or made available to Parent on the Company’s Virtual Premises data site prior to the date hereof) true, complete and correct copies of the most recent tax bills for each Company Owned Real Property and each Company Ground Leased Property. No Company Owned Real Property or Company Ground Leased Property is comprised of a tax lot that also encompasses property that is not such Company Owned Real Property or Company Ground Leased Property. There is no pending, or, to the Company’s knowledge, threatened or contemplated condemnation, eminent domain or similar Proceeding affecting any Company Owned Real Property or any portion thereof or any Company Ground Leased Property or any portion thereof. To the Company’s knowledge, there exists no fact or condition that is reasonably likely to result in the termination of the existing access to any Company Owned Real Property, Company Leased Real Property or Company Ground Leased Property.

3.9 Tax Matters. Each of the Company and its Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects. Except as set forth on Section 3.9 of the Company Disclosure Letter, all Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on such Tax Returns) have been fully paid or properly accrued in accordance with GAAP. The provision for Taxes on the Company Current Balance Sheet is sufficient for all accrued and unpaid Taxes as of the date thereof and all Taxes that the Company or any Subsidiary of the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully and timely paid or properly accrued. Since the date of the Company Current Balance Sheet, no Taxes have accrued with respect to the Company or any of its Subsidiaries other than Taxes arising in the ordinary course of business. There are no Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens. The Company and its Subsidiaries have complied in all material respects with all Laws, rules and regulations relating to the payment and withholding of Taxes, and are not liable for any such Taxes or for failure to comply with such Laws, rules and regulations. There are no audits, claims, deficiencies, assessments, levies, administrative or judicial Proceedings pending, or to the Company’s knowledge threatened, against the Company or any of its Subsidiaries by any taxing authority. Neither the Company nor any of its Subsidiaries has received written notice of any claim made by any Governmental Entity in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There is no outstanding agreement, waiver or consent providing for an extension of the statutory period of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries. Other than the Tax Separation Agreement, neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any agreement or understanding providing for the allocation or sharing of Taxes, or has any obligation or liability under any such agreement or understanding to which it was once a party or otherwise bound, that could affect their liability for Taxes for any period after the Closing Date. Neither the Company nor any of its Subsidiaries has any obligation or liability under the Tax Separation Agreement that would affect their liability for Taxes for any period after the Closing Date. Neither the Company nor any of its Subsidiaries has been or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Tax law by reason of any change in any accounting method, there is no application pending with any taxing authority requesting permission for any change in any accounting method for Tax purposes and no taxing authority has proposed any such adjustment or change in accounting method, in any case, that could affect their liability for Taxes for any period after the Closing Date. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return, other than the affiliated groups of which the Company is the common parent corporation and the affiliated group of which The Limited, Inc. is the parent corporation, or (ii) has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by agreement or otherwise. There are no Tax rulings, requests for rulings or closing agreements relating to the Company or any of its Subsidiaries that could affect their liability for Taxes for any period after the Closing Date. The Company and each of its Subsidiaries has fully complied with all statutes and regulations relating to the accounting for and paying over of unclaimed or abandoned funds and other property. The Company has furnished Parent with, or otherwise made available to Parent, true and complete copies of all filed federal, state and local income or franchise Tax Returns and state and local sales and use Tax Returns for or including the Company and each of its Subsidiaries for all periods after December 31, 2005. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. As of the date hereof, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does the Company have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.10 Material Contracts.

(a) Section 3.10 of the Company Disclosure Letter contains a true, complete and correct list of the Company Contracts as of the date hereof, copies of which have been made available to Parent. All of the Company Contracts that are required to be described in the Company SEC Reports or required to be filed as exhibits thereto have been described or filed as required.

(b) Each of the Company Contracts is a valid and binding obligation of the Company (or the Subsidiaries of the Company party thereto), and to the Company’s knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors’ rights generally and by general principles of equity.

(c) Neither the Company nor any of its Subsidiaries is, nor to the Company’s knowledge is any other party, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Contract to which the Company or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all registered Company-Owned Intellectual Property Rights, and all applications for such registration. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all such Company-Owned Intellectual Property Rights. All such Company-Owned Intellectual Property Rights have been properly maintained by all requisite filings, renewals and payments, except for any such failures to maintain that would not reasonably be expected to have a Company Material Adverse Effect. All such issued or registered Company-Owned Intellectual Property Rights are subsisting and are valid and, to the Company’s knowledge, enforceable.

(b) To the Company’s knowledge, the Company and each of its Subsidiaries owns, or is licensed or has been granted covenants or otherwise possesses sufficient legally enforceable rights to use all Company Intellectual Property Rights, free and clear of all Liens, except for any such failures to own, be licensed, or otherwise possess rights that would not have a Company Material Adverse Effect.

(c) To the Company’s knowledge, neither the use of any Company Intellectual Property Rights by the Company or its Subsidiaries nor the conduct of the businesses of the Company or its Subsidiaries conflicts with, infringes upon, violates or interferes with, or constitutes a misappropriation of any right, title, interest or goodwill associated with any patent, copyright, trademark, trade name, service mark, trade secret or other intellectual property right of any other Person, except for any such conflict, infringement, violation or interference that would not have a Company Material Adverse Effect. Except as set forth on Section 3.11(c) of the Company Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened proceedings or litigation or other adverse claims or communications by any Person to or against Company or any of its Subsidiaries alleging any such conflict, infringement, violation, interference or misappropriation.

(d) There are no Proceedings (including, without limitation, interference, reexamination, opposition, nullity or cancellation proceedings) pending or, to the Company’s knowledge, threatened (or any basis therefor known to the Company) against the Company or any of its Subsidiaries challenging the ownership rights of the Company or any of its Subsidiaries in, or the right of the Company or any of its Subsidiaries to use, or the validity or enforceability of, any of the Company-Owned Intellectual Property Rights.

(e) To the Company’s knowledge, except as set forth on Schedule 3.11(e), no Person materially conflicts with, infringes upon, violates or interferes with, or otherwise misappropriates any Company-Owned Intellectual Property Rights, and there is no Proceeding relating to any such conflict, infringement, violation or interference threatened or pending by the Company or any of its Subsidiaries.

(f) The consummation of the transactions contemplated by this Agreement and the Company Transaction Documents will not result in the loss or impairment of any Company-Owned Intellectual Property Right or payment of any additional amounts with respect to any Company Intellectual Property Right, nor will the consummation of such transactions require the consent of any other Person in respect of any Company-Owned Intellectual Property Right.

(g) Neither the Company nor any of its Subsidiaries is subject to any settlement agreement, covenant not to sue, outstanding order, decree, judgment or stipulation limiting or restricting in any manner the right of the Company or any of its Subsidiaries to use, license, transfer or enforce any of the Company-Owned Intellectual Property Rights.

(h) The Company has taken commercially reasonable action to maintain and protect the secrecy and confidentiality of all trade secrets and other confidential information used in the Company’s and its Subsidiaries’ businesses, including requiring all employees, consultants, contractors and other Persons with access to trade secrets or other confidential information of the Company or its Subsidiaries to execute binding confidentiality agreements and, to the knowledge of the Company, no such employee, consultant, contractor or other Person is in breach of any such confidentiality agreement. The Company and its Subsidiaries have secured from all employees, consultants, contractors and other Persons who have contributed to the creation or development of any material Company-Owned Intellectual Property Rights valid and binding written assignments of all rights to such contributions.

(i) Neither the Company nor any of its Subsidiaries has granted to any Person an exclusive license or equivalent exclusive right with respect to any of the Company-Owned Intellectual Property Rights, or assigned or conveyed to any Person any ownership interest (including joint ownership rights) therein, and no third party owns or holds any such right, license or interest.

3.12 Litigation. Except as set forth and summarized in Section 3.12 of the Company Disclosure Letter, there is no action, suit, hearing, claim, investigation, arbitration, inquiry or proceeding (“Proceeding”) pending or, to the Company’s knowledge, threatened (or any basis therefor known to the Company) against the Company or any of its Subsidiaries or any of their respective assets or properties, or their respective officers and directors, in their capacity as such, before or by any court, arbitrator or Governmental Entity that, if settled or adversely determined, might reasonably be expected to result in a settlement or judgment in an amount in excess (including reasonable attorneys’ fees) of $250,000 or which challenges this Agreement or the Company Transaction Documents or the transactions contemplated hereby or thereby. There is no unsatisfied judgment or award, decision, decree, injunction, rule or order of any Governmental Entity, court or arbitrator outstanding against the Company or any of its Subsidiaries that might materially and adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement and the Company Transaction Documents. There is no Proceeding by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

3.13 Company Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA and all other material medical, dental, life insurance, equity, bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other material plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, any of its Subsidiaries or any of their respective current ERISA Affiliates on behalf of any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which the Company, its Subsidiaries or any of their respective current ERISA Affiliates has any material liability (whether contingent or actual) as to any such employee, officer, director, stockholder or other service provider or beneficiary (each a “Company Plan,” and collectively, the “Company Plans”).

(b) The Company has made available to Parent: (i) copies of all material documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent actuarial report (if any) for all Company Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Plan; (v) all material written administrative service agreements and group insurance contracts (if any) with respect to each Company Plan; (vi) the most recent IRS determination or opinion letter (if any) issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code; and (vii) any and all filings pending or made within the past three years under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program with respect to any Company Plan.

(c) None of the Company, its Subsidiaries, any of their respective ERISA Affiliates or any of their respective predecessors currently, or at any time in the past six years, contributed to, contributes to, has been required to contribute to, participated in or participates in or in any way, directly or indirectly, has or had any liability with respect to any plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or subject to Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Section 4063, 4064 or 4069 of ERISA.

(d) With respect to each of the Company Plans: (i) each Company Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter and nothing has occurred, whether by action or by failure to act, that caused or could reasonably cause the loss of such qualification; (ii) in all material respects, all payments required by each Company Plan, any collective bargaining agreement or other agreement, or by Law (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Company Plans, applicable Law and GAAP; (iii) no Proceeding has been asserted, instituted or, to the Company’s knowledge, has been threatened or anticipated against any of the Company Plans or any of the assets of any trust of any of the Company Plans (other than routine claims for benefits and appeals of such claims), or, with respect to their capacities in relation to the Company Plans only and other than routine claims for benefits and appeals of such claims, against any trustee or fiduciaries of the Company Plans thereof, any of the Company’s or its Subsidiaries’ ERISA Affiliates, or any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired); (iv) each Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code; (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to the Company Plans which could reasonably be expected to give rise to a material liability; (vi) no Company Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any material Tax or penalty; (vii) with respect to each Company Plan that is funded mostly or partially through an insurance policy, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates currently has any material liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time; (viii) no Company Plan provides post-retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries, except as disclosed on Section 3.13(d) of the Company Disclosure Letter or as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law; and (ix) there are no loans by the Company or any of its Subsidiaries to any of their respective executive officers or directors.

(e) The consummation of the Merger alone, or in combination with any other event, including, without limitation, a termination of any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any liability under any Company Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger by any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries under any Company Plan or otherwise would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code. The Company has provided materially correct estimates (based on the assumptions stated in such estimates) of the following to Parent: (i) the maximum amount that could be paid to each individual who could reasonably be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G–1) entitled to receive a “parachute payment” (as such term is defined in Treasury Regulations Section 1.280G-1) in connection with the Merger under all employment, severance and termination agreements currently in effect and under all other compensation arrangements and Company Plans currently in effect, assuming that the individual’s employment with the Company or its Subsidiaries is terminated immediately following the Effective Time, (ii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement, and (iii) the vesting schedule (including any acceleration provisions with respect thereto) for each outstanding Company Option, Company Restricted Share or other equity award held by each such individual as of the date of this Agreement.

(f) Except as provided in the Company Plans, neither the Company nor any of its Subsidiaries has made any promises or commitments to create any additional Company Plan or to modify or change in any material way any existing Company Plan.

(g) Neither the Company nor any of its Subsidiaries has unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code and is either an “account balance plan” or “nonaccount balance plan” within the meaning of Section 409A of the Code and the plan aggregation rules thereunder. Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through December 31, 2008, and, if any amendments were reasonably necessary, has been amended prior to January 1, 2009 to comply in all material respects with Section 409A of the Code.

(h) Except as would not be expected to give rise to a material liability, individually or in the aggregate, (i) any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or its Subsidiaries is not an employee under applicable Law or for any purpose including for Tax withholding purposes or Company Plan purposes; (ii) the Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Plan; and (iii) each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(i) Each Company Option (i) has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its exercise date or grant date delayed or “back-dated” and (iii) all Company Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP. Section 3.13(i) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of: (x) all Company Equity Plans, indicating for each Company Equity Plan the number of shares of Company Common Stock issued to date under such Company Equity Plans, the number of shares of Company Common Stock subject to outstanding Company Options and other equity awards and the number of shares of Company Common Stock reserved for future issuance under such Company Equity Plan and (y) all holders of outstanding Company Options or other equity awards, indicating with respect to each Company Option or other award the Company Equity Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option or other award, the exercise price and the date of grant, as applicable. The Company has provided or made available to Parent complete and accurate copies of all Company Equity Plans and forms of all award agreements evidencing Company Options and other equity awards.

(j) With respect to each Company Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (a “Foreign Company Plan”), the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations in any material respect. Each Foreign Company Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, and if intended to qualify for special Tax treatment, satisfies all requirements for such treatment in all material respects.

3.14 Insurance. Section 3.14 of the Company Disclosure Letter contains a true, complete and correct list of all policies of insurance existing on the date hereof relating to the assets of the Company and its Subsidiaries and the business and employees of the Company and its Subsidiaries (except for any such policies maintained to provide benefits to employees under a benefit plan or arrangement described in Section 3.13 hereof). All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to its material obligations under any of such insurance policies. All premiums and other payments due from the Company and its Subsidiaries prior to the date of this Agreement under or on account of any such insurance policies have been paid as of the date hereof. Such insurance policies are of the kinds, in the amounts and against the risks maintained by the Company and its Subsidiaries consistent with past practice.

3.15 Compliance with Laws; Permits.

(a) Each of the Company and its Subsidiaries is in compliance in all material respects with all Laws applicable to the Company and its Subsidiaries or applicable to any Company Owned Real Property or any Company Ground Leased Property. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is under investigation with respect to, nor has the Company nor any of its Subsidiaries been threatened to be charged with or been given notice of any violation of, any applicable Law.

(b) (i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits necessary for each of the Company and its Subsidiaries to carry on their respective businesses as currently conducted and (ii) neither the Company nor any of its Subsidiaries has received notice that the Person issuing or authorizing any such Permit intends to terminate, or will refuse to renew or reissue, any such Permit upon its expiration.

(c) Since January 31, 2009, each of the Company and its Subsidiaries has been and are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

3.16 Environmental Matters.

(a) All references in this Section 3.16 to the Company shall include each entity comprising the Company, any Subsidiaries thereof and all predecessors thereto, and any Person or entity to the liabilities of which, pursuant to the Environmental Laws, contractually, by common law or by operation of law, the Company or any of its Subsidiaries have succeeded.

(b) All of the operations of the Company, its Subsidiaries and their respective assets, including any operations at or from any Company Owned Real Property and any Company Leased Real Property (collectively, the “Company Real Property”) or any real property formerly owned, used, leased, occupied, managed or operated by the Company or any of its Subsidiaries (the “Former Company Real Property”), comply and have at all times been in material compliance with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person has engaged in, authorized, allowed or suffered any operations or activities upon any of the Company Real Property or Former Company Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping or disposal of any Hazardous Substances at, on or under the Company Real Property or the Former Company Real Property, except in material compliance with all applicable Environmental Laws.

(c) Neither the Company Real Property nor, to the knowledge of the Company, the Former Company Real Property contains any Hazardous Substances in, on, over, under or at it in concentrations that would currently violate Environmental Laws or impose liability or obligations on the Company or any Subsidiary under the Environmental Laws for any investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at such Company Real Property or Former Company Real Property. None of such Company Real Property nor, to the knowledge of the Company, any Former Company Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state. Neither the Company nor any of the Company’s Subsidiaries has received any notice, whether oral or written, from any Governmental Entity or other Person of any actual or threatened material Environmental Liabilities with respect to the Company, its Subsidiaries, the Company Real Property or the conduct of the businesses of the Company or any of its Subsidiaries.

(d) There are no conditions existing at any Company Real Property that constitute, or which with the giving of notice or the passage of time or both may constitute material Environmental Liabilities requiring remedial or corrective action, removal or closure pursuant to the Environmental Laws. To the knowledge of the Company, there are no conditions existing at any Former Company Real Property that constitute, or which with the giving of notice or the passage of time or both may constitute material Environmental Liabilities requiring remedial or corrective action, removal or closure pursuant to the Environmental Laws for which the Company, any Subsidiary of the Company or the Surviving Corporation could be liable.

(e) Each of the Company and its Subsidiaries has all the material Permits necessary for the conduct of its businesses and operations that are required under applicable Environmental Laws and is in material compliance with the terms and conditions of all such Permits.

(f) The Company has provided to Parent all material environmental reports, assessments, audits, studies, investigations, data and other written environmental information in its custody, possession or control concerning the Company, its Subsidiaries and their respective assets and the Company Real Property and Former Company Real Property.

(g) Neither the Company nor any of its Subsidiaries has contractually, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any material Environmental Liabilities of any predecessors or any other Person.

(h) None of the transactions contemplated by this Agreement or the Company Transaction Documents will trigger any filing requirement or other action under any applicable Environmental Law, including, without limitation, any environmental transfer law, including, without limitation, the New Jersey Industrial Site Recovery Act (N.J.S.A. §§13:1L-6 et seq.) and the Connecticut Real Property Transfer Act (C.G.S.A. 22a-134 et seq.).

(i) The Company, its Subsidiaries, their businesses and their products are and have been in compliance with all applicable requirements under California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65).

(j) None of the matters disclosed on the Company Disclosure Letter or in the Company SEC Reports with respect to this Section 3.16, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

3.17 Affiliated Transactions. The Company has no knowledge that any current or former officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries is a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any material interest in any material property used by the Company or any of its Subsidiaries or in a Person that is a party to any material Company Contract.

3.18 Labor and Employment Matters.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, complete and correct list of the name, job position and current annual base rate of salary of all employees of the Company and its Subsidiaries whose current annual base rate of salary is in excess of $100,000. To the knowledge of the Company, no such employee has indicated an intention to resign or retire. Except for obligations set forth on Section 3.18(a) of the Company Disclosure Letter, the Company has accrued by adequate reserves on the Company Current Balance Sheet, in accordance with GAAP, all wages, salaries, bonuses, vacation pay and other direct, indirect and deferred compensation earned by, or accrued for the benefit of, all employees of the Company and its Subsidiaries. Parent has been supplied with true, complete and correct copies of all currently in effect written employment codes, procedures, policies and employee manuals. Except as described on Section 3.18(a) of the Company Disclosure Letter, there are no material non-written employee policies or procedures that are binding on the Company or its Subsidiaries or that would be binding on Parent, Merger Sub or the Surviving Corporation.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the knowledge of the Company, attempting to represent any employee of the Company or any of its Subsidiaries. In the three years prior to the Closing Date, there has not been any actual or threatened strike, slowdown, picketing or work stoppage with respect to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such activity is anticipated. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition with any Governmental Entity pending, threatened or, to the knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries. In the three years prior to the Closing Date, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices for which a claim has been made to the Company or any Governmental Entity and, to the knowledge of the Company, no facts exist that could reasonably be expected to give rise to an unfair labor practice charge within the meaning of the National Labor Relations Act. The Company and its Subsidiaries are in compliance in all material respects with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. and the regulations promulgated thereunder (the “WARN Act”) and any comparable state statute or regulation and, to the knowledge of the Company. the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, and collective bargaining. There have been no material claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Company or any of its Subsidiaries at any time during the past three years, no such claims are pending or threatened, and, to the knowledge of the Company, no such claim is anticipated. The Company and its Subsidiaries are not required to have, and do not have, any affirmative action plans or programs. To the Company’s knowledge, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

3.19 Bank Accounts. Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of the (a) name of each bank, savings and loan or other financial institution in which the Company and its Subsidiaries has an account, and the account numbers and names of all persons authorized to draw thereon or having access thereto, and (b) locations of all lock boxes and safe deposit boxes of the Company and its Subsidiaries and the names of all persons authorized to draw thereon or having access thereto.

3.20 Suppliers. Section 3.20 of the Company Disclosure Letter sets forth a true, correct and complete list that (a) sets forth the names of the 20 largest suppliers by cost dollar volume of merchandise inventory purchased by the Company and its Subsidiaries during the most recent full fiscal year and (b) indicates the cost dollar volume purchased by the Company and its Subsidiaries from each such supplier during such fiscal year. Except for letters of credit for outstanding purchase orders, neither the Company nor any of its Subsidiaries is required to provide any bonding or other financial security arrangements in connection with any transactions with any supplier in the ordinary course of its respective business. Since December 31, 2008, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any of its Subsidiaries with any such supplier, nor has any such supplier provided the Company with written notice of an intent to so terminate, cancel or materially curtail its business relationship with the Company or any of its Subsidiaries.

3.21 Inventory. Section 3.21 of the Company Disclosure Letter sets forth true, complete and correct lists of (i) all domestic and international stores operated by the Company or any Affiliate or licensee thereof which, as of the date hereof, display the Signage on the exterior or interior thereof, along with the anticipated date for removal of the Signage from such store or closing of such store, (ii) all sublicenses pursuant to which the Company licenses any licensed Intellectual Property to any Person, (iii) all Inventory (A) on order from suppliers, (B) on hand and available for sale in any store operated by a Company or any Affiliate or licensee thereof, and (C) located at a distribution, storage or similar facility, and in the case of (A), (B) and (C), the value of such Inventory.

3.22 Brokerage. Except for Peter J. Solomon Company (the “Company Financial Advisor”), no Person is entitled to any brokerage, finder’s or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which Parent or Company could become liable or obligated. A true and complete copy of the agreement between the Company and the Company Financial Advisor setting forth all of the fees payable to the Company Financial Advisor and other terms of the retention of the Company Financial Advisor have been provided or made available to Parent.

3.23 Fairness Opinion. The Company’s Board of Directors has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of the Company Common Stock.

3.24 Vote Required. Based upon the accuracy of the representation in Section 4.19 hereof, the Company Stockholder Approval is the only vote of any class or series of the capital stock of the Company required to adopt this Agreement and the transactions contemplated by this Agreement.

3.25 Takeover Statutes. Based upon the accuracy of the representation in Section 4.19 hereof, the Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL (“Section 203”) applicable to a “business combination” (as defined in such Section 203) or any other similar Law will not apply to Parent in connection with the execution and delivery of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement.

3.26 Company Rights Agreement. The Company has taken all actions necessary to (a) render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) ensure that neither Parent nor Merger Sub is deemed to be a 15% Stockholder (as defined in the Rights Agreement) for purposes of the Rights Agreement, (c) ensure that none of a Distribution Date, a Section 13(a) Event, a 15% Ownership Date or a Section 11(a)(ii) Event (as such terms are defined in the Rights Agreement) will occur solely by reason of the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, and (d) provide that the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

3.27 Article Eleventh of Charter. Based upon the accuracy of the representation in Section 4.19 hereof, the Board of Directors of the Company has taken all actions so that the restrictions on “Business Combinations” contained in Article Eleventh of the Amended and Restated Certificate of Incorporation of the Company (“Article Eleventh”) will not apply to Parent, this Agreement or any of the transactions contemplated hereby, including by having a majority of the “Article 11 Continuing Directors” approve this Agreement and the transactions contemplated hereby.

3.28 No Material Misstatement or Omission. No representation or warranty by the Company in this Agreement and no information contained in the Company Disclosure Letter contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statement made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the disclosure letter delivered to the Company by Parent and Merger Sub on or prior to the date of the execution of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Annual Report on Form 10-K of Parent for the year ended July 26, 2008 (the “Parent Form 10-K”) and the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K of Parent, in each case, filed from the date of the filing of the Parent Form 10-K to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports and except as expressly provided in Section 4.6 of the Parent Disclosure Letter), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Connecticut and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each of Parent and Merger Sub has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own and operate its properties and to carry on its businesses as now conducted. Each of Parent and Merger Sub is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation would not have, either individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of the certificate or articles of incorporation and bylaws, each as amended to date, of Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate or articles of incorporation or bylaws.

4.2 Subsidiaries. Except as set forth in Section 4.2 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Except as set forth in Section 4.2 of the Parent Disclosure Letter, there are no contractual obligations of Parent or any of its Subsidiaries to make any loan to, or any investment (in the form of a capital contribution or otherwise) in, any Subsidiary of Parent or any other Person. Each Subsidiary of Parent is either wholly owned by Parent or a Subsidiary or Subsidiaries of Parent as indicated on Section 4.2 of the Parent Disclosure Letter. Each outstanding share of capital stock of or other equity interest in each of Parent’s Subsidiaries is owned by Parent or a wholly owned Subsidiary of Parent, free and clear of any Liens, except Permitted Liens. Each Subsidiary of Parent is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own its properties and to carry on its businesses and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses requires it to qualify, except where the failure to be qualified as a foreign corporation would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.3 Authorization; Valid and Binding Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each other certificate, agreement, document and instrument to be executed and delivered by the Parent or Merger Sub in connection with the transactions contemplated by this Agreement (collectively, the “Parent Transaction Documents”) and to perform its obligations hereunder and thereunder and to consummate, on the terms and subject to the conditions hereof and thereof, the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement). All corporate action on the part of Parent, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and each of the Parent Transactions Documents and the performance of all obligations of Parent hereunder and thereunder has been taken, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement). This Agreement and each of the Parent Transaction Documents have been duly executed and delivered by Parent and Merger Sub or, in the case of the Parent Transaction Document to be executed and delivered hereafter, each such Parent Transaction Document will have been duly executed and delivered as of the Closing Date. This Agreement and each of the Parent Transaction Documents each constitute or, in the case of any Parent Transaction Documents to be executed hereafter, each such Parent Transaction Document will constitute a legal valid and binding obligation of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, will be enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date of this Agreement, the Board of Directors of each of Parent and Merger Sub has approved, adopted and declared advisable the execution, delivery and performance of this Agreement and consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement.

(b) Except as set forth on Section 4.3(b) of the Parent Disclosure Letter, neither the execution, delivery or performance of this Agreement and the Parent Transaction Documents by Parent or Merger Sub nor the consummation of the Merger by Parent, Merger Sub or any of their respective Subsidiaries will, directly or indirectly (with or without the giving of notice or the passage of time or both), (i) require any consent, approval or other action of any Person under any Parent Contract, (ii) (A) violate, result in a breach of, conflict with or entitle any Governmental Entity or any other Person to accelerate the maturity or performance under, amend, call a default under, exercise any remedy under, modify, rescind, suspend or terminate or (B) create any material obligation on the part of Parent or Merger Sub that it was not obligated to perform immediately before such Parent Transaction Document was executed under, any term of any such Parent Contract or any Law, (iii) violate or result in the material breach of any term of the certificate or articles of incorporation or bylaws or other organizational documents or resolution of the Board of Directors, any committee of the Board of Directors, stockholders or comparable bodies of Parent, Merger Sub or any of their respective Subsidiaries or (iv) result in the amendment, creation, imposition or modification of any Lien other than a Permitted Lien upon or with respect to any of the material properties or assets that Parent, Merger Sub or any of their respective Subsidiaries owns, uses or purports to own or use.

4.4 Governmental Filings; No Violations. Except for (a) the applicable requirements, if any, of Blue Sky Laws, (b) the pre-merger notification requirements of the HSR Act, (c) filings under the Exchange Act and the Securities Act, (d) any filings required under the rules and regulations of the NASDAQ and (e) the filing of the Certificate of Merger pursuant to the DGCL, the execution and delivery of this Agreement and each of the Parent Transaction Documents by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not (i) require any material authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity, (ii) conflict with or result in a material breach of the provisions of Parent’s or any of its Subsidiary’s certificate or articles of incorporation or bylaws or other organizational documents, or (iii) conflict with or result in a material breach of any Law to which Parent or any of its Subsidiaries is subject.

4.5 Capital Stock. The authorized capital stock of Parent consists of (a) 100,000 shares of preferred stock, par value $.05 per share, of which, as of the date of this Agreement, no shares are issued and outstanding and (b) 165,000,000 shares of Parent Common Stock, of which, as of the date of this Agreement, 60,191,619 shares are issued and outstanding. As of the date of this Agreement, there are outstanding options to purchase an aggregate of 7,240,153 shares of Parent Common Stock. All outstanding shares of Parent Common Stock and the shares of Parent Common Stock constituting the Merger Consideration have been duly authorized and all outstanding shares of Parent Common Stock are, and the shares of Parent Common Stock constituting the Merger Consideration, upon issuance in accordance with the terms hereof, will be, validly issued, fully paid and nonassessable. Except as set forth on Section 4.5 of the Parent Disclosure Letter and other than pursuant to the Parent’s equity compensation plans, there are no outstanding, and there have not been reserved for issuance any: (i) shares of capital stock or other voting securities of Parent or its Subsidiaries; (ii) securities of Parent or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent or its Subsidiaries; (iii) options or other rights to acquire from Parent or its Subsidiaries, or obligations of Parent or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of Parent or its Subsidiaries, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of Parent or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Parent Securities”). There are no outstanding obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries are bound relating to the voting, purchase, transfer or registration of any shares of capital stock of Parent or any of its Subsidiaries or preemptive rights with respect thereto.

4.6 Parent SEC Reports.

(a) Parent has timely filed with or otherwise furnished (as applicable) to the SEC all forms, reports, schedules, statements, certifications and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since July 26, 2008 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Parent SEC Reports”). No Subsidiary of Parent is required to make any filings with the SEC. As of their respective dates, the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Parent maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii)

transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Parent maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) necessary in order for the Chief Executive Officer and Chief Financial Officer of Parent to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Parent’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports.

(d) Since July 26, 2008, Parent has not received any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in Parent’s internal controls over financial reporting. The terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 112, as in effect on the date hereof.

(e) Parent has provided or made available to the Company copies of all correspondence sent to or received from the SEC by Parent or its Subsidiaries or their respective counsel or accountants since July 26, 2008. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Reports.

(f) The audited consolidated financial statements included in the Parent Form 10-K and the unaudited consolidated interim financial statements included in Parent’s quarterly report on Form 10-Q for the quarter ended April 25, 2009 (including any related notes and schedules) and the other financial statements included in Parent SEC Reports fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal year-end adjustments not material in amount). The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects, reflect only actual transactions and are maintained in accordance with GAAP.

(g) Since July 26, 2008, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any Subsidiary of Parent, has reported to Parent’s chief legal counsel or Chief Executive Officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(h) Since July 26, 2008, to the knowledge of Parent, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its Subsidiaries.

(i) There are no liabilities or obligations of Parent or any of its Subsidiaries (whether accrued, contingent, absolute, determined or determinable) other than: (i) liabilities or obligations disclosed or provided for in the unaudited consolidated balance sheet of the Company as of April 25, 2009 or disclosed in the notes thereto (the “Parent Current Balance Sheet”); (ii) liabilities or obligations incurred after April 25, 2009 in the ordinary course of Parent’s business that are not individually or in the aggregate material to Parent and its Subsidiaries, taken as a whole; (iii) liabilities incurred in connection with the transactions contemplated by this Agreement or disclosed on Section 4.6 of the

Parent Disclosure Letter; (iv) liabilities under any agreement, lease, note, mortgage, indenture or other obligation of Parent or any of its Subsidiaries, which is not in violation of the terms of this Agreement; and (v) other liabilities that are not, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(j) The consolidated financial statements of Parent for all periods commencing after February 4, 2007 are in material compliance with the requirements of the FIN 48 and Parent and its Subsidiaries have provided or made available to the Company any and all of their respective accounting work papers with respect to compliance with the FIN 48 that the Company or its Representatives have reasonably requested.

4.7 Absence of Certain Changes or Events. Since July 26, 2008, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice. From July 26, 2008 thru the date of this Agreement, there has not been any event, occurrence or development that has had, either individually or in the aggregate, a Parent Material Adverse Effect.

4.8 Title to Properties. Parent or one of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material personal and real property shown to be owned by them on the Parent Current Balance Sheet, free and clear of all Liens, except for Permitted Liens or other imperfections of title, if any, that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect. All material personal property shown to be owned by Parent and its Subsidiaries on the Parent Current Balance Sheet have been maintained in accordance with Parent’s and its Subsidiaries’ normal practices and are in usable condition for the operation of Parent’s and its Subsidiaries’ businesses, ordinary wear and tear excepted.

4.9 Tax Matters. Parent has timely filed all Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects. Except as set forth on Section 4.9 of the Parent Disclosure Letter, all material Taxes due and payable by Parent (whether or not shown on such Tax Returns) have been fully paid or properly accrued in accordance with GAAP. There are no audits, claims, deficiencies, assessments, levies, administrative or judicial Proceedings pending, or to Parent’s knowledge threatened, against Parent by any taxing authority. As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.10 Material Contracts.

(a) All agreements, contracts and understandings that are required to be described in the Parent SEC Reports or required to be filed as exhibits thereto (the “Parent Contracts”) have been described or filed as required.

(b) Each of the Parent Contracts is a valid and binding obligation of Parent (or the Subsidiaries of Parent party thereto), and to Parent’s knowledge, the other parties thereto, enforceable against Parent and its Subsidiaries and, to Parent’s knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors’ rights generally and by general principles of equity.

(c) Neither Parent nor any of its Subsidiaries is, nor to Parent’s knowledge is any other party, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any of its Subsidiaries’ action or inaction or, to Parent’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Contract to which Parent or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.11 Litigation. There is no Proceeding pending or, to Parent’s knowledge, threatened (or any basis therefor known to Parent) against Parent or any of its Subsidiaries or their respective assets or properties, or their respective officers and directors, in their capacity as such, before or by any court, arbitrator or Governmental Entity that, if settled or adversely determined, might reasonably be expected to result in a settlement or judgment in an amount in excess (including reasonable attorneys’ fees) of $500,000 or which challenges this Agreement or the Parent Transaction Documents or the transactions contemplated hereby or thereby. There is no unsatisfied judgment or award, decision, decree, injunction, rule or order of any Governmental Entity, court or arbitrator outstanding against Parent or any of its Subsidiaries that might materially and adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement and the Parent Transaction Documents.

4.12 Benefit Plans.

(a) None of Parent, its Subsidiaries, any of their respective ERISA Affiliates or any of their respective predecessors currently, or at any time in the past six years, contributed to, contributes to, has been required to contribute to, participated in or participates in or in any way, directly or indirectly, has or had any liability with respect to any plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or subject to Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Section 4063, 4064 or 4069 of ERISA.

(b) Each stock option granted by Parent (i) has an exercise price at least equal to the fair market value of Parent’s common stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no such option has had its exercise date or grant date delayed or “back-dated” and (iii) all such options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP.

4.13 Compliance with Laws; Permits.

(a) Parent and each of its Subsidiaries are in compliance in all material respects with all Laws applicable to Parent and its Subsidiaries. Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, to Parent’s knowledge, neither Parent nor any of its Subsidiaries is under investigation with respect to, nor has Parent nor any of its Subsidiaries been threatened to be charged with or been given notice of any violation of, any applicable Law.

(b) (i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits necessary for Parent and each of its Subsidiaries to carry on their respective businesses as currently conducted and (ii) neither Parent nor any of its Subsidiaries has received notice that the Person issuing or authorizing any such Permit intends to terminate or will refuse to renew or reissue any such Permit upon its expiration.

(c) Since July 26, 2008, each of the Company and its Subsidiaries has been and are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

4.14 Environmental Matters. Except as set forth on Section 4.14 of the Parent Disclosure Letter or as would not have, either individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries are in compliance with all applicable Environmental Laws.

(b) Each of Parent and its Subsidiaries has all Permits necessary for the conduct of its business and operations which are required under applicable Environmental Laws and each of Parent and its Subsidiaries is in full compliance with the terms and conditions of all such Permits.

(c) Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity or other Person of any pending actual or threatened Environmental Liabilities of Parent or any Subsidiary of Parent.

(d) To the knowledge of Parent, there are no conditions existing at any site formerly or currently owned or occupied by Parent or its Subsidiaries, nor any site at which Hazardous Substances may have been transported or disposed by Parent or its Subsidiaries, that constitute, or which with the giving of notice or the passage of time or both, may constitute material Environmental Liabilities requiring remedial or corrective action, removal or closure pursuant to the Environmental Laws for which Parent or any of its Subsidiaries could be liable.

4.15 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub for which the Company could become liable or obligated.

4.16 Sufficient Funds. Parent’s available cash will be sufficient to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses for which Parent and Merger Sub will be responsible.

4.17 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement. All shares of capital stock of Merger Sub are owned directly by Parent.

4.18 No Material Misstatement or Omission. No representation or warranty by Parent or Merger Sub in this Agreement and no information contained in the Parent Disclosure Letter contains any untrue statements of a material fact or omits to state any material fact necessary in order to make the statement made herein or therein, in light of the circumstances under which they were made, not misleading.

4.19 Ownership of Company Common Stock. For the period beginning three years prior to the date hereof, neither Parent nor Merger Sub has “owned” (as defined in Section 203) or “beneficially owned” (as defined in the Rights Agreement or Article Eleventh) any shares of Company Common Stock.

4.20 Affiliated Transactions. Parent has no knowledge that any current or former officer, director, stockholder or Affiliate of Parent or any of its Subsidiaries is a party to any material agreement, contract, commitment or transaction with Parent or any of its Subsidiaries or has any material interest in any material property used by Parent or any of its Subsidiaries or in a Person that is a party to any material Parent Contract.

4.21 Labor and Employment Matters. To the knowledge of Parent, Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining and the WARN Act and any comparable state statute or regulation.

4.22 No Other Representations and Warranties. Except for the representations and warranties contained in Article III of this Agreement, neither Parent nor Merger Sub has relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any information provided to or made available to Parent or Merger Sub in connection with the transactions contemplated hereunder.

ARTICLE V
CERTAIN PRE-CLOSING COVENANTS

5.1 Conduct of the Business of the Company. The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement and continuing until the Effective Time, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by Law, (iii) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or (iv) as set forth on Section 5.1 of the Company Disclosure Letter, the Company (A) shall conduct its business in all material respects only in the ordinary course of business, consistent with past practice, and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to (i) preserve their business organization intact, preserve the Company Contracts in force and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, officers, employees, business associates and consultants, (ii) maintain and keep material properties and assets in good repair and condition, (iii) maintain in effect all material governmental Permits pursuant to which the Company or any of its Subsidiaries currently operates and (iv) maintain and enforce all Company Intellectual Property Rights; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision, and (B) shall not, and shall cause each Subsidiary not to, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, sell, purchase or redeem any shares of its or any Subsidiary’s capital stock or any Company Security (other than pursuant to the terms of any Company Plan or any awards made under the Company Equity Plans), (B) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (C) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary to its parent, (D) amend or otherwise change its or any Subsidiary’s certificate or articles of incorporation or bylaws (or equivalent organizational documents), (E) make any acquisition of, or investment in, assets (other than the purchase of supplies or inventory in the ordinary course of business, consistent with past practice) or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of related transactions for an aggregate purchase price or prices, in excess of $250,000, other than in the ordinary course of business, consistent with past practice, or (F) enter into any agreement with respect to the voting of the capital stock of the Company;

(ii) incur any Indebtedness or sell, lease, sublease, license or permit to be subject to any Lien, other than a Permitted Lien, or otherwise dispose of any of its material properties or assets (including, without limitation, any Company Owned Real Property or any Company Ground Leased Property);

(iii) (A) enter into any new line of business or make or agree to make any new capital expenditure in excess of $250,000 or that, in the aggregate, are in excess of $500,000, other than in the ordinary course of business, consistent with past practice, (B) except in the ordinary course of business, consistent with past practice, modify, amend or terminate any material contract to which the Company or any of its Subsidiaries is a party or knowingly waive, release or assign any material rights or claims thereunder, or (C) dispose of, grant or permit to lapse any material Company Intellectual Property Rights or dispose of or disclose to any Person, other than to Representatives of the Company or Parent, any material trade secret;

(iv) discharge, settle, compromise, assign or satisfy any claim, whether or not pending before a Governmental Entity, (A) outside of the ordinary course of business, consistent with past practice, or (B) except where such discharge, settlement, compromise or satisfaction of any claim would result in payments (individually and not in the aggregate), net of insurance, by the Company or any of its Subsidiaries of less than $250,000;

(v) (A) except (1) to the extent required by applicable Law or by written agreements or Company Plans existing prior to the date of this Agreement that have been disclosed or made available to Parent or (2) for ordinary course salary increases, bonuses or other compensation granted to non- officer employees, grant or announce any stock option, equity or incentive awards or the increase in the salaries, bonuses or other compensation and benefits payable by the Company or any of its Subsidiaries to any of the employees, officers, directors or consultants of the Company or any of its Subsidiaries, (B) hire any new employees, except in the ordinary course of business consistent with past practice with respect to employees with an annual base salary not to exceed $100,000, (C) except to the extent required by applicable Law or by any existing Company Plan or written agreement existing on the date of this Agreement that has been disclosed or made available to Parent or in the ordinary course of business (other than in connection with a Company-instituted reduction in force) consistent with past practice for non-officer employees, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other material employee benefit to any employee, officer, director or consultant of the Company or any of its Subsidiaries, whether past or present, (D) except to the extent required by applicable Law or by any existing Company Plan or written agreement existing on the date of this Agreement that has been disclosed or made available to Parent, enter into or amend any contract of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base rate of salary not to exceed $100,000 or (E) enter into or adopt any new, or materially increase benefits under or renew (other than automatic renewals pursuant to an existing Company Plan or written agreement existing on the date of this Agreement), amend or terminate any existing, Company Plan or benefit arrangement or any collective bargaining agreement;

(vi) except as required by GAAP or under applicable Law and as concurred with by the Company’s independent auditors, make any material change in accounting methods, principles or practices;

(vii) enter into any contract that limits or otherwise restricts the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto from engaging or competing in any line of business or product line or in any geographic area (excluding any marketing agreement relating to cross-promotional campaigns with third parties made in the ordinary course of business consistent with past practice);

(viii) make, revoke or amend any Tax election, adopt or change any method of accounting, extend or waive the application of any statute of limitation regarding the assessment or collection of any Tax, settle or compromise any Tax liability or refund or file any amended Tax Return; or

(ix) authorize any of, or commit or agree to take any of, the foregoing actions other than as provided for in this Section 5.1.

5.2 No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

5.3 Certificates. The Company, Parent and Merger Sub shall execute and deliver to each of O’Melveny & Myers LLP, counsel to the Company, and, Proskauer Rose LLP, counsel to Parent and Merger Sub, certificates substantially in the forms attached hereto as Exhibit C and Exhibit D, respectively, at such time or times as reasonably requested by each law firm in connection with its delivery of the opinion referred to in Section 7.3(d) or Section 7.2(c), as the case may be.

5.4 Certain Actions. Prior to the Effective Time, neither the Company, Parent, Merger Sub nor any of their respective Affiliates shall take or agree to take any action that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 Registration Statement; Proxy/Prospectus.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement” and the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company as the Merger Consideration. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all actions reasonably required under any applicable federal securities Laws or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Exchange Act the Proxy/Prospectus to its stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to the Company’s stockholders the Proxy/Prospectus in light of the date set for the Stockholders’ Meeting. No filing of, or amendment of or supplement to, the Proxy Statement shall be made by the Company, and no filing of, or amendment or supplement to, the Registration Statement shall be made by Parent, in each case, without the prior written consent of the Company and Parent, such consent not to be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) The Company and Parent represent that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy/Prospectus (or any amendment thereof or supplement thereto) is first mailed or made available to the stockholders of the Company or (iii) the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent, or any of their respective Subsidiaries, or their respective officers or directors, or any of their holders of capital stock, is discovered by a party which should be set forth in an amendment of or a supplement to the Registration Statement or Proxy Statement so that such document does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, such party shall promptly inform the other party and Parent and the Company shall promptly file with the SEC any such amendment or supplement to the Registration Statement, respectively. Parent and the Company shall use reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable and shall, as required under applicable Law, disseminate the information contained in such amendment or supplement to Company stockholders.

(d) Each of Parent and the Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the transactions contemplated herein to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.2 Meeting of Company Stockholders; Board Recommendation.

(a) Meeting of Company Stockholders. The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable following the distribution of the definitive Proxy/Prospectus to its stockholders. Subject to Section 6.2(c), the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. The Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its stockholders in advance of a vote on this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy/Prospectus) there are insufficient shares of Company Common Stock voting in favor of the adoption of this Agreement or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting; provided, however, that, unless this Agreement shall be terminated in accordance with its terms, the Company shall be obligated to call, give notice of, convene and hold the Stockholders’ Meeting, and submit this Agreement to its stockholders for adoption, regardless of the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or of any Change of Recommendation.

(b) Board Recommendation. Except to the extent expressly permitted by Section 6.2(c): (i) the Board of Directors of the Company has and shall recommend that its stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting, (ii) the Proxy/Prospectus shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Board Recommendation, or approve or adopt or propose publicly to approve or adopt any Acquisition Proposal.

(c) Change of Board Recommendation. Prior to the adoption of this Agreement by the Company’s stockholders and subject to compliance by the Company with Section 6.4, the Board of Directors of the Company may withhold, withdraw, qualify or modify the Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of this Agreement (any of the foregoing, a “Change of Recommendation”), if, subject to compliance by the Company with this Section 6.2 and Section 6.4, the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the Company’s Board of Directors under applicable Law; provided, however, that (A) no Change of Recommendation may be made in response to a Superior Proposal (i) until after at least four Business Days following Parent’s receipt of written notice from the Company advising that the Board of Directors of the Company intends to take such action in response to the receipt by the Company of a Superior Proposal, attaching the most current version of any proposed agreement or a writing containing a summary of the material terms of any such proposal and the identity of the offeror, and (ii) unless Parent or Merger Sub does not make, within such four Business Day period, an offer that is at least as favorable to the stockholders of the Company, as determined by the Board of Directors of the Company in good faith (after consultation with its financial advisor), as such Superior Proposal (it being understood that the Company shall not make a Change of Recommendation during such four Business Day period, and that any amendment to the economic terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three Business Day period) and (B) no Change of Recommendation may be made other than in response to a Superior Proposal (i) until after at least four Business Days following Parent’s receipt of written notice from the Company advising that the Board of Directors of the Company intends to take such action, attaching a written explanation of the reasons for such action, and (ii) unless Parent or Merger Sub does not make, within such four Business Day period, a proposal to change the terms of this Agreement that would permit the Board of Directors of the Company not to make a Change of Recommendation (it being understood that the Company shall not make a Change of Recommendation during such four Business Day period).

(d) Nothing contained in this Section 6.2 or Section 6.4 shall prohibit the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or from making any related disclosure to the Company’s stockholders if the Company’s Board of Directors determines, after consultation with the Company’s outside legal counsel, that failure to take such action would create a reasonable possibility of a violation of applicable Law; provided, however, that the Board of Directors of the Company shall not, except as expressly provided in Section 6.2(c), effect a Change in Recommendation or approve or recommend or propose publicly to approve or recommend an Acquisition Proposal.

6.3 Access to Information; Confidentiality. Subject to applicable Law, each of Parent, Merger Sub and the Company will provide and will cause their respective Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Representatives”) to provide, as Parent, Merger Sub or the Company may reasonably request, during normal business hours and upon reasonable advance notice, access to their respective offices, employees, customers, suppliers, properties, books and records (so long as such access does not unreasonably interfere with the operations of Parent, Merger Sub or the Company, as applicable), cause a violation of any agreement to which such party or any of their respective Subsidiaries is a party, cause a risk of loss of privilege or trade secret protection to which such party or any of its respective Subsidiaries or would cause a violation of any applicable Law. With respect to any information disclosed pursuant to this Section 6.3, each of the parties shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the confidentiality agreement, dated March 19, 2009, previously executed by the Company and Parent (the “Confidentiality Agreement”).

6.4 No Solicitations of Transactions. Neither the Company nor any of its Subsidiaries nor any of the Representatives of the Company or its Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly induce or knowingly encourage or take any other action that would reasonably be expected to lead to the submission of any Acquisition Proposal, (b) participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any Person any information with respect to, or facilitate or take any other action with respect to any inquiry or any proposal that constitutes or that would reasonably be expected to lead to an Acquisition Proposal, (c) amend or grant any waiver or release under, and use its commercially reasonable efforts to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, unless failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the Company’s Board of Directors under applicable Law, as determined in good faith by the Company’s Board of Directors after consultation with the Company’s outside legal counsel, or (d) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract (other than a confidentiality agreement) relating to any Acquisition Proposal; provided, however, that (i) the Company may furnish information to, or enter into discussions or negotiations with, any Person that makes an Acquisition Proposal that does not result from a breach of this Section 6.4, if, prior to taking such action, the Company shall have received from such Person an executed agreement relating to the confidentiality of information to be provided to such Person (a copy of which shall be provided to Parent promptly after its execution); and provided, further, that such confidentiality agreement shall be no less favorable to the Company than the provisions of the Confidentiality Agreement (excluding the standstill provisions in the Confidentiality Agreement) and all information provided to such Person if not previously provided or made available to Parent shall be promptly provided or made available to Parent, and (ii) after having complied with the requirements of Section 6.2 and this Section 6.4, the Board of Directors of the Company may approve, adopt, recommend or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal that does not result from a breach of Section 6.2 or this Section 6.4, if and only to the extent that, (A) in such case referred to in clause (i), if the Board of Directors of the Company has determined in good faith after consultation with its financial advisor and the Company’s outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal; and (B) in the case referred to in clause (ii) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and the Company’s outside legal counsel) that such Acquisition Proposal is a Superior Proposal. The Company shall provide prompt (but in any event within 36 hours) written notice to Parent of (y) the receipt of any such Acquisition Proposal and any material modification or amendment to an Acquisition Proposal and (z) the identity of the party making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal (including a copy thereof, including any draft agreements or term sheets submitted to the Company or its Representatives in connection therewith), and the Company shall continue to keep Parent reasonably informed on a reasonably prompt basis of the status of any such Acquisition Proposal and shall provide Parent with copies of all written inquiries and correspondence with respect to such Acquisition Proposal submitted to the Company or its Representatives no later than 36 hours following the receipt thereof. If the Board of Directors of the Company determines that any such Acquisition Proposal constitutes a Superior Proposal, the Company shall promptly (but in any event within 36 hours) provide written notice thereof to Parent. For a period of not less than four Business Days after receipt by Parent from the Company of such notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement so that the Company would be able to proceed with the Board Recommendation to its stockholders without making a Change of Recommendation in respect of such Superior Proposal. The Company and its Subsidiaries and their Representatives shall, and the Company shall instruct and cause its Representatives to, immediately cease and cause to be terminated immediately any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall instruct any Person (other than Parent or Merger Sub) in possession of non-public information with respect to the Company or any of its Subsidiaries that was heretofore furnished by or on behalf of the Company or any of its Subsidiaries with respect to any possible Acquisition Proposal or other possible significant transaction, to return or destroy promptly after the date of this Agreement (and ensure destruction of) all such information.

6.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will (and will cause its Affiliates to) use reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Persons, including responding to additional inquiries or requests for additional information from any Governmental Entity; provided, however, that in no event shall Parent, the Company or any of their respective Affiliates be obligated to sell, transfer or otherwise divest any of its or any of its Subsidiaries’ assets, properties or businesses (including assets, properties or businesses which were assets, properties or businesses of the Company or any Subsidiary thereof prior to the Effective Time) or enter into any agreements providing for any such sale, transfer or other divesture or restricting or limiting in any way or to any extent the Company or its Subsidiaries or Affiliates from engaging in any business anywhere in the world. Each party shall also (and will cause its Affiliates to) refrain from taking, directly or indirectly, any action (including making acquisitions), that would be reasonably likely to result in a failure of any of the conditions to the Merger in this Agreement being satisfied or materially restrict such party’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (at Parent’s sole expense) provide such cooperation as may be reasonably requested by Parent in connection with satisfying any condition to financing set out in Parent’s agreements with banks and other lenders, including (in each case, at Parent’s sole expense) (i) upon reasonable advance notice by Parent, participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) using reasonable best efforts to prepare business projections and financial statements (including audited consolidated and consolidating balance sheets and related statements) for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents and execute any such documents, (iii) assisting Parent with its preparation and negotiation of (on behalf of the Company and/or its Subsidiaries) mortgages, Liens and security interests, granting such mortgages, Liens and security interests, assisting Parent in obtaining preliminary title policies, resolving exceptions on such title policies which are objected to by such banks or lenders, assisting Parent with its preparation of, and negotiation related to, pledges in the interests and assets of the Company and some or all of its Subsidiaries, and the granting of such pledges, (iv) allowing Parent and its and its lender’s representatives such access as may be reasonably necessary in connection with such financing; provided, however, that the Company shall not be required to provide any such assistance that would interfere unreasonably with the business or operations of the Company and its Subsidiaries and (v) assisting Parent with its preparation, negotiation and delivery of any guarantees made by the Company and/or its Subsidiaries to be effective as of the Effective Time. Notwithstanding anything to the contrary in this Section 6.5(b), the Company shall not be obligated to enter into any agreement or undertake any obligation or guarantee unless such obligation, agreement or guarantee is only effective after the Effective Time.

6.6 Regulatory Filings.

(a) Without limiting the generality of the obligations of the parties pursuant to Section 6.5 and subject to the proviso in Section 6.5(a), Parent and the Company shall collectively determine whether any action by or in respect of, or filing with, any Governmental Entity by any party hereto or any Subsidiary thereof is required, or any actions, consents, approvals or waivers are required to be obtained from any parties to any contract, in connection with the consummation of the transactions contemplated by this Agreement, and the parties hereto will reasonably cooperate with each other in seeking and obtaining any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. Each of the Company and Parent promptly shall notify and provide a copy to the other party of any written communication received from any Governmental Entity with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing or any such transaction. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the opportunity of the other party to attend or participate. To the extent permitted by applicable Law, the parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party to this Agreement in connection with Proceedings under or related to the HSR Act.

(b) The parties (i) shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act and state securities or applicable Blue Sky Laws in connection with the Merger and (ii) promptly shall prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all reasonable best efforts to obtain all necessary consents from any Governmental Entities necessary to consummate the Merger. The Company and Parent shall promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

(c) Subject to the proviso in Section 6.5(a), Parent and the Company hereby further agree to the prompt use of their respective reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps reasonably necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

6.7 Certain Notices. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other party of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.8 Public Announcements. Except with respect to any Change of Recommendation or other action taken by the Company pursuant to Sections 6.2(c) and 6.4, Parent, Merger Sub and the Company shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case, the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement; provided, however, that each of Parent, Merger Sub and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other party.

6.9 Indemnification of Directors and Officers.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

(b) For six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for the Company that provides coverage for acts or omissions occurring on or prior to the Effective Time (the “D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the Surviving Corporation shall not be required to maintain coverage in an amount in excess of $40,000,000 or pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such coverage; and provided, further, that if any annual premium for such insurance coverage exceeds 200% of such annual premium, Parent shall obtain a policy the Surviving Corporation reasonably believes has the greatest coverage available for a cost not exceeding such amount. Parent may satisfy its obligations under this Section 6.9(b) by purchasing a “tail” policy from an insurer with the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each person currently covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

(c) Parent shall cause the Surviving Corporation to cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement. The obligations of the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.9 applies shall be third-party beneficiaries of this Section 6.9 with full rights of enforcement as if a party hereto).

(d) The provisions of this Section 6.9 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.

6.10 Company 401(k) Plans; Benefits.

(a) If requested by Parent at least five days prior to the Effective Time, the Company shall terminate any and all Company Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, effective not later than the day immediately preceding the Effective Time. If Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Board of Directors of the Company (the form and substance of which shall be subject to review and approval, which will not be unreasonably withheld, by Parent) not later than the day immediately preceding the Effective Time.

(b) With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, in the event there is a change in the health or welfare benefit plans in which any Continuing Employee is eligible to participate following the Effective Time and subject only to any required approval of the applicable insurance provider, if any, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year in which the Closing Date occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) Parent shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, determination of level of vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company (or predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, in which such

Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits or be required under a newly established plan for which prior service is not taken into account for employees of Parent, the Surviving Corporation or the relevant Subsidiary generally.

(d) Notwithstanding anything in this Section 6.10 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Parent Plan, or shall limit the right of Parent to amend, terminate or otherwise modify any Parent Plan following the Effective Time. If (i) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Parent Plan, and (ii) such provision is deemed to be an amendment to such Parent Plan even though not explicitly designated as such in this Agreement, then, solely with respect to such Parent Plan, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

(e) The parties hereto acknowledge and agree that all provisions contained in this Section 6.10 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company or its Subsidiaries, any participant in any Parent Plan or any dependent or beneficiary thereof or (ii) to continued employment with Parent or any of its Affiliates.

6.11 Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3 of the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of Parent Common Stock in exchange for shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger is intended to be an exempt transaction pursuant to Section 16b-3 of the Exchange Act. Prior to the Effective Time, the Board of Directors of Parent or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 of the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company or Parent who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of Parent Common Stock or options in exchange for shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger is intended to be an exempt transaction for purposes of Section 16b-3 of the Exchange Act.

6.12 Further Assurances. Except as otherwise provided in this Agreement, including, without limitation, Sections 6.2(c) and 6.4, prior to the Effective Time, as and when requested by any party hereto and at the other party’s expense, any other party shall use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments (including any third-party consents) and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

6.13 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.14 NASDAQ Listing. Parent shall use reasonable best efforts to cause the Parent Common Stock issuable to the Company’s stockholders pursuant to the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.15 Pay-Off Letter. The Company shall use its commercially reasonable efforts to obtain, and shall cooperate with Parent in its efforts to obtain, no later than three Business Days prior to the Closing Date, a pay-off letter from the Agent (as defined below) under the Company’s Credit Agreement, dated as of September 12, 2007, by and among the Company, each of the Guarantors (as defined in the Credit Agreement), the Revolving Credit Lenders (as defined in the Credit Agreement), the Term Loan Lenders (as defined in the Credit Agreement) and Bank of America,

N.A., in its capacity as administrative agent for the Revolving Credit Lenders and the Term Loan Lenders (the “Agent”), National City Bank, as Syndication Agent, Fifth Third Bank, as Documentation Agent, Citicorp North America, Inc., as Managing Agent, Banc of America Securities LLC, as sole book runner, and Banc of America Securities LLC and National City Bank, as co-lead arrangers (as amended, modified or supplemented through the date hereof, the “Credit Agreement”), in form and substance reasonably satisfactory to Parent, addressed to the Company and Parent and signed by the Agent, (i) setting forth the amounts required to pay off in full at the Closing the Obligations (under and as defined in the Credit Agreement) owing under the Credit Agreement (including, without limitation, the outstanding principal, accrued and unpaid interest and any prepayment or other penalties) and (ii) stating that, upon payment of such amounts, the commitments of the lenders to make loans or other extensions of credit under the Credit Agreement shall be terminated and the Surviving Corporation shall be released from all of its obligations under the Credit Agreement and all related documents, agreements and instruments and all Liens and security interests under the Credit Agreement and each other document and agreement related thereto shall be released, which pay-off letter shall be updated, as necessary, on the Closing Date to specify the aggregate amount of Obligations outstanding as of immediately prior to the Closing, and shall specifically authorize the Company and Parent to file termination statements and release and discharge documents (including, without limitation, termination statements of any and all UCC financing statements filed by the Agent) with respect to any Liens existing pursuant to the Credit Agreement and each agreement, document and instrument related thereto. The Company shall use its commercially reasonable efforts, and shall cooperate with Parent in its efforts, to ensure such pay-off letter also indicates that (i) prior notice of prepayment is waived and (ii) the Agent shall use commercially reasonable efforts to cooperate with and assist Parent and the Company to file or cause to be filed any UCC termination statements, releases or other documents required to effect the release of any Liens under the Credit Agreement.

6.16 Resignations. The Company shall use commercially reasonable efforts to cause each director of the Company and each of its Subsidiaries to deliver to Parent written resignations from such position as director, effective immediately prior to the Effective Time.

6.17 Board Appointment. Prior to the Closing, but having effect immediately following the Effective Time, the Board of Directors of Parent shall adopt a resolution and take all other action necessary to appoint Michael W. Rayden, the Chairman and Chief Executive Officer of the Company, to the Board of Directors of Parent, to serve as a Director of Parent for a term expiring in 2010.

6.18 Certain Actions. After the Effective Time, neither Parent, the Surviving Corporation nor any of their respective Affiliates shall take or agree to take any action that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

ARTICLE VII
CONDITIONS

7.1 Conditions to Obligations of Each Party under this Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Act; Foreign Laws. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any required approval shall have been obtained or the applicable waiting period shall have expired under the antitrust laws of any applicable foreign jurisdictions.

(c) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order that is in effect and permanently enjoins or otherwise prohibits the consummation of the Merger or the transactions contemplated hereby.

(d) No Governmental Action. There shall be no pending Proceeding by any Governmental Entity of competent jurisdiction that seeks to (i) make the Merger illegal, (ii) require Parent, Merger Sub or the Company to divest any portion of the business of Parent, any Parent Subsidiary, the Company or any Company Subsidiary, (iii) impose any material limitation on the ability of Parent or Merger Sub to exercise full rights of ownership with respect to the shares of the Company, including the right to vote such shares on all matters properly presented to the stockholders of the Company, or (iv) otherwise prohibit, restrict or delay consummation of the Merger or impair the contemplated benefits to Parent or to Merger Sub of any transactions contemplated by this Agreement.

(e) Registration Statement; Proxy Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no Proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy Statement shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC and not concluded or withdrawn.

(f) Consents and Approvals. Other than filing the Certificate of Merger pursuant to Section 1.2, all consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Company Material Adverse Effect or Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger), shall have been obtained; provided, however, that the provisions of this Section 7.1(f) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.6 shall have been the cause of, or shall have resulted in, the failure to obtain such consent, approval or authorization.

(g) NASDAQ Listing. The shares of Parent Common Stock issuable to the Company’s stockholders pursuant to the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

7.2 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article III and Section 6.1(b) of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date hereof and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not have, either individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to the foregoing effect.

(c) Tax Opinion. Parent shall have received a written opinion, substantially in the form attached hereto as Exhibit E, from Proskauer Rose LLP, counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and the Company shall have received the opinion referred to in Section 7.3(d). In rendering its opinion pursuant to this Section 7.2(c), Proskauer Rose LLP may rely upon assumptions and the representations and covenants contained in the certificates of the Company, Parent and Merger Sub referred to in Section 5.3.

(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement. Parent shall have received a certificate, dated the date of the Closing and signed by an executive officer of the Company to the foregoing effect.

(e) Resignations. All directors of the Company and each of its Subsidiaries shall have tendered written resignations effective immediately prior to the Effective Time.

7.3 Conditions to the Company’s Obligations. The obligation of the Company to effect the Merger and the other transactions contemplated by this Agreement is also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV and Section 6.1(b) of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date hereof and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not have, either individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to the foregoing effect.

(c) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement. The Company shall have received a certificate, dated the date of the Closing and signed by an executive officer of Parent to the foregoing effect.

(d) Tax Opinion. The Company shall have received a written opinion, substantially in the form attached hereto as Exhibit F, from O’Melveny & Myers LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and Parent shall have received the opinion referred to in Section 7.2(c). In rendering its opinion pursuant to this Section 7.3(d), O’Melveny & Myers LLP may rely upon assumptions and the representations and covenants contained in the certificates of the Company, Parent and Merger Sub referred to in Section 5.3.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

(a) by mutual written consent of the Company and Parent, which consent shall have been approved by action of their respective Boards of Directors;

(b) by written notice of either the Company or Parent, if the Effective Time shall not have occurred prior to December 31, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party (i) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date or (ii) that is in material breach of this Agreement;

(c) by written notice of either Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by written notice of Parent (i) if a Change of Recommendation shall have occurred (it being understood that publicly taking a neutral position or no position other than as permitted by Section 6.2(d) with respect to an Acquisition Proposal shall be deemed to be a Change of Recommendation) or if the Company fails to publicly reconfirm the Board Recommendation if so requested by Parent in writing within ten Business Days following such request (provided such request may only be made in the event the Company has received a public announcement of an Acquisition Proposal or any amendment to an Acquisition Proposal), (ii) if the Company enters into an agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract (other than a confidentiality agreement) with respect to an Acquisition Proposal, (iii) if the Board of Directors of the Company fails to reject an Acquisition Proposal within ten Business Days of receipt of a written proposal related thereto, (iv) if the Board of Directors of the Company shall have approved or recommended any Acquisition Proposal, (v) if there is a willful and material breach of Section 6.4, or (vi) if the Board of Directors of the Company shall have resolved to do any of the foregoing or publicly announced its intention to do so;

(e) by written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that (A) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and (B) has not been or cannot be cured within 30 days after written notice to the Company of such breach and the intention to terminate this Agreement pursuant to this Section 8.1(e) or (ii) if facts exist which render impossible one or more of the conditions set forth in Section 7.1 or Section 7.2 by the Outside Date;

(f) by written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that (A) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) has not been or cannot be cured within 30 days after written notice to Parent of such breach and the intention to terminate this Agreement pursuant to this Section 8.1(f) or (ii) if facts exist which render impossible one or more of the conditions set forth in Section 7.1 or Section 7.3 by the Outside Date;

(g) by written notice of either Parent or the Company if Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof permitted by this Agreement) at which a quorum is present and the vote to adopt this Agreement is taken; or

(h) by written notice of the Company, if the Board of Directors of the Company shall have made a Change of Recommendation in response to a Superior Proposal in accordance with the terms and conditions of Section 6.2(c).

8.2 Effect of Termination.

(a) Limitation on Liability. In the event of the termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement or fraud, and (ii) the Confidentiality Agreement (subject to the terms thereof, and to Section 6.3 to the extent relating to the Confidentiality Agreement), this Section 8.2, Section 8.5 and Article X and with respect to any liabilities or damages incurred or suffered by a party as a result of the failure for any reason of Parent or Merger Sub to effect the Merger and pay the Merger Consideration upon the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 shall remain in full force and effect and survive any termination of this Agreement.

(b) Termination Fee. The Company shall pay to Parent a termination fee (the “Company Termination Fee”) of $5,150,000 plus, to the extent not previously paid pursuant to Section 8.2(c), the Parent Expenses in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if Parent shall terminate this Agreement pursuant to Section 8.1(d) or the Company shall terminate the Agreement pursuant to Section 8.1(h), or (ii) if either party shall terminate this Agreement pursuant to Section 8.1(g) and (A) at the time of termination, an Acquisition Proposal with respect to the Company shall have been publicly announced or made known to the Company or any of its Representatives (and not subsequently withdrawn), and (B) the Company enters into an acquisition agreement with respect to, or consummates, an Acquisition Proposal within 12 months following the date this Agreement is terminated; provided, however, that for purposes of this Section 8.2(b), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “100%.”

(c) Parent Expenses. The Company shall pay to Parent the Parent Expenses if this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(d).

(d) Payments. Any payment required to be made pursuant to Sections 8.2(b)(i) or 8.2(c) shall be made within two Business Days after the termination of this Agreement. Any payment required to be made pursuant to Section 8.2(b)(ii) shall be made concurrently with the consummation of the Acquisition Proposal giving rise to such payment. In no event shall payment of more than one Company Termination Fee be made. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

(e) Acknowledgement. The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.2, and in order to obtain the payment, Parent commences a suit which results in a judgment against the Company for the payments set forth in this Section 8.2, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate of Citibank, N.A. in effect on the date the payment was required to be made. Nothing contained in this Section 8.2 shall limit Parent’s rights and remedies at law or in equity in connection with a breach of this Agreement by the Company.

8.3 Amendment. This Agreement may be amended by the mutual agreement of the parties hereto at any time prior to the Effective Time only by an instrument in writing signed by the parties hereto; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment to this Agreement shall be made that by Law or the rules of the NYSE requires further approval by the stockholders of the Company without such further approval by such stockholders.

8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Fees and Expenses. Subject to Sections 6.5(b), 6.12, 8.2(b) and 8.2(c), all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

ARTICLE IX
DEFINITIONS

9.1 Definitions. For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, indication of interest, offer or proposal for a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company in which a Person acquires 20% or more of any class of voting securities of the Company, or any direct or indirect purchase or other acquisition by a Person, together with its Affiliates, of, or a series of transactions to purchase or acquire, 20% or more of the consolidated assets or revenues of the Company and its Subsidiaries or 20% or more of any class of voting securities of the Company or any of its Subsidiaries or any resulting parent company of the Company or any combination of the foregoing.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agent” has the meaning set forth in Section 6.15.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Transaction” means any transaction involving an Acquisition Proposal from a third party.

“Article Eleventh” has the meaning set forth in Section 3.27.

“Blue Sky Laws” has the meaning set forth in Section 3.4.

“Board Recommendation” has the meaning set forth in Section 3.3(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York in the United States of America.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificates” has the meaning set forth in Section 2.2(b).

“Change of Recommendation” has the meaning set forth in Section 6.2(c).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Contract” shall mean any: (i) contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) contract containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or otherwise materially restricting the business of the Company or any of its Subsidiaries, industry or geographical area (other than agreements with respect to real property or any marketing agreement relating to cross-promotional campaigns with third parties made in the ordinary course of business consistent with past practice); (iii) contract that creates a partnership or joint venture with respect to any business of the Company; (iv) contracts with the Company’s top 20 suppliers based upon dollar volume during the year ended January 31, 2009; (v) contract that, individually or in the aggregate, would or would reasonably be expected to prevent, materially delay or materially impede the Company’s or any of its Subsidiaries’ ability to consummate the transactions contemplated by this Agreement, including, without limitation, any material contract with a “change of control”

provision; (vi) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness, whether secured or unsecured; (vii) contract for the sale of any of the Company’s assets after the date hereof outside of the ordinary course of business, consistent with past practice; (viii) collective bargaining agreement; (ix) settlement or conciliation agreement or similar agreement with a Governmental Entity or order or consent of a Governmental Entity to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries; (x) Company IP Contracts; (xi) leases for Company Leased Real Property; (xii) broker, distributor, dealer, agency, promotion, market research, consulting or advertising agreement which involves payments by the Company of more than $250,000 singly and $500,000 in the aggregate; (xiii) agreement with an independent contractor or consultant, which involves aggregate annual payments of more than $250,000; (xiv) any employment contract, non-competition agreement or similar contractual agreement with the Company’s present or former officers, directors, employees or stockholders, or Persons related to one or more of or Affiliated with any of the foregoing; (xv) agreement or commitment for capital expenditures providing for payments in excess of $250,000 singly and $500,000 in the aggregate; (xvi) agreement relating to the rental or use of equipment, involving payment of fixed or contingent rentals or sums in excess of $250,000 per annum; (xvii) agreement not made in the ordinary course of business, consistent with past practice that is material to the Company; and (xviii) other contract, agreement, commitment or understanding (other than this Agreement, purchase orders for the purchase of inventory or real property leases) under which the Company or any of its Subsidiaries has made, is reasonably likely to make, has received or is reasonably likely to receive, payments in excess of $250,000 or the termination or breach of which, or failure to obtain consent in respect of, is reasonably likely to be material; provided, however, that a Company Plan shall not be a Company Contract.

“Company Current Balance Sheet” has the meaning set forth in Section 3.6(i).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Equity Plans” has the meaning set forth in Section 2.4(a).

“Company Financial Advisor” has the meaning set forth in Section 3.22.

“Company Form 10-K” has the meaning set forth in Article III.

“Company Ground Leased Property” means a Company Leased Real Property that consists of one or more parcels of land and the improvements thereon.

“Company Intellectual Property Rights” means all Intellectual Property Rights that are currently used in or held for use in the Company’s and/or any of its Subsidiaries’ businesses.

“Company IP Contracts” means all contracts, licenses and other agreements to which the Company or any of its Subsidiaries is a party or otherwise bound (i) granting or obtaining any right to use any intellectual property (other than contracts, licenses or other agreements granting rights to use readily available commercial software having an acquisition price of less than $100,000 in the aggregate for each related set of such contracts, licenses, or other agreements) or (ii) restricting the Company’s or its Subsidiaries’ rights, or permitting other Persons, to use or register any Company-Owned Intellectual Property Rights.

“Company Leased Real Property” has the meaning set forth in Section 3.8.

“Company Material Adverse Effect” means any event, change, development, effect or occurrence that, either individually or in the aggregate with all other events, changes, developments, effects or occurrences, had, or would reasonably be expected to have, a material adverse effect on: (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but excluding any such event, change, development or occurrence resulting from or arising out of (A) any changes in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such changes shall not be excluded), (B) any failure by the Company to meet any published projections, analyst estimates, forecasts or revenue or earnings predictions (provided that the underlying causes of such changes shall not be excluded), (C) changes in Law, GAAP or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board, (D) any stockholder litigation brought or threatened against the Company, any Company officer or any member of the Company’s board of directors in respect of this Agreement or the transactions contemplated hereby, (E) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism that do not have a disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries taken as a whole, (F) general national or international economic, financial or business conditions affecting generally the apparel industry that do not have a disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries taken as a whole and (G) the execution, announcement and performance of this Agreement, or any actions taken, delayed or omitted to be taken by the Company at the written request of Parent or Merger Sub or that Parent or Merger Sub consents to in writing; or (ii) the ability of the Company to consummate the Merger or perform its obligations hereunder.

“Company Options” has the meaning set forth in Section 2.4(a).

“Company-Owned Intellectual Property” means all Intellectual Property Rights owned by the Company and/or any of its Subsidiaries.

“Company Owned Real Property” has the meaning set forth in Section 3.8.

“Company Plan(s)” has the meaning set forth in Section 3.13(a).

“Company Real Property” has the meaning set forth in Section 3.16(b).

“Company Restricted Share” has the meaning set forth in Section 2.4(b).

“Company SEC Reports” has the meaning set forth in Section 3.6(a).

“Company Securities” has the meaning set forth in Section 3.5.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Termination Fee” has the meaning set forth in Section 8.2(b).

“Company Transaction Documents” has the meaning set forth in Section 3.3(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Continuing Employee” means each employee of the Company who continues employment with Parent, the Surviving Corporation or any of their respective Subsidiaries after the Closing Date.

“Credit Agreement” has the meaning set forth in Section 6.15.

“D&O Insurance” has the meaning set forth in Section 6.9(b).

“DGCL” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 1.2.

“Environment” means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

“Environmental Laws” means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including any published judicial or administrative guidance and directives) relating to the injury to, or the pollution or protection of human health and safety or the Environment.

“Environmental Liabilities” means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, Liens, violations, costs and expenses (including attorneys’ and consultants’ fees) of investigation, remediation or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, (A) that are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any real property presently or formerly owned, operated or managed by the Company or any of its past or present Subsidiaries, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Company or any of its past or present Subsidiaries or (iii) the violation of any Environmental Laws or (B) that arise under the Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be deemed a “single employer” with another entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(a).

“FIN 48” has the meaning set forth in Section 3.6(j).

“Foreign Company Plan” has the meaning set forth in Section 3.13(j).

“Former Company Real Property” has the meaning set forth in Section 3.16(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substances” means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any wastes, materials or substances regulated or defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous constituents,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity, under any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.4.

“Indebtedness” shall mean (i) indebtedness for borrowed money or guarantees for any indebtedness of another Person, (ii) outstanding debt securities, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantees of any debt securities of another Person, (iii) “keep well” or other agreements to maintain any financial statement condition of another Person and (iv) any arrangements having the economic effect of any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 6.9(a).

“Intellectual Property Rights” means all intellectual property rights throughout the world, including (i) all rights relating to the protection of inventions, including patents, patent applications and invention disclosures, (ii) all rights related to registered and unregistered trademarks, service marks, trade names, corporate names, logos, trade dress, brand names, designs, packaging, domain names and registrations and applications for registration thereof, together with all goodwill associated therewith, (iii) all rights in works of authorship, copyrightable works, registered and unregistered copyrights, any other rights that may be known as or referred to as moral rights therein, and registrations and applications for registration thereof, (iv) all rights relating to the protection of trade secrets, know-how and proprietary information, (v) all rights relating to the protection of computer software programs and databases, (vi) all rights to obtain renewals, reissues, reexaminations, continuations, continuations-in-part, divisions or other extensions of legal protections pertaining thereto, (vii) all actions and rights to sue at law or in equity for past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and (viii) any right analogous to those set forth herein.

“Inventory” has the meaning set forth on Section 3.21 of the Company Disclosure Letter.

“IRS” means the United States Internal Revenue Service.

“Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, applicable to the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, or their respective properties or assets.

“Liens” means security interests, liens, claims, pledges, options, rights of first refusal, charges, other encumbrances and, with respect to any Company Owned Real Property or any Company

Leased Real Property, covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title thereto.

“Maximum Share Number” has the meaning set forth in Section 2.1(a).

“Measurement Price” means the volume weighted average price per share of Parent Common Stock (rounded to the nearest cent) on the NASDAQ for the 20 consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time (as reported by Bloomberg LP for each such trading day, or, if not reported by Bloomberg LP, any other authoritative source reasonably selected by Parent).

“Measurement Value” has the meaning set forth in Section 2.4(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the preamble hereto.

“NASDAQ” means the NASDAQ Stock Market.

“NYSE” means the New York Stock Exchange.

“Occupancy Agreements” means leases, license agreements, occupancy agreements or other rights of occupancy affecting or relating to a Company Owned Real Property or Company Leased Real Property with respect to which the Company is the landlord or licensor, either pursuant to the agreement or as successor to any prior landlord or licensor (including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” means common stock, par value $.05 per share, of Parent.

“Parent Contracts” has the meaning set forth in the Section 4.10(a).

“Parent Current Balance Sheet” has the meaning set forth in Section 4.6(i).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Expenses” means Parent’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its Representatives and the fees and expenses of any proposed financing for the transactions contemplated by this Agreement; provided, however, that in no event shall the Parent Expenses exceed $1,000,000.

“Parent Form 10-K” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” means any event, change, development, effect or occurrence that, either individually or in the aggregate with all other events, changes, developments, effects or occurrences, had, or would reasonably be expected to have, a material adverse effect on: (i) the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, but excluding any such event, change, development or occurrence resulting from or arising out of (A) any changes in the market price or trading volume of the Parent Common Stock (provided that the underlying causes of such changes shall not be excluded), (B) any failure by Parent to meet any published projections, analyst estimates, forecasts or revenue or earnings predictions (provided that the underlying causes of such changes shall not be excluded), (C) changes in Law, GAAP or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board, (D) any stockholder litigation brought or threatened against Parent, any Parent officer or any member of Parent’s board of directors in respect of this Agreement or the transactions contemplated hereby, (E) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism that do not have a disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries taken as a whole, (F) general national or international economic, financial or business conditions affecting generally the apparel industry that do not have a disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries taken as a whole and (G) the execution, announcement and performance of this Agreement, or any actions taken, delayed or omitted to be taken by Parent at the written request of the Company or that the Company consents to in writing; or (ii) the ability of Parent to consummate the Merger or perform its obligations hereunder.

“Parent SEC Reports” has the meaning set forth in Section 4.6(a).

“Parent Securities” has the meaning set forth in Section 4.5.

“Parent Transaction Documents” has the meaning set forth in Section 4.3(a).

“Permits” means any material governmental licenses, franchises, permits, certificates, consents, orders, approvals, filings or other similar authorizations or notifications required under applicable Law.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and are adequately reserved in accordance with GAAP as shown on the Company Current Balance Sheet or Parent Current Balance Sheet, as applicable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company Leased Real Property or Company Owned Real Property that are not violated by the current use and operation of the Company Leased Real Property or Company Owned Real Property, as applicable; (iv) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to the Company Leased Real Property or the Company Owned Real Property, which do not materially impair the occupancy or use of the Company Leased Real Property or the Company Owned Real Property, as applicable, for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) Liens on goods in transit incurred pursuant to documentary letters of credit; (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (ix) licenses of Intellectual Property Rights.

“Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a Governmental Entity or any department, agency or political subdivision thereof.

“Proceeding” has the meaning set forth in Section 3.12.

“Proxy/Prospectus” has the meaning set forth in Section 6.1(a).

“Proxy Statement” has the meaning set forth in Section 6.1(a).

“Registration Statement” has the meaning set forth in Section 6.1(a).

“Representatives” has the meaning set forth in Section 6.3.

“Rights Agreement” means the Rights Agreement dated as of August 14, 2001, by and between the Company and Equiserve Trust Company, N.A., as amended by the Agreement of Substitution and Amendment of Rights Agreement dated as of November 11, 2003, by and between the Company and American Stock Transfer & Trust Company, as the successor Rights Agent.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” has the meaning set forth in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Section 203” has the meaning set forth in Section 3.25.

“Signage” has the meaning set forth on Section 3.21 of the Company Disclosure Letter.

“Stockholders’ Meeting” has the meaning set forth in Section 6.2(a).

“Subsidiary” means any corporation, company, partnership, organization or other entity of which the securities or other ownership interests having 50% or more of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by an entity or another Subsidiary of such entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (except that references in the definition of “Acquisition Proposal” to “20%” shall be replaced by 100%) made by a third party to enter into an Alternative Transaction that the Board of Directors of the Company determines in its good faith business judgment (after consultation with its financial advisor and the Company’s outside legal counsel) to be (i) more favorable to the Company’s stockholders than the Merger from a financial point of view and (ii) reasonably capable of being consummated, taking into account all financial, legal, regulatory and other aspects of such proposal that the Board of Directors of the Company determines in its good faith business judgment to be relevant.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return, form, declaration, statement or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachments, amendment; or supplements thereto.

“Tax Separation Agreement” has the meaning set forth on Section 3.9 of the Company Disclosure Letter.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“WARN Act” has the meaning set forth in Section 3.18(b).

9.2 Construction.

(a) Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation,” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; and (vii) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

(b) A reference to any Person includes such Person’s successors and permitted assigns.

(c) Any references to “dollars” or “$” means dollars of the United States of America.

(d) For purposes of this Agreement, “knowledge” of a party, or words or phrases of similar import or meaning as used in this Agreement shall mean the knowledge of any of the directors or executive officers of the Company or its Subsidiaries or of Parent or its Subsidiaries, as applicable, and all knowledge that was or would reasonably be expected to have been obtained upon reasonable inquiry by such persons of those management level employees of the Company or its Subsidiaries or Parent or its Subsidiaries, as applicable, whose duties would, in the normal course of the Company’s or any of its Subsidiaries’ affairs or Parent’s or any of its Subsidiaries’ affairs, as applicable, result in such management level employees having knowledge concerning such subject, area or state of affairs.

(e) For purposes of this Agreement, only information that was posted on the Company’s “Project Thailand” electronic datasite hosted by Intralinks prior to the date hereof will be deemed to have been “made available” by the Company to Parent.

ARTICLE X
MISCELLANEOUS

10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 8.1. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (or, if mailed, three days after mailing (or one Business Day if transmitted by national overnight courier), in each case as follows:

Notices to Parent or Merger Sub:

30 Dunnigan Drive
Suffern, New York 10901
Attn: David R. Jaffe, President and Chief Executive Officer
Facsimile No.: (845) 369-4339

with a copy to:

30 Dunnigan Drive
Suffern, New York 10901
Attn: Gene L. Wexler, Esq., Senior Vice President & General Counsel
Facsimile No.: (845) 369-4750

and

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attn: Steven L. Kirshenbaum, Esq.
Facsimile No.: (212) 969-2900

Notices to the Company:

8323 Walton Parkway
New Albany, Ohio 43054
Attn: Michael W. Rayden, Chairman & Chief Executive Officer
Facsimile No.: (614) 775-3519

with a copy to:

8323 Walton Parkway
New Albany, Ohio 43054
Attn: Gregory J. Henchel, Senior Vice President & General Counsel
Facsimile No.: (614) 775-3935

and

O’Melveny & Myers LLP
610 Newport Center Drive
Suite 1700
Newport Beach, CA 92660
Attn: David A. Krinsky, Esq. and Andor D. Terner, Esq.
Facsimile No.: (949) 823-6994

10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger and other transactions contemplated by this Agreement are fulfilled to the extent possible.

10.4 Entire Agreement. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the other documents delivered pursuant hereto and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company; provided that Merger Sub shall remain liable for all of its obligations hereunder notwithstanding any such assignment.

10.6 Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Article II and Section 6.9, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7 No Strict Construction. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

10.8 Governing Law; Consent to Jurisdiction and Venue.

(a) This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State and without reference to conflict of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or any Federal Court of the United States of America sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or Proceeding except in such courts, (ii) agrees that any claim in respect of any such action or Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

10.9 Disclosure Letters. A statement in the body of this Agreement shall control if there is an inconsistency between a statement in the body of this Agreement on the one hand or in the Company Disclosure Letter or the Parent Disclosure Letter on the other hand. Notwithstanding the foregoing sentence, an exception expressly set forth in the Company Disclosure Letter or the Parent

Disclosure Letter with respect to a specifically identified representation, warranty, covenant or agreement or a description of assets, liabilities or other matters shall control over a statement in the body of this Agreement. The statements in the Company Disclosure Letter and the Parent Disclosure Letter relate (i) to the provisions in the section of this Agreement to which they expressly relate and (ii) to the provisions in the Agreement to which the relevance of such statement is readily apparent on its face. In the Company Disclosure Letter and the Parent Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement, (b) the section numbers correspond to the section numbers in this Agreement and (c) inclusion of any item in a disclosure letter (i) does not represent a determination that such item is material or establish a standard of materiality, (ii) does not represent a determination that such item did not arise in the ordinary course of business, (iii) does not represent a determination that the Merger requires the consent of third parties and (iv) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

10.10 Time of the Essence. Time is of the essence regarding all dates and time periods set forth or referred to in this Agreement or any document contemplated by this Agreement.

10.11 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be a complete and adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

10.12 WAIVER OF TRIAL BY JURY. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING UNDER OR CONCERNING THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

*  *  *  *

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement and Plan of Merger on the day and year first above written.

THE DRESS BARN, INC.

By:	/s/ David R. Jaffe
Name:	David R. Jaffe
Title:	President and Chief Executive Officer

THAILAND ACQUISITION CORP.

By:	/s/ David R. Jaffe
Name:	David R. Jaffe
Title:	President and Chief Executive Officer

TWEEN BRANDS, INC.

By:	/s/ Michael W. Rayden
Name:	Michael W. Rayden
Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and disclosure letters to the Merger Agreement have been omitted from this Annex A:

Exhibits
Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation
Exhibit C	Form of Tax Certificate of the Company
Exhibit D	Form of Tax Certificate of Parent and Merger Sub
Exhibit E	Form of Tax Opinion of Proskauer Rose LLP
Exhibit F	Form of Tax Opinion of O’Melveny & Myers LLP

Company Disclosure Letter
Section 2.4(a)	Company Equity Plans
Section 3.1	Organization and Qualification
Section 3.2	Subsidiaries
Section 3.3(b)	Non-Contravention
Section 3.5	Capital Stock
Section 3.6(d)	Internal Controls
Section 3.7	Absence of Certain Changes or Events
Section 3.8	Properties
Section 3.9	Tax Matters
Section 3.10	Material Contracts
Section 3.11(a)	Company-Owned Intellectual Property Rights
Section 3.11(b)	Use of Intellectual Property
Section 3.11(c)	Company Infringement
Section 3.11(d)	Intellectual Property Proceedings
Section 3.11(e)	Third Party Infringement
Section 3.11(f)	Intellectual Property Consents
Section 3.11(g)	Intellectual Property Settlements and Court Orders
Section 3.11(h)	Protection of Confidential Information
Section 3.11(i)	Outbound Intellectual Property Licenses
Section 3.12	Litigation
Section 3.13(a)	Company Employee Benefit Plans
Section 3.13(d)	Post-Retirement Health and Welfare Benefits
Section 3.13(e)	Company Employee Benefit Plan Matters
Section 3.13(g)	409A of the Code
Section 3.13(i)(x)	Company Equity Plans
Section 3.13(i)(y)	Company Options
Section 3.14	Insurance
Section 3.15	Compliance with Laws; Permits
Section 3.16	Environmental Matters
Section 3.17	Affiliated Transactions
Section 3.18(a)	Employees
Section 3.18(b)	Labor and Employment Matters
Section 3.19	Bank Accounts
Section 3.20	Suppliers
Section 3.21	Inventory
Section 5.1	Conduct of the Business of the Company

Parent Disclosure Letter
Section 4.2	Subsidiaries
Section 4.3(b)	Non-Contravention
Section 4.5	Capitalization
Section 4.6(d)	Internal Controls
Section 4.9	Tax Matters
Section 4.20	Affiliated Transactions

ANNEX B

520 Madison Avenue New York, New York 10022 TEL: 212.508.1600 FAX: 212.508.1633 info@pjsolomon.com

June 24, 2009

Board of Directors
Tween Brands, Inc.
8323 Walton Parkway
New Albany, OH 43054

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness to the holders of common stock, par value $.01 per share (“Tween Common Stock”), of Tween Brands, Inc. (“Tween”) from a financial point of view of the consideration proposed to be received by the holders of Tween Common Stock pursuant to the terms of the Agreement and Plan of Merger, substantially in the form of the draft dated June 23, 2009 (the “Agreement”), by and among The Dress Barn, Inc. (“Dress Barn”), a wholly-owned subsidiary of Dress Barn (“Merger Sub”), and Tween.

We understand that the Agreement provides for the merger of Merger Sub with and into Tween, with Tween continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Dress Barn (the “Merger”), and that, upon the effectiveness of the Merger, each issued and outstanding share of Tween Common Stock will be converted into the right to receive 0.470 shares of common stock, par value $.05 per share, of Dress Barn (“Dress Barn Common Stock”), subject to adjustment under certain circumstances (as to which we express no opinion).

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of Tween and Dress Barn;

(ii) reviewed certain internal financial statements and other financial and operating data concerning Tween and Dress Barn prepared by the management of Tween and Dress Barn, respectively;

(iii) reviewed certain financial projections for Tween and Dress Barn, including estimates of certain potential benefits of the proposed business combination, prepared by the management of Tween and Dress Barn, respectively;

(iv) discussed the past and current operations, financial condition and prospects of Tween and Dress Barn with management of Tween and Dress Barn, respectively;

(v) reviewed the reported prices and trading activity of the Tween Common Stock and Dress Barn Common Stock;

(vi) compared the financial performance and condition of Tween and Dress Barn and the reported prices and trading activity of Tween Common Stock and Dress Barn Common Stock with that of certain other comparable publicly traded companies;

(vii) reviewed publicly available information regarding the financial terms of certain transactions we consider comparable, in whole or in part, to the Merger;

(viii) participated in certain discussions among representatives of each of Tween and Dress Barn;

(ix) reviewed the Agreement; and

(x) performed such other analyses as we have deemed appropriate.

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We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. With respect to the financial projections, including the estimates made by the management of Tween and Dress Barn of certain potential benefits of the proposed business combination, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Tween and Dress Barn, respectively. We have not conducted a physical inspection of the facilities or property of Tween or Dress Barn. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of Tween or Dress Barn, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

We have assumed that the final form of the Agreement will be substantially the same as the last draft dated June 23, 2009 reviewed by us. We have also assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the consideration proposed to be received by the holders of Tween Common Stock in connection with the Merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Tween or Dress Barn or the contemplated benefits of the Merger. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such party thereunder.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, June 23, 2009. In particular, we do not express any opinion as to the prices at which shares of either Tween Common Stock or Dress Barn Common Stock may trade at any future time. Furthermore, our opinion does not address Tween’s underlying business decision to undertake the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transactions that might be available to Tween.

We have acted as financial advisor to Tween in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger and a portion of which is payable upon the delivery of this opinion. In the past, we have provided financial advisory services to Tween and have received fees for rendering these services. The issuance of this opinion has been authorized by our fairness opinion committee.

This letter is for the information of the board of directors of Tween in connection with its consideration of the Merger, and may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except as part of a proxy statement relating to the vote of the holders of Tween Common Stock in connection with the Merger. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the consideration to be received by the holders of Tween Common Stock pursuant to the Agreement. This letter does not constitute a recommendation to any holder of Tween Common Stock as to how any such holder should vote or act on any matter relating to the Merger.

Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the consideration proposed to be received by the holders of Tween Common Stock in connection with the Merger is fair from a financial point of view to the holders of Tween Common Stock.

Very truly yours,

PETER J. SOLOMON COMPANY L.P.

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